                                                       RULE NO. 424(b)(1)
                                                      REGISTRATION NO. 333-11041
PROSPECTUS
 [LOGO]
                               4,200,000 SHARES
                         CHICAGO MINIATURE LAMP, INC.
                                 COMMON STOCK

                                 ------------

  Of the 4,200,000 shares of Common Stock offered hereby, 3,065,000 shares are being sold by Chicago Miniature Lamp, Inc. (the "Company") and 1,135,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any of the net proceeds from the sale of the shares being sold by the Selling Shareholders.

  The Company's Common Stock is traded on the Nasdaq National Market under the symbol "CHML". The last reported sales price of the Company's Common Stock as reported on the Nasdaq National Market on October 9, 1996 was $30.75 per share.

  SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                                 ------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION NOR  HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE   SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF  THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
           OFFENSE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                         UNDERWRITING                PROCEEDS
             PRICE TO   DISCOUNTS AND  PROCEEDS TO  TO SELLING
              PUBLIC    COMMISSIONS(1) COMPANY(2)  SHAREHOLDERS
---------------------------------------------------------------
Per Share     $29.50        $1.475       $28.025     $28.025
---------------------------------------------------------------
Total (3)  $123,900,000   $6,195,000   $85,896,625 $31,808,375

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 (1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
 (2) Before deducting estimated expenses of the offering of $600,000, payable by the Company.
 (3) The Company and the Selling Shareholders have granted the Underwriters a 30-day option to purchase up to 630,000 additional shares of Common Stock on the same terms and conditions as set forth above to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $142,485,000, $7,124,250, $98,781,119 and $36,579,631, respectively. See "Principal and
   Selling Shareholders" and "Underwriting."

                                 ------------

  The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain other conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about October 17, 1996, at the offices of Smith Barney Inc., 333 W. 34th Street, New York, New York 10001.

                                 ------------

SMITH BARNEY INC.
                 RAYMOND JAMES & ASSOCIATES, INC.
                                                             MCDONALD & COMPANY
                                                             SECURITIES, INC.

October 10, 1996

PRODUCTS
-------------------------------------------------------------------------------
   LAMPS & ASSEMBLIES          FIBEROPTIC CABLES             LIGHT PIPES

APPLICATIONS
-------------------------------------------------------------------------------
       SNAKELIGHT                  APPLIANCE            AVIATION & AUTOMOTIVE

                               ----------------

  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to (i) the Company are to Chicago Miniature Lamp, Inc. and its subsidiaries, including Alba Speziallampen Holding GmbH ("CML-Alba"); and (ii) Alba are to W. Albrecht GmbH u. Co. KG and certain other entities (collectively "Alba") acquired by the Company effective May 1, 1996 (the "Alba Acquisition"). See "Acquisition of Alba" below. Unless otherwise indicated, the information in this Prospectus gives effect to a three-for-two stock split in the form of a dividend paid on August 27, 1996 and assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Chicago Miniature Lamp, Inc. is a vertically integrated manufacturer and supplier of a wide variety of miniature lighting products comprised primarily of value-added miniature lighting assemblies and miniature bulbs and, to a lesser extent, miniature bulb sockets, automated bulb manufacturing equipment and fiber optic products. The Company's lighting products are used mainly as visual fault or status indicators and for illumination in a wide array of products. Product applications range from "power on" indicators for small household products, such as steam irons, electric blankets and coffee makers, to sophisticated lighting assemblies for automobile message centers and telecommunications status arrays. The Company's products are sold primarily to original equipment manufacturers ("OEMs") in the automotive, electronics and communication, appliance and aviation industries. As a result of recent foreign acquisitions, the Company now markets its products throughout North America and Europe.

  The Company is positioning itself to provide "one stop" lighting solutions for its customers' miniature lighting requirements. The Company's strategy is to operate as a vertically integrated manufacturer producing both discrete lighting components and customized lighting assemblies. Through the Company's acquisitions of leading niche companies, the Company has the ability to design, manufacture and assemble the majority of the components utilized in its miniature lighting products and to provide its customers with a wide range of value-added products and services. The operating and growth components of the Company's business strategy are designed to enhance the Company's presence as a leading manufacturer and supplier of miniature lighting products by augmenting its technology, engineering and design capabilities, broadening its product offerings, providing additional manufacturing facilities and accessing related markets.

  As a result of the Company's operating and growth strategies, net sales increased from $9.0 million for the year ended April 30, 1992 to $57.4 million for the year ended December 3, 1995. In addition, operating income increased from approximately $306,000 for the year ended April 30, 1992 to $12.2 million for the year ended December 3, 1995. The Company's net sales increased from $24.4 million for the six months ended May 28, 1995 to $41.5 million for the six months ended June 2, 1996, representing an increase of approximately 70%, and operating income increased from approximately $4.7 million to $8.2 million over the same period, representing an increase of approximately 74%. The Company believes this growth was primarily the result of successfully implementing the following operating and growth strategies:

OPERATING STRATEGY

  The Company's operating strategy is designed to enhance the Company's presence as a leading manufacturer and supplier of miniature lighting products by augmenting its technology, engineering and design capabilities, broadening its product offerings, providing additional manufacturing facilities and accessing related markets.

  . VERTICAL INTEGRATION. The Company intends to further enhance the vertical integration of its operations by broadening the range of lighting components which it manufactures and uses in its miniature lighting assemblies. By increasing the percentage of Company-manufactured components used in its lighting assemblies, the Company achieves greater control over the quality and cost of such assemblies. The Company's ability to manufacture a wide array of miniature lighting components also enables the Company to make more complex, value-added assemblies, which generally have higher average selling prices per unit and higher margins than discrete miniature lighting components.

  . TECHNOLOGY-DRIVEN PRODUCT INNOVATION. In order to anticipate the changing needs of its customers, the Company pursues the development of technologically advanced and innovative products. The Company encourages close working relationships with its customers by designing and manufacturing lighting solutions in cooperation with its customers to meet their specific needs. The Company believes that it can expand its business by offering new products and entering new niche markets in which it can be one of a few leading suppliers.

  . IMPROVING OPERATING EFFICIENCIES. By focusing its product offerings, the Company achieves significant manufacturing and cost efficiencies. Through integrating and, in certain cases, realigning acquired companies, the Company endeavors to capitalize on the consolidation and, in some instances, the elimination of certain selling and administrative functions. In utilizing Company produced components in its miniature lighting assemblies, the Company can better control its manufacturing costs.

  . RESPONSIVENESS AND QUALITY. The Company believes that responsiveness to customers' "just-in-time" demands and quality are critical factors for success in the miniature lighting industry. The Company strives to improve its manufacturing operations by automating its manufacturing processes wherever possible to reduce costs and increase production capacity. The Company has achieved a preferred supplier designation from several of its most important OEM customers, including Q-1 certification from Ford Motor Company and a Quality Excellence award from Chrysler Corp., and is certified as a QS-9000, ISO 9001 and Euro-Net ISO 9000 and 9001 supplier.

GROWTH STRATEGY

  The Company believes that it is well positioned to continue its growth due to several factors. The increased vertical integration of the Company has provided it with certain cross selling opportunities as acquisitions have expanded the Company's product line to include new, complimentary products. The Company also intends to continue its expansion both domestically and internationally. The Company has been able to identify and acquire established businesses that it believes have well-developed market positions and strong reputations for technology, quality and innovation.

  . INCREASING SALES TO EXISTING AND NEW CUSTOMERS. The Company focuses on expanding its market by designing, developing and marketing "one stop" lighting solutions. The Company intends to position itself as a single-source provider of miniature lighting products and value-added services for its existing and new customers, which the Company believes will distinguish it from its competitors. As the trend toward outsourcing continues, the Company believes its competitive position will be enhanced due to its diverse product line and its specialized service capabilities.

  . AUTOMATING AND EXPANDING MANUFACTURING OPERATIONS. The Company continues to automate its manufacturing operations. Through recent acquisitions, the Company has expanded the number and type of components used in its operations and has obtained the ability to manufacture other lighting-related applications, including fiber optic products. The Company's high speed, bulb manufacturing equipment capability gives it the flexibility to manufacture many categories of bulbs used in its operations, and the Company intends to pursue the production of light emitting diodes ("LEDs").

  . INTERNATIONAL EXPANSION. The Company has identified international markets, primarily Europe, as a major source of potential future growth. The Company intends to focus on Europe because of its size and similarity to the North American marketplace. As a result of the Company's international expansion, including certain foreign acquisitions, the Company operates in Germany, Canada, the United Kingdom, Costa Rica and the Czech Republic.

  . COMPLEMENTARY ACQUISITIONS. Within the miniature lighting and fiber optic industries there are many well known, private companies which produce various lighting related products. As the Company believes that it would be very difficult and expensive to establish the name, reputation, form and function comparable to these companies, the Company has generally used strategic acquisitions to effect its vertical integration strategy. The Company believes that its demonstrated ability to integrate and improve acquired businesses will continue to provide it with significant growth opportunities.

  The Company is incorporated under the laws of the State of Oklahoma. The Company's executive offices are located at 500 Chapman Street, Canton, Massachusetts, 02021, and its telephone number is (617) 828-2948.

ACQUISITION OF ALBA

  Effective May 1, 1996, the Company acquired W. Albrecht GmbH u. Co KG and its interest in certain other affiliated entities (collectively "Alba"). Founded in 1935, Alba is a respected European manufacturer of miniature lighting products, including value-added miniature lighting assemblies, miniature bulbs, bases, bulb sockets, reflectors and light pipes. Alba primarily sells its products to the European OEMs in the automotive and electronics and communication industries. Alba's quality assurance system is according to ISO 9001 and Euro-Net ISO 9000 and 9001 for all departments. Alba has received "A" quality ratings from customers such as VDO, Delco Electronics, Bosch and Eaton Corp. and has the highest quality rating at Mercedes Benz.

  The Company believes that the Alba Acquisition provides the Company with a significant European market presence for its technology and product line and further strengthens the Company's position as a leading manufacturer and supplier of miniature lighting products. The Company will seek to capitalize on the recognized name of Alba to introduce the Company's products in the European market. In addition the Alba Acquisition establishes a platform from which the Company may acquire, restructure and integrate additional complimentary European companies.

  Pro forma for the Recent Acquisitions (as hereinafter defined) and this offering, the Company had approximately $105.1 million in net sales, $11.9 million in operating income and $8.0 million in net income for the year ended December 3, 1995. Pro forma for the Alba Acquisition and this offering, the Company had approximately $52.2 million in net sales, $8.2 million in operating income and $5.8 million in net income for the six months ended June 2, 1996.

                                  THE OFFERING

Common Stock being offered by the Company.....   3,065,000 shares
Common Stock being offered by the Selling
Shareholders..................................   1,135,000 shares
Common Stock to be outstanding after the        18,997,499 shares
offering (1)..................................
Use of proceeds...............................  Repay certain outstanding indebtedness, finance the
                                                purchase and installation
                                                of certain manufacturing
                                                equipment, and for general
                                                corporate purposes,
                                                including possible future
                                                acquisitions.
Nasdaq National Market symbol.................  CHML
--------
(1) Excludes 450,000 shares of Common Stock reserved for issuance upon the exercise of options currently outstanding or available for future grant under the Company's Stock Option Plan.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   FISCAL YEAR ENDED                SIX MONTHS ENDED
                          -------------------------------------  -----------------------
                                                          PRO                      PRO
                                    ACTUAL             FORMA(1)      ACTUAL      FORMA(2)
                          ---------------------------- --------  --------------- -------
                          2/27/94  11/27/94(3) 12/3/95 12/3/95   5/28/95 6/2/96  6/2/96
                          -------  ----------- ------- --------  ------- ------- -------
STATEMENTS OF OPERATIONS
 DATA:
Net sales...............  $24,894    $31,729   $57,402 $105,093  $24,402 $41,527 $52,195
Cost of products sold...   17,860     21,113    36,726   72,072   15,790  27,243  35,440
                          -------    -------   ------- --------  ------- ------- -------
Gross margin............    7,034     10,616    20,676   33,021    8,612  14,284  16,755
Selling, general and ad-
 ministrative expenses..    8,028      7,777     8,462   21,112    3,913   6,109   8,573
                          -------    -------   ------- --------  ------- ------- -------
Operating income
 (loss).................     (994)     2,839    12,214   11,909    4,699   8,175   8,182
Net income (loss).......  $(1,635)   $ 1,110   $ 8,465 $  8,012  $ 2,450 $ 5,374 $ 5,813
                          =======    =======   ======= ========  ======= ======= =======
Earnings (loss) per com-
 mon share..............  $ (0.13)   $  0.09   $  0.61 $   0.49  $  0.20 $  0.34 $  0.35
                          =======    =======   ======= ========  ======= ======= =======
Weighted average shares
 outstanding (4)........   12,496     12,496    13,920   16,516   12,510  15,708  16,516
                          =======    =======   ======= ========  ======= ======= =======

                                                             JUNE 2, 1996
                                                        ------------------------
                                                         ACTUAL   AS ADJUSTED(5)
                                                        --------  --------------
BALANCE SHEET DATA:
Working capital (deficit).............................. $ (4,218)    $ 77,725
Total assets...........................................  103,413      170,171
Short-term debt........................................   27,185       12,000
Long-term debt, less current portion...................    3,354          --
Stockholders' equity...................................   43,589      128,886

--------
(1) Gives effect to the following as if each had occurred on November 28, 1994:
  (i) acquisitions completed during the year ended December 3, 1995 (the "Fiscal 1995 Acquisitions"), (ii) the acquisition of Phoenix Lighting (U.K.) Limited in December 1995 (the "Phoenix Acquisition"), (iii) the Alba Acquisition, and (iv) this offering and the application of the net proceeds to the Company therefrom. The Fiscal 1995 Acquisitions, the Phoenix Acquisition and the Alba Acquisition are collectively referred to herein as the "Recent Acquisitions." See "Use of Proceeds," "Business--Acquisitions" and the Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Prospectus.
(2) Gives effect to the following as if each had occurred on December 4, 1995:
  (i) the Alba Acquisition and (ii) this offering and the application of the net proceeds to the Company therefrom. See "Use of Proceeds," "Business-- Acquisitions" and the Pro Forma Condensed Consolidated Financial Statements of the Company and related notes included elsewhere in this Prospectus.
(3) The Company changed its financial reporting year-end from the last Sunday in February to the Sunday closest to December 1, which resulted in a year containing 39 weeks in 1994.
(4) See Note 2 of the Notes to the Company's Financial Statements for information regarding the calculation of weighted average shares outstanding.
(5) Gives effect to this offering and the application of the net proceeds to the Company therefrom as if this offering had occurred on June 2, 1996. See "Use of Proceeds," "Business--Acquisitions" and the Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                 RISK FACTORS

  Prospective purchasers of the Company's Common Stock should carefully consider the following factors as well as the other information contained in this Prospectus in evaluating an investment in the Company's Common Stock.

GROWTH THROUGH ACQUISITIONS

  The Company's growth strategy includes acquisitions, and the Company intends to seek additional acquisition opportunities. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, secure financing on acceptable terms, complete acquisitions, integrate acquired operations into existing operations or expand into new markets. There can also be no assurance that future acquisitions will not have an adverse effect upon the Company's operating results, particularly in the fiscal quarters immediately following the completion of such acquisitions while the operations of the acquired business are being integrated into the Company's operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by the Company's existing operations, or otherwise perform as expected. In addition, the Company competes for acquisition and expansion opportunities with companies that have substantially greater resources.

INTEGRATION OF THE ALBA ACQUISITION

  The Alba Acquisition is significantly larger than the Company's previous acquisitions and represents a substantial increase in the scope of the Company's business. Alba's net sales for the year ended December 31, 1995 were $24.8 million, and the Company's net sales for the year ended December 3, 1995 were $57.4 million. Successful integration of Alba's operations will depend primarily on the Company's ability to manage Alba's manufacturing operations and to eliminate redundancies and excess costs. There can be no assurance that the Company can successfully integrate Alba and any failure or any inability to do so may have a material adverse effect on the Company's results of operations and financial condition. In addition, as a result of the Alba Acquisition, the Company now operates in Germany and the Czech Republic and makes sales throughout continental Europe. The Company has no previous operating experience in such countries and there can be no assurance that the Company can successfully operate in such countries. Further, although the Company and its advisors conducted due diligence with respect to Alba, there can be no assurance that this due diligence investigation uncovered all material adverse facts relating to the business, results of operations, financial condition and properties of Alba. The discovery of any such facts could have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON CERTAIN INDUSTRIES

  Although the Company's markets are diversified, its business is affected by trends in the industries which use the Company's products. Pro forma for the Alba Acquisition, for the six months ended June 2, 1996, approximately 28% and 26% of the Company's net sales were derived from the sale of miniature lighting components to the automotive industry and the electronics and communication industry, respectively. The automotive industry is cyclical in nature. Any downturn in the automotive industry or the electronics and communication industry could have a material adverse effect on the portion of the Company's business attributable to such industry as well as an adverse effect on the Company's results of operations and financial condition taken as a whole.

DEPENDENCE ON FOREIGN SUPPLIERS

  One of the major components used by the Company in its lighting assemblies is LEDs. Since the Company does not currently manufacture LEDs, it must purchase all of the LEDs it uses or sells. The Company acquires LEDs from several sources. All LEDs used by the Company are currently manufactured in the Pacific Rim. Any event adversely affecting the supply of LEDs could have a material adverse effect on the Company's results of operations and financial condition. See "Business--Manufacturing."

FOREIGN OPERATIONS

  The Company currently manufactures and sells products in certain foreign countries, primarily Germany, the United Kingdom and Canada. The manufacturing costs, profit margins and competitive position of the Company are consequently affected by the strength of the currencies in countries where it manufactures goods relative to the strength of the currencies in the countries where its products are sold. The Company's results of operations and financial condition may be adversely affected by fluctuations in foreign currencies and by translations of the financial statements of the Company's foreign subsidiaries from local currencies into U. S. dollars. In addition, the Company from time to time enters into forward currency contracts under which the Company is required to settle each contract at a future date by exchanging a fixed amount of U.S. dollars or other currency for a fixed amount of a denominated currency. Consequently, to the extent the value of the denominated currency fluctuates relative to the U.S. dollar or such other currency, the Company's financial condition could be materially, adversely affected upon settlement of such contracts depending on a number of factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 6 of Notes to the Company's Financial Statements. Further, the Company's international operations are generally subject to various risks that are not present in domestic operations, including restrictions on dividends and repatriation of funds.

COMPETITION

  The industry in which the Company operates is highly competitive. Most of the Company's competitors offer products in some but not all of the markets served by the Company. The Company competes primarily on the basis of price, product quality, design and engineering, customer service and delivery. Competitors range from large, diversified companies, some of which have substantially greater financial resources than the Company, to small brokers representing Pacific Rim manufacturers. There can be no assurance that the Company will be able to continue to compete successfully in its industry.

DISCRETION IN USE OF PROCEEDS

  A significant portion of the net proceeds of this offering will be added to the Company's working capital and will be available for general corporate purposes, including potential acquisitions. As of the date of this Prospectus, the Company cannot specify with certainty the particular uses for such net proceeds to be added to its working capital and accordingly management will have broad discretion in the application of such net proceeds. The Company currently has no agreements, arrangements or understandings with respect to any particular acquisition, and there can be no assurance that any acquisition will be completed. See "Use of Proceeds." "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Business--Growth Strategy."

DEPENDENCE ON KEY PERSONNEL

  The Company will continue to be dependent to a significant extent upon the efforts and abilities of its Chief Executive Officer and principal shareholder, Mr. Frank M. Ward. The loss of the services of Mr. Ward could have a material adverse effect on the Company. In view thereof, the Company has entered into a three-year employment contract with Mr. Ward. See "Management--Executive Compensation."

CONTROL BY PRINCIPAL SHAREHOLDER AND CHIEF EXECUTIVE OFFICER

  Upon completion of this offering, Mr. Ward, together with members of his immediate family, will beneficially own approximately 53.8% of the outstanding shares of Common Stock. As a result, Mr. Ward, together with such family members, will be able to elect the entire Board of Directors, control the vote on all matters submitted to a shareholder vote and effectively control the Company. See "Principal and Selling Shareholders."

NO DIVIDENDS ANTICIPATED

  The Company intends to retain all future earnings for use in the development of its business and does not anticipate paying any cash dividends in the foreseeable future. In addition, dividend payments may also be restricted by financial covenants contained in the Company's credit facilities. See "Dividend Policy."

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

  From time to time after this offering, there may be significant volatility in the market price for the Common Stock. Operating results of the Company, changes in general economic conditions and the financial markets, or other developments affecting the Company or its competitors could cause the market price for the Common Stock to fluctuate substantially. See "Price Range of Common Stock" and "Dividends."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 18,997,499 shares of Common Stock outstanding. Of these shares, all of the 4,200,000 shares sold in this offering and 4,076,243 shares of Common Stock currently outstanding will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 10,721,256 shares are deemed "restricted shares" as defined by Rule 144 under the Securities Act. Of such shares, 10,557,103 shares are currently eligible for sale pursuant to Rule 144, subject to certain restrictions, and 14,153 and 150,000 shares will become eligible for sale pursuant to Rule 144, subject to certain restrictions in January 1997 and May 1998, respectively. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities. Certain of the Company's executive officers and directors and the Selling Shareholders, who will beneficially own in the aggregate 10,622,006 shares of Common Stock following the completion of this offering, have agreed not to offer, sell, offer to sell, solicit an offer to buy, contract to sell, pledge or grant any option to purchase or otherwise transfer or dispose (or announce any of the foregoing) of any shares of Common Stock, or any securities convertible into or exercisable for Common Stock, without the prior written consent of Smith Barney Inc. for a period of 180 days after the date of this Prospectus. See "Shares Eligible for Future Sale."

                          PRICE RANGE OF COMMON STOCK

  Since the effective date of the Company's initial public offering on June 16, 1995, the Company's Common Stock has been traded on the Nasdaq National Market under the symbol "CHML." The initial public offering price was $8.33 per share. The following table sets forth for the periods indicated the high and low sales prices of the Company's Common Stock as reported on the Nasdaq National Market.

         FISCAL 1995                               HIGH   LOW
         -----------                              ------ ------
         Third Quarter (1)....................... $11.33 $ 8.67
         Fourth Quarter..........................  13.83  10.50
         FISCAL 1996
         -----------
         First Quarter........................... $19.83 $13.33
         Second Quarter..........................  28.17  18.33
         Third Quarter...........................  30.75  19.00
         Fourth Quarter (2)......................  30.75  25.00

--------
(1) For the period from the Company's initial public offering on June 16, 1995 through August 27, 1995 (the end of the third quarter of the year ended December 3, 1995).
(2) For the period from September 2, 1996 through October 9, 1996.

  The last reported sales price of the Company's Common Stock on October 9, 1996 on the Nasdaq National Market was $30.75 per share. The Company believes that as of October 9, 1996, the number of beneficial owners of the Company's Common Stock was approximately 1,900.

                                DIVIDEND POLICY

  The Company does not intend to pay dividends in the foreseeable future as it intends to retain any earnings for the operation and expansion of its business. In addition, the payment of cash dividends by the Company may be subject to certain restrictions under its loan agreements. Any determination to pay dividends in the future will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by the Company's Board of Directors. In addition, dividend payments may also be governed in the future by financial covenants set by lenders.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,065,000 shares of Common Stock offered by it hereby are estimated to be approximately $85.3 million (approximately $98.2 million if the Underwriters' over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and expenses payable by the Company estimated at $600,000. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders.

  Of these net proceeds, the Company will use approximately $10.2 million to re-pay a portion of the indebtedness outstanding under the Company's credit facilities, which indebtedness was incurred primarily to finance the cash portion of the purchase price of the acquisition of Electro Fiberoptics, Inc. ("Fiberoptics") and Alba and certain capital expenditures. Indebtedness outstanding under the credit facilities bears interest at the prime rate (8.25% per annum as of August 23, 1996) and matures on December 30, 1997. Amounts repaid by the Company under its credit facilities will be available for reborrowing. The Company also intends to use a portion of the net proceeds to pay approximately $8.3 million of certain indebtedness assumed in connection with the acquisition of Badalex and Alba. As of August 15, 1996, such indebtedness had an average interest rate of approximately 7.2% per annum and maturities ranging from on demand to between July 31, 1998 and March 30, 2005. See Notes to Alba's and Badalex's Financial Statements included elsewhere in this Prospectus. The Company intends to use approximately (i) $15.0 million of the net proceeds to equip a facility for, or to acquire a business primarily engaged in, the production of LEDs and (ii) $15.0 million of the net proceeds to develop or purchase equipment to increase its production of incandescent bulbs and to increase automation at certain of the Company's manufacturing facilities. The remaining net proceeds will be added to the Company's working capital and will be available for general corporate purposes, including possible future acquisitions. Although the Company intends to seek additional acquisition and joint venture opportunities, it currently has no agreements, arrangements or understandings with respect to any particular acquisition or joint venture, and there can be no assurance that any acquisitions or joint ventures will be completed.

  Pending the Company's use of the net proceeds of this offering, the Company will make short-term investments in interest-bearing savings accounts, certificates of deposit, United States Government obligations, money market accounts, interest bearing securities or other insured short-term, interest-bearing investments.

                                CAPITALIZATION

  The following table sets forth at June 2, 1996 (i) the consolidated long-term debt and capitalization of the Company and (ii) the consolidated long-term debt and capitalization of the Company as adjusted to give effect to this offering and the application of the net proceeds to the Company therefrom as described under "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                JUNE 2, 1996
                                                            --------------------
                                                             ACTUAL  AS ADJUSTED
                                                            -------- -----------
                                                               (IN THOUSANDS)
Short-term notes payable................................... $ 26,894  $ 12,000
Current portion of long-term debt..........................      291        --
                                                            --------  --------
  Total short-term debt....................................  $27,185   $12,000
                                                            ========  ========
Long-term debt, less current portion....................... $  3,354  $     --
Stockholders' equity:
 Common Stock, $.01 par value;
  20,000,000 shares authorized;
  15,854,903 shares issued and
  outstanding; 18,919,903 shares
  issued and outstanding,
  as adjusted(1)...........................................      159       190
 Additional paid-in capital................................   27,077   112,343
 Retained earnings.........................................   16,215    16,215
 Foreign currency translation adjustment...................      138       138
                                                            --------  --------
  Total stockholders' equity...............................   43,589   128,886
                                                            --------  --------
  Total capitalization..................................... $ 46,943  $128,886
                                                            ========  ========

--------
(1) Excludes 450,000 shares of Common Stock reserved for issuance upon the exercise of options currently outstanding or available for future grant under the Company's Stock Option Plan.

                            SELECTED FINANCIAL DATA

  The selected financial data of the Company for, and as of the end of, the year ended December 3, 1995 have been derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP. The selected financial data of the Company for, and as of the end of, the nine months ended November 27, 1994 have been derived from the consolidated financial statements of the Company, which have been audited by Arthur Andersen LLP. The selected financial data of the Company for, and as of the end of, the years ended February 27, 1994 and February 28, 1993 have been derived from the combined financial statements of the Company, which have been audited by Arthur Andersen LLP. The selected financial data of the Company for, and as of the end of, the year ended April 30, 1992 have been derived from the unaudited combined financial statements of the Company. The selected financial data of the Company for the six-month periods ended May 28, 1995 and June 2, 1996 have been derived from the unaudited consolidated financial statements of the Company. The unaudited financial statements for the year ended April 30, 1992 and the six month periods ended May 28, 1995 and June 2, 1996 include all adjustments, consisting of normal recurring accruals that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results of operations for the six months ended June 2, 1996 are not necessarily indicative of results that may be expected for the full year. The following data should be read in conjunction with the Company's Financial Statements and Notes included elsewhere in this Prospectus.

                                                         NINE
                                                        MONTHS     YEAR      SIX MONTHS
                               YEAR ENDED(1)             ENDED     ENDED        ENDED
                          --------------------------  ----------- -------  ---------------
                          4/30/92  2/28/93  2/27/94   11/27/94(2) 12/3/95  5/28/95 6/2/96
                          -------  -------  --------  ----------- -------  ------- -------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS
 DATA (3):
Net sales...............  $9,031   $12,223  $ 24,894    $31,729   $57,402  $24,402 $41,527
Cost of products sold...   6,363     9,075    17,860     21,113    36,726   15,790  27,243
                          ------   -------  --------    -------   -------  ------- -------
  Gross margin..........   2,668     3,148     7,034     10,616    20,676    8,612  14,284
Selling, general and ad-
 ministrative expenses..   2,362     2,322     8,028      7,777     8,462    3,913   6,109
                          ------   -------  --------    -------   -------  ------- -------
  Operating income
   (loss)...............     306       826      (994)     2,839    12,214    4,699   8,175
Interest (income) ex-
 pense, net.............    (121)      323       502        936       803      803     323
Other (income) expense,
 net....................      25        86       (92)        (7)      (47)       8     (16)
                          ------   -------  --------    -------   -------  ------- -------
Income (loss) before
 provision
 (benefit) for income
 taxes..................     402       417    (1,404)     1,910    11,458    3,888   7,868
Provision (benefit) for
 income
 taxes (4)..............     192      (552)      231        800     2,993    1,438   2,494
                          ------   -------  --------    -------   -------  ------- -------
  Net income (loss).....  $  210   $   969  $ (1,635)   $ 1,110   $ 8,465  $ 2,450 $ 5,374
                          ======   =======  ========    =======   =======  ======= =======
Earnings (loss) per com-
 mon share..............  $ 0.02   $  0.08  $  (0.13)   $  0.09   $  0.61  $  0.20 $  0.34
                          ======   =======  ========    =======   =======  ======= =======
Weighted average shares
 outstanding (5)........  12,496    12,496    12,496     12,496    13,920   12,510  15,708
                          ======   =======  ========    =======   =======  ======= =======
Cash dividends per com-
 mon
 share (6)..............  $  --    $  0.02  $    --     $   --    $   --   $   --  $   --
                          ======   =======  ========    =======   =======  ======= =======

                         4/30/92(1) 2/28/93(1) 2/27/94(1) 11/27/94(2) 12/3/95 5/28/95  6/2/96
                         ---------- ---------- ---------- ----------- ------- ------- --------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA (3):
Working capital (defi-
 cit)...................   $2,259     $4,549    $(1,507)    $ (270)   $9,923  $6,224  $ (4,218)
Total assets............    8,135     13,374     14,644     32,929    59,630  40,435   103,413
Short-term debt.........    2,355      2,443      3,849      9,114        65   2,106    27,185
Long-term debt, less
 current
 portion................    2,420      5,893      3,628      9,015     3,147  18,156     3,354
Stockholders' equity....    2,178      3,077      1,435      2,673    34,921   5,295    43,589

--------
(1) Reflects the results of operations and financial position of Xenell Corp., a predecessor to the Company ("Xenell"), for its year ended April 30, 1992. The results of operations and financial position of Xenell and the Company are combined for the Company's years ended February 28, 1993 and February 27, 1994.
(2) The Company changed its financial reporting year-end from the last Sunday in February to the Sunday closest to December 1, which resulted in a year containing 39 weeks in 1994.
(3) Revenues, expenses, assets, and liabilities are significantly affected by the number and timing of acquisitions made by the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Acquisitions," and the Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Prospectus.
(4) Between May 1, 1992 and January 1, 1994, Xenell was taxed as an "S" corporation under the Internal Revenue Code, as amended (the "Code"). Provision (benefit) for income taxes during such period reflects the provision (benefit) for income taxes attributable to certain other companies taxed as "C" corporations under the Code and consolidated with the Company's results of operations during such period. See Note 5 of Notes to the Company's Financial Statements.
(5) See Note 2 of Notes to the Company's Financial Statements for information regarding the calculation of weighted average shares outstanding.
(6) Reflects cash dividends paid by Xenell to Mr. Frank M. Ward, the Company's Chief Executive Officer and founder, during the period in which Xenell was taxed as an "S" corporation under the Code.

           SELECTED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

  The selected pro forma condensed consolidated financial data presented below for the year ended December 3, 1995 and for, and as of the end of, the six months ended June 2, 1996 are derived from the unaudited Pro Forma Condensed Consolidated Financial Statements included elsewhere in this Prospectus. The pro forma condensed consolidated statement of operations data for the year ended December 3, 1995 gives effect to the following as if each had occurred on November 28, 1994: (i) the Recent Acquisitions and (ii) this offering and the application of the net proceeds to the Company therefrom. The pro forma condensed consolidated statement of operations data for the six months ended June 2, 1996 gives effect to the following as if each had occurred on December 4, 1995: (i) the Alba Acquisition and (ii) this offering and the application of the net proceeds to the Company therefrom. The pro forma condensed consolidated balance sheet data as of June 2, 1996 gives effect to this offering and the application of the net proceeds to the Company therefrom as if this offering had occurred on June 2, 1996. The pro forma condensed consolidated financial data do not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period. See the Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

                                                                   SIX MONTHS
                                                  YEAR ENDED         ENDED
                                               DECEMBER  3, 1995  JUNE 2, 1996
                                               ----------------- --------------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
   STATEMENT OF OPERATIONS DATA:
   Net sales.................................      $105,093        $  52,195
   Cost of products sold.....................        72,072           35,440
                                                   --------        ---------
     Gross margin............................        33,021           16,755
   Selling, general and administrative ex-
    penses...................................        21,112            8,573
                                                   --------        ---------
     Operating income........................        11,909            8,182
   Interest (income) expense, net............           140             (302)
   Other (income) expense, net...............           (13)             (64)
                                                   --------        ---------
   Income before provision for income taxes..        11,782            8,548
   Provision for income taxes................         3,770            2,735
                                                   --------        ---------
     Net income..............................      $  8,012        $   5,813
                                                   ========        =========
   Earnings per common share.................      $   0.49        $    0.35
                                                   ========        =========
   Weighted average shares outstanding.......        16,516           16,516
                                                   ========        =========
                                                                    JUNE 2,
                                                                      1996
                                                                 --------------
                                                                 (IN THOUSANDS)
   BALANCE SHEET DATA:
   Working capital.............................................    $  77,725
   Total assets................................................      170,171
   Short-term debt.............................................       12,000
   Long-term debt, less current portion........................           --
   Stockholders' equity........................................      128,886

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

GENERAL

  In 1985, Mr. Frank Ward acquired all of the outstanding shares of capital stock of Xenell, which had been engaged primarily in the business of manufacturing neon lighting bulbs and assemblies since 1976. Mr. Ward caused Chicago Miniature Lamp, Inc., an Oklahoma corporation ("CML") to be organized in October 1992 for the purpose of acquiring Chicago Miniature Lamp, Inc., a Delaware corporation ("CML-Delaware"), a distributor of miniature lighting components. From 1992 to 1994, CML and Xenell were under the common control of Mr. Ward and effective December 31, 1993, Xenell was merged into CML. In April 1993, the Company acquired the business and product lines of Glolite Sales, Ltd. ("Glolite"), a manufacturer of miniature neon and incandescent bulbs and string lighting products. In May 1994, the Company acquired Industrial Devices, Inc. ("IDI"), a value-added assembly manufacturer. In March 1995, the Company acquired Plastomer Inc. ("Plastomer"), a Canadian value-added producer of plastic sockets and assemblies. The Company used a portion of the net proceeds of its initial public offering in June 1995 to re-pay substantially all the debt incurred in connection with these acquisitions.

  Following the completion of the Company's initial public offering in June 1995, the Company acquired (i) Fredon Industrial Development, Inc. ("Fredon"), a tool, die and mold maker; (ii) STT Holdings Limited and certain other affiliated entities ("Badalex"), a manufacturer of automated bulb-making equipment; (iii) Fiberoptics, a manufacturer of high tech fiber optic products and glass and plastic fibers; (iv) Phoenix Lighting (U.K.) Limited ("Phoenix"), a manufacturer of halogen and specialty lamps; and (v) Alba, a manufacturer of miniature lighting products. These additional acquisitions were financed with available cash, cash flow from operations and bank borrowings.

  The Fiscal 1995 Acquisitions include the acquisitions of Plastomer, Fredon, Badalex and Fiberoptics. The Recent Acquisitions include the Fiscal 1995 Acquisitions, the Phoenix Acquisition and the Alba Acquisition.

  In 1994, the Company changed its financial reporting year-end from the last Sunday in February to the Sunday closest to December 1, which resulted in a year containing 39 weeks in 1994.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain items in the Company's Statements of Operations expressed as a percentage of net sales:

                                             NINE
                                   YEAR     MONTHS   YEAR     SIX MONTHS
                                   ENDED    ENDED    ENDED      ENDED
                                  -------  -------- ------- --------------
                                  2/27/94  11/27/94 12/3/95 5/28/95 6/2/96
                                  -------  -------- ------- ------- ------
Net sales.......................   100.0%   100.0%   100.0%  100.0% 100.0%
Cost of products sold...........    71.7     66.5     64.0    64.7   65.6
                                   -----    -----    -----   -----  -----
Gross margin....................    28.3     33.5     36.0    35.3   34.4
Selling, general and administra-
 tive expenses..................    32.3     24.5     14.7    16.0   14.7
                                   -----    -----    -----   -----  -----
Operating income (loss).........    (4.0)     9.0     21.3    19.3   19.7
Interest (income) expense.......     2.0      3.0      1.4     3.4    0.8
Other (income) expense..........    (0.4)     0.0     (0.1)    0.0    0.0
                                   -----    -----    -----   -----  -----
Income (loss) before provision
 (benefit) for income taxes.....    (5.6)     6.0     20.0    15.9   18.9
Provision (benefit) for income
 taxes..........................     0.9      2.5      5.2     5.9    6.0
                                   -----    -----    -----   -----  -----
Net income (loss)...............    (6.5)%    3.5%    14.8%   10.0%  12.9%
                                   =====    =====    =====   =====  =====

SIX MONTHS ENDED MAY 28, 1995 COMPARED TO SIX MONTHS ENDED JUNE 2, 1996

  Net sales increased from $24.4 million for the six months ended May 28, 1995 to $41.5 million for the six months ended June 2, 1996. This increase was primarily attributable to the Recent Acquisitions, growth in market share and customer development. The Recent Acquisitions accounted for $11.2 million of the increase in net sales. With the exception of Plastomer, the Recent Acquisitions were not included in the operations of the Company for the six months ended May 28, 1995.

  Gross margin increased from $8.6 million for the six months ended May 28, 1995 to $14.3 million for the six months ended June 2, 1996, due primarily to the increase in sales volume. Gross margin as a percentage of net sales decreased from 35.3% for the six months ended May 28, 1995 to 34.4% for the six months ended June 2, 1996, due to a change in product mix and the impact of lower margins at the companies acquired in the Recent Acquisitions.

  Selling, general and administrative expenses increased from $3.9 million for the six months ended May 28, 1995 to $6.1 million for the six months ended June 2, 1996. This increase was largely due to the Recent Acquisitions. As a percentage of net sales, selling, general and administrative expenses decreased from 16.0% for the six months ended May 28, 1995 to 14.7% for the six months ended June 2, 1996, primarily as a result of increased sales.

  Interest expense, net decreased from $803,000 for the six months ended May 28, 1995 to $323,000 for the six months ended June 2, 1996, primarily as a result of the reduction of outstanding debt in June 1995, with a portion of the net proceeds from the Company's initial public offering, available cash and cash flow from operations. This reduction in debt was somewhat offset by new debt incurred to finance certain acquisitions.

  As a result of the above, income before provision for income taxes increased from $3.9 million for the six months ended May 28, 1995 to $7.9 million for the six months ended June 2, 1996. As a percentage of net sales, income before provision for income taxes increased from 15.9% for the six months ended May 28, 1995 to 18.9% for the six months ended June 2, 1996.

  For the six months ended June 2, 1996, the Company recorded a tax provision of $2.5 million on pre-tax income of $7.9 million, for an effective rate of 32% compared to 37% in the six-month period ended May 28, 1995. The lower tax rate was primarily due to the establishment of foreign operations and the resulting impact of lower effective income taxes in those countries.

NINE MONTHS ENDED NOVEMBER 27, 1994 COMPARED TO YEAR ENDED DECEMBER 3, 1995

  Net sales increased from $31.7 million for the nine months ended November 27, 1994 to $57.4 million for the year ended December 3, 1995. This increase in sales was due primarily to a growth of market share and customer development resulting mainly from the integration of IDI's operations for a full year compared to seven months of the previous nine month period and the acquisition of Plastomer which accounted for sales of $7.1 million for 1995. The elimination of low margin product sales somewhat offset the increase in net sales for the year ended December 3, 1995.

  Gross margin as a percentage of net sales increased from 33.5% for the nine months ended November 27, 1994 to 36.0% for the year ended December 3, 1995, primarily as a result of improved production planning, inventory control, increased manufacturing efficiencies due to restructuring of the acquired companies, purchasing economies resulting in lower raw material costs and a reduction in low margin sales. This increase was offset by lower margins of Plastomer which was included in the Company's operations since March 1995. Plastomer's margins improved toward the end of the year as the operational changes subsequent to the March 1995 acquisition became effective.

  Selling, general and administrative expenses as a percentage of net sales decreased from 24.5% for the nine months ended November 27, 1994 to 14.7% for the year ended December 3, 1995. In the nine months ended November 27, 1994, the Company incurred an expense of $700,000, or 2.2% of net sales, in connection with legal services rendered for settlement of certain litigation and supplemental accounting services rendered in connection with the acquisition of IDI. Compensation to the Company's Chief Executive Officer was approximately $2.0 million, or 6.3% of net sales, during the nine months ended November 27, 1994 compared to $360,000, or 0.6% of net sales, for the year ended December 3, 1995. Compensation to the Chief Executive Officer has been set under his employment agreement at $250,000 for fiscal 1996 and 1997. The remaining decrease in selling, general and administrative expenses as a percentage of net sales during the year ended December 3, 1995 was primarily related to spreading the selling, general and administrative costs over a higher sales base. This decrease was somewhat offset by the additional selling and general and administrative expenses as a percentage of net sales resulting from the Plastomer acquisition. The negative effect of Plastomer's higher rate of selling, general and administrative expenses as a percentage of net sales was largely eliminated by the end of fiscal 1995 as a result of restructuring.

  Interest expense, net as a percentage of net sales decreased from 3.0% for the nine months ended November 27, 1994 to 1.4% for the year ended December 3, 1995 as a result of the reduction of outstanding debt in June 1995 with a portion of the net proceeds from the Company's initial public offering, available cash and cash flow from operations.

  As a result of the above, income before provision for income taxes increased from $1.9 million for the nine months ended November 27, 1994 to $11.5 million for the year ended December 3, 1995. As a percentage of net sales, income before provision for income taxes increased from 6.0% for the nine months ended November 27, 1994 to 20.0% for the year ended December 3, 1995.

  For the year ended December 3, 1995, the Company recorded a tax provision of $3.0 million on a pre-tax income of $11.5 million for an effective rate of 26%. For the nine months ended November 27, 1994, the Company recorded a tax provision of $800,000 on pre-tax income of $1.9 million for an effective rate of 42%. The reduction in the effective tax rate was due primarily to the establishment of foreign operations and the resulting impact of lower effective income taxes in those countries.

YEAR ENDED FEBRUARY 27, 1994 COMPARED TO NINE MONTHS ENDED NOVEMBER 27, 1994

  Net sales increased from $24.9 million for the year ended February 27, 1994 to $31.7 million for the nine months ended November 27, 1994. The increase in sales volume was due primarily to the acquisition of IDI in May 1994, which added seven months of IDI sales, totaling $13.2 million during the nine months period ended November 27, 1994. Included in the net sales for the year ended February 27, 1994 and for the nine months ended November 27, 1994 are sales of incandescent bulbs to General Electric Co. ("GE") of $5.4 million and $1.5 million, respectively. The Company primarily purchased the bulbs overseas and packaged them for sale by GE. The Company's profit margin associated with this product line diminished, and in December 1994 the Company scaled back this operation.

  Gross margin as a percentage of net sales increased from 28.3% for the year ended February 27, 1994 to 33.5% for the nine months ended November 27, 1994, primarily as a result of increased manufacturing efficiencies and purchasing economies resulting in lower raw material costs. These cost efficiencies were offset somewhat by the low margins associated with the resale of purchased incandescent bulbs. In addition, the nine months ended November 27, 1994 included the operations of IDI for seven months. For such seven month period, IDI's gross margin was approximately 35%.

  Selling, general and administrative expenses as a percentage of net sales was 32.3% for the year ended February 27, 1994 and 24.5% for the nine months ended November 27, 1994. During the year ended February 27, 1994, the Company incurred an expense of $1.0 million, or 4.0% of net sales, in connection with the settlement of certain litigation. In the nine months ended November 27, 1994, the Company incurred professional-related expenses totaling approximately $700,000, or 2.2% of net sales, associated with legal services rendered in settling a lawsuit and supplemental accounting services rendered in connection with the acquisition of IDI. Compensation to the Company's Chief Executive Officer as a percentage of net sales was 13.1% for the year ended February 27, 1994 and 6.3% for the nine months ended November 27, 1994. While the Company was privately owned by Mr. Ward, he withdrew approximately $3.2 million as compensation during the year ended February 27, 1994, compared to $2.0 million during the nine months ended November 27, 1994.

The remaining increase in selling, general and administrative expenses as a percentage of net sales during the nine months ended November 27, 1994 was related primarily to seven months of selling, general and administrative costs of IDI, which were included in the Company's nine-month period.

  Interest expense as a percentage of net sales increased from 2.0% for the year ended February 27, 1994 to 3.0% for the nine months ended November 27, 1994 as a result of additional borrowings by the Company under its credit facility to fund the Company's acquisition of IDI and from increased interest expense.

  Primarily as a result of the increase in gross margin and the reduction in compensation paid to the Chief Executive Officer, income (loss) before provision for income taxes increased $3.3 million from a loss of $1.4 million for the year ended February 27, 1994 to income of $1.9 million for the nine months ended November 27, 1994. As a percentage of net sales, income (loss) before provision for income taxes increased from (5.6%) for the year ended February 27, 1994 to 6.0% for the nine months ended November 27, 1994.

  For the nine months ended November 27, 1994, the Company recorded a tax provision of $800,000 on pre-tax income of $1.9 million for an effective rate of 42%. For the year ended February 27, 1994, the Company recorded a tax provision of $231,000 on a pre-tax loss of $1.4 million due to additional deferred tax provisions caused by the termination of Xenell's "S" Corporation status on January 1, 1994. See Note 5 of Notes to the Company's Financial Statements included elsewhere in this Prospectus.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to its initial public offering in June 1995, the Company financed its operations primarily with cash from operations and bank borrowings secured by Company assets and guarantees by Mr. Frank Ward. In June 1995, the Company completed its initial public offering pursuant to which the Company issued and sold 3,195,000 shares of its Common Stock and received net proceeds of approximately $23.7 million. The Company used such net proceeds primarily to reduce its outstanding indebtedness.

  Net cash provided by operating activities was $8.1 million for the year ended December 3, 1995, and the Company's investing activities totalled $14.9 million. The investing activities included (i) the Fiscal 1995 Acquisitions, in connection with which the Company paid (net of cash acquired) $10.3 million, (ii) capital expenditures of $2.5 million and (iii) purchases of short-term cash investments of $2.1 million. Net cash provided by financing activities aggregated $6.2 million. Proceeds from borrowings and proceeds from the initial public offering totaled $32.7 million, with repayments under the Company's credit facilities aggregated $26.5 million.

  Net cash used in operating activities was $5.4 million for the six months ended June 2, 1996, and the Company's investing activities totalled $13.3 million. The investing activities primarily included the Alba Acquisition, in connection with which the Company paid approximately DM 13.1 million (or $8.5 million) in cash, assumed certain liabilities totaling approximately DM 7.5 million (or $4.9 million) and issued 150,000 shares of the Company's Common Stock. Net cash provided by financing activities included $22.5 million in net borrowings under the Company's credit facilities.

  In fiscal 1995, the Company entered into a bank financing agreement. The agreement provides a $5.0 million operating line of credit and a $30.0 million loan facility for acquisitions and capital expenditures, both of which are subject to a defined borrowing base limitation. In addition, under the bank financing agreement, the Company has an $8.0 million letter of credit facility. Borrowings under the bank financing agreement mature December 30, 1997 and interest accrues at the prime rate (8.25% per annum as of August 23, 1996). As of June 2, 1996, the Company had available borrowings of approximately $11.4 million under the bank financing agreement (subject to the defined borrowing base limitation) and had outstanding borrowings of approximately $4.8 million under the operating line of credit and $16.8 million under the acquisition facility. As of June 2, 1996, letters of credit issued under the credit facility totaled approximately $4.7 million.

  In August 1996, the Company obtained a commitment for an amended bank financing agreement. The new $65.0 million credit facility is expected to include (i) a $25.0 million operating revolving line of credit to support letters of credit and borrowings for the working capital needs of the Company and its subsidiaries in the United States and Canada (the "Domestic Line of Credit"); (ii) a $10.0 million revolving line of credit for the working capital needs of certain foreign subsidiaries of the Company (the "Foreign Line of Credit"); and (iii) a $30.0 million non-revolving acquisition line of credit. Borrowings under the new credit facility will be subject to a defined borrowing base. The Domestic Line of Credit and the Foreign Line of Credit are expected to mature in July 1998. With respect to loans made under the acquisition line of credit, interest will be payable for the first 18 months and thereafter such borrowings will be amortized over a period of five years. Interest rates on borrowings under the new credit facility will vary, at the Company's option, from rates equal to the bank's prime rate or various Eurocurrency rates plus a specified number of basis points.

  The Company from time to time enters into forward currency contracts under which the Company is required to settle each contract at a future date by exchanging a fixed amount of U.S. dollars or other currency for a fixed amount of a denominated currency. Consequently, to the extent the value of the denominated currency fluctuates relative to the U.S. dollar or such other currency, the Company's financial condition could be materially affected upon settlement of such contracts depending on a number of factors. The Company believes that these factors, which include, among others, the aggregate amount of the contracts, the Company's ability to enter into offsetting contracts prior to settlement of such contracts and the Company's ability to use U.S. dollars or other foreign currency generated through the Company's operations to settle its contracts, may help the Company to mitigate its exposure to potential losses under these contracts. See "Risk Factors--Foreign Operations" and Note 6 of Notes to the Company's Financial Statements.

  The Company believes that the net proceeds from this offering, cash from operations and borrowings available under the Company's credit facility will be sufficient to meet the Company's working capital and capital expenditure needs for the foreseeable future.

                                   BUSINESS

  Chicago Miniature Lamp, Inc. is a vertically integrated manufacturer and supplier of a wide variety of miniature lighting products comprised primarily of value-added miniature lighting assemblies and miniature bulbs and, to a lesser extent, miniature bulb sockets, automated bulb manufacturing equipment and fiber optic products. The Company's lighting products are used mainly as visual fault or status indicators and for illumination in a wide array of products. Product applications range from "power on" indicators for small household products such as steam irons, electric blankets and coffee makers to sophisticated lighting assemblies for automobile message centers and telecommunications status arrays. The Company's products are sold primarily to OEMs in the automotive, electronics and communication, appliance and aviation industries. As a result of recent foreign acquisitions, the Company now markets its products throughout North America and Europe.

  Many OEMs have adopted and are becoming increasingly reliant upon the outsourcing of customized assemblies, and the Company believes this trend will continue as OEMs attempt to: (i) reduce time to market; (ii) reduce capital investment; (iii) gain access to leading technological solutions; and (iv) reduce inventory. The Company is positioning itself to provide "one stop" lighting solutions to its customers' miniature lighting requirements. Companies which operate in the miniature lighting market have generally been small, specialized producers of individual components, including light sources, sockets, housings, lenses and wiring harnesses. The Company's strategy is to operate as a vertically integrated manufacturer producing both discrete lighting components and customized lighting assemblies. Through the Company's acquisition of leading niche companies, the Company has the ability to design, manufacture and assemble the majority of the components utilized in its miniature lighting products and to provide its customers with a wide range of value-added products and services. The degree of vertical integration employed in the Company's operations has enabled it to differentiate itself from its competitors.

  As a result of the Company's operating and growth strategies, net sales increased from $9.0 million for the year ended April 30, 1992 to $57.4 million for the year ended December 3, 1995. In addition, operating income increased from approximately $306,000 for the year ended April 30, 1992 to $12.2 million for the year ended December 3, 1995. The Company's net sales increased from $24.4 million for the six months ended May 28, 1995 to $41.5 million for the six months ended June 2, 1996, representing an increase of approximately 70%, and operating income increased from approximately $4.7 million to $8.2 million over the same period, representing an increase of approximately 74%. The Company believes this growth was primarily the result of successfully implementing the following operating and growth strategies:

OPERATING STRATEGY

  The Company's operating strategy is designed to enhance the Company's presence as a leading manufacturer and supplier of miniature lighting products by augmenting its technology, engineering and design capabilities, broadening its product offerings, providing additional manufacturing facilities and accessing related markets.

  Vertical Integration. The Company intends to further enhance the vertical integration of its operations by broadening the range of lighting components which it manufactures and uses in its miniature lighting assemblies. As the Company increases the percentage of Company-manufactured components used in its lighting assemblies, it achieves greater control over the quality of such assemblies and improves the cost-effectiveness of its operations. The Company's ability to manufacture a wide array of miniature lighting components also enables the Company to make more complex, value-added assemblies, which generally have higher average selling prices per unit and higher margins than discrete lighting components. The Company's vertical integration also improves manufacturing flexibility, enabling the Company to respond quickly to customers' specialized needs and shifts in demand.

  Technology-driven Product Innovation. Miniature lighting products and the related manufacturing technology are becoming increasingly sophisticated, making it difficult for OEMs to maintain the necessary technical expertise needed for product development. Through the acquisition of various niche companies operating within the miniature lighting and fiber optic industries, the Company's technology expertise has expanded. The Company has utilized its technical expertise to develop close working relationships with its OEM customers by designing and manufacturing lighting solutions in cooperation with such customers to meet their specific needs. In addition, the Company closely monitors developing technologies within the industry and its sales data to determine whether to pursue manufacturing new lighting products. For example, in December 1995, the Company acquired Electro Fiberoptics, Inc. ("Fiberoptics"), a manufacturer of fiber optic products. The Company is currently exploring further opportunities for the development and integration of various fiber optic products. The Company believes that it can expand its business by offering new products and entering new niche markets in which it can be one of a few leading suppliers. Diversification in products and markets will continue to be a key component of the Company's operating strategy. See "Risk Factors--Growth through Acquisitions; Dependence on Certain Industries."

  Improving Operating Efficiencies. The Company has realized various cost savings in connection with integrating acquired companies. Specifically, the Company has successfully realigned acquired companies by focusing their manufacturing operations on selected lighting products, primarily those products which have higher profit margins and stronger growth prospects. In connection with such realignment, the Company has adjusted the product mix manufactured by acquired companies in an effort to improve the profitability of such companies, which has had the short-term effect in certain cases of reducing the net sales of such acquired companies. Additionally, the Company has been able to consolidate certain administrative functions. For example, the Company's customer base has generally overlapped the customer base of these acquired businesses and, as a result, the Company has been able to serve most of the customers of the acquired companies with its existing sales force, reducing selling expenses as a percentage of net sales. Further, the Company's ability to use components it manufactures in its miniature lighting assemblies provides cost savings. The Company can also capitalize on its purchasing power for those products which it does not manufacture.

  Responsiveness and Quality. The Company believes that responsiveness to customers' "just-in-time" demands and quality are critical factors for success in the miniature lighting industry. The Company strives to improve its manufacturing operations by automating its manufacturing processes wherever possible to reduce costs and increase production capacity. By custom designing manufacturing equipment, the Company has the ability to automate single, labor intensive steps within an assembly line operation as well as an entire product assembly line. In addition, the Company has developed the technology to monitor and control its production performance. As a result of these initiatives, the Company has achieved a preferred supplier designation for several of its most important OEM customers, including Q-1 certification from Ford Motor Company, a Quality Excellence award from Chrysler Corp., and is certified as a QS-9000, ISO 9001 and Euro-Net ISO 9000 and 9001 supplier.

GROWTH STRATEGY

  The Company believes that it is well positioned to continue its growth due to several factors. The increased vertical integration of the Company has provided it with certain cross selling opportunities as acquisitions have expanded the Company's product line to include new, complimentary products. Further, the Company has high speed, bulb manufacturing equipment capability which allows it to manufacture many of the categories of bulbs utilized in its operations (except for LEDs). The Company also intends to continue its expansion both domestically and internationally. The Company has been able to identify and acquire established businesses that it believes have well-developed market positions and strong reputations for technology, quality and innovation. The Company believes that its market and financial strength, knowledge of the industry and its participants, and continued execution of its operating strategy will help to create opportunities for continued growth.

  Increasing Sales to Existing and New Customers. The Company focuses on expanding its market by designing, developing, and marketing "one stop" lighting solutions. Historically, OEMs have had to contract with separate companies to secure bulbs, wires, plastics, and assemblies for visual indicators and illuminated products. The Company fulfills its customers' outsourcing and "just-in-time" inventory needs by rapidly providing innovative, cost-effective lighting solutions for the tooling, molding, and assembling of specialized lighting components. The Company believes that its "one stop" strategy has enabled it to establish strategic relationships with significant OEM customers to jointly develop new product solutions. The result has been new growth opportunities with customers like American Telephone & Telegraph Co., Black & Decker Corp., Cabletron Systems, Inc. and Lithonia Lighting (a division of National Services Industries, Inc.).

  Automating and Expanding Manufacturing Operations. As miniature lighting products have become more technically advanced, the Company's manufacturing operations have become increasingly automated. The Company intends to continue its vertical integration by designing, manufacturing and assembling a greater percentage of the components assimilated in its miniature lighting products. Through the acquisition of Badalex, the Company now has the capability of designing and producing high speed, bulb manufacturing equipment. This equipment will give the Company the flexibility to manufacture many of the categories of bulbs used in its operations. The Company intends to further expand its manufacturing operations to include the production of new components such as LEDs. Currently, the Company purchases, from several sources, all of the LEDs used in its miniature lighting assemblies and sold as discrete products. The Company intends to use a portion of the net proceeds of this offering to equip a facility for, or to acquire a business primarily engaged in, the production of LEDs. See "Risk Factors--Dependence on Foreign Suppliers" and "Use of Proceeds."

  International Expansion. The Company has identified international markets, primarily Europe, as a major source of potential future growth. The Company intends to focus on Europe because of its size and similarity to the North American marketplace. The Company believes that the acquisition of Alba has provided the Company with a significant European market presence and a platform from which to acquire, restructure and integrate additional complementary European companies. The Company will seek to capitalize on the recognized and respected names of Alba and Badalex to introduce the Company's products in the European market. In addition, due to its international expansion, the Company has the ability to meet the needs of its customers' foreign operations. The Company plans to continue to seek additional acquisitions throughout Europe in an effort to mirror its domestic strategy, thereby attempting to consolidate the fragmented European miniature lighting industry. See "Risk Factors--Foreign Operations."

  Complementary Acquisitions. Within the miniature lighting and fiber optic industries there are many well known, private companies which produce various lighting related products. As the Company believes that it would be very difficult and expensive to establish the name, reputation, form and function comparable to these companies, the Company has generally used strategic acquisitions to effect its vertical integration strategy. The Company continues to seek acquisitions that will augment its technology, engineering and design capabilities, broaden its product offerings, and provide additional manufacturing facilities and access to related markets. The Company believes that its extensive knowledge of the fragmented miniature lighting and fiber optic industries provides an important competitive advantage in identifying domestic and international acquisition opportunities. Additionally, the Company believes that its demonstrated success in integrating and improving acquired businesses will continue to provide the Company with significant growth opportunities. See "Risk Factors--Growth through Acquisitions."

ACQUISITIONS

  The following table sets forth the acquisitions which have been consummated by the Company since January 1992:

                            DATE OF
BUSINESS                  ACQUISITION           TYPE OF OPERATION         LOCATION
------------------------  ------------- --------------------------------- ----------------
Chicago Miniature Lamp,   October 1992  Distributor of miniature lighting Buffalo Grove,
 Inc....................                components                        Illinois
Glolite Sales, Ltd......  April 1993    Manufacturer of miniature neon    Pauls Valley,
                                        and incandescent bulb and string  Oklahoma
                                        lighting products
Industrial Devices,       May 1994      Designer and manufacturer of      Hackensack,
 Inc....................                miniature lighting products       New Jersey
Plastomer Inc...........  March 1995    Manufacturer and supplier of      Barrie, Ontario,
                                        miniature lighting assemblies     Canada
                                        and bulb sockets
Fredon Industrial Devel-  August 1995   Machine tooling and die           Newton,
 opment, Inc............                making                            New Jersey
STT Holdings Limited      November 1995 Manufacturer of bulb making       Byfleet, Surrey,
 (1)....................                machine equipment                 United Kingdom
Electro Fiberoptics,      December 1995 Manufacturer of fiber optic       Marlboro,
 Inc....................                products                          Massachusetts
Phoenix Lighting (U.K.)   December 1995 Manufacturer of halogen and       Coalville,
 Limited................                specialty bulbs                   Leicestershire,
                                                                          United Kingdom
Alba (2)................  May 1996      Manufacturer of miniature         Bamberg,
                                        lighting products                 Germany

--------
(1) The Company acquired substantially all of the assets of (i) STT Holdings Limited, which included two of its subsidiaries (STT Badalex Limited and STI Lighting Limited), and (ii) PRT Shipping Limited.
(2) In connection with the Alba Acquisition, the Company acquired (i) W. Albrecht GmbH u. Co. KG ("Alba-Germany"), (ii) Alba Light Design GmbH ("Alba-Light Design"), (iii) Alba Lamps, Inc. ("Alba-USA"), and (iv) certain other affiliated entities. The Company also acquired a majority interest in A&S Electric, spol.s.r.o. ("Alba-CZ") and Alba Technology (M) Sdn. Bhd. ("Alba-Malaysia").

  Although the Company intends to seek additional acquisition and joint venture opportunities, it currently has no agreements, arrangements or understandings with respect to any particular acquisition or joint venture, and there can be no assurance that any acquisitions or joint ventures will be completed. See "Risk Factors--Growth Through Acquisitions."

INDUSTRY OVERVIEW

  The lighting industry is a large, mature market, which is characterized by the long life cycle of its lighting products. The miniature lighting market is a specialized subset of the overall lighting industry, which exhibits slow product obsolescence, stable underlying demand and moderate growth. While the lighting industry is dominated by General Electric Co., Philips Electronics,
N. V., and Osram (Siemens AG), the miniature lighting industry is fragmented with many private companies. Purchasers of miniature light bulbs are primarily OEMs in the automotive, electronics and communications, appliance and aviation industries, whose products require a wide variety of illumination. Generally, miniature light bulbs are inserted into lighting assemblies that may be used in circuit board and panel mount applications that can be incorporated into a wide variety of OEM products.

There has been increased acceptance by OEMs of the use of lighting manufacturing specialists for the production of miniature lighting assemblies. Many OEMs have adopted and are becoming increasingly reliant upon the outsourcing of customized assemblies, and the Company believes this trend will continue as OEMs attempt to: (i) reduce time to market; (ii) reduce capital investment; (iii) gain access to leading technological solutions; and (iv) improve inventory management.

PRODUCTS AND MARKETS

  The Company's value-added capabilities and services range from the simple addition of leadwires, terminals, resistors and/or insulating tubing to discrete bulbs and LEDs to the production of complex information modules that combine bulbs, housings, and cable assemblies. The lighting sources used by the Company in its lighting assemblies are LEDs and miniature incandescent and neon bulbs. Such lighting sources and sockets are also sold as discrete items. The type of lighting source used in an application is typically dependent on user preference and voltage availability. Neon bulbs offer long life, utilize very little energy, provide very limited light output and are used in 110-volt applications. Incandescent bulbs provide the brightest illumination but have relatively short lives and utilize the most energy. LEDs offer extremely long life, low energy consumption and good shock and vibration resistance but have relatively limited light output. Further, miniature incandescent bulbs and LEDs are typically limited to low voltage applications (5-10 volts). Substantially all of the neon bulbs sold or used by the Company are manufactured by the Company, whereas a substantial portion of all the incandescent bulbs and all of the LEDs used in the Company's assemblies or sold as discrete miniature items are currently purchased from third parties. The Company intends to use a portion of the net proceeds from this offering to equip a facility for, or to acquire a business primarily engaged in, the production of LEDs as well as to develop or purchase equipment to increase its production of incandescent bulbs. See "Use of Proceeds."

  The Company has increasingly focused its marketing efforts on major OEMs that have a need for customized, value-added assemblies. The majority of the Company's miniature lighting assemblies are used primarily in circuit board and panel mount applications that can be incorporated into a wide variety of OEM products. The Company's product lines consist of standard, modified standard and customized products. OEMs generally purchase standard, modified standard and customized, value-added products, whereas distributors primarily purchase standard products.

  The chart below sets forth, pro forma for the Recent Acquisitions, the percentage of net sales by product category of the Company for the six months ended June 2, 1996:

                                   [ARTWORK]

  The Company's miniature lighting products serve a broad range of markets and are used in applications from "power-on" indicators for small household appliances to sophisticated lighting assemblies for automobile message centers and telecommunications status arrays. For the year ended December 3, 1995 (pro forma for the Recent Acquisitions) and the six months ended June 2, 1996 (pro forma for the Alba Acquisition), approximately 83% of the Company's net sales were to OEMs. The chart below sets forth the percentage of net sales of miniature lighting products by market and application for the six months ended June 2, 1996:

                                   [ARTWORK]




                    MARKET                                APPLICATION
   ---------------------------------------- ---------------------------------------
   Automotive.............................. Bulb sockets, panel and switch backlighting, system status indicators,
                                            reading lights, vanity lights, and
                                            illuminators for vehicle cavities.
   Electronics and communication........... Computer and hardware, local area network ("LAN") equipment,
                                            telecommunications equipment, electric
                                            signage, switches and indicators,
                                            commercial lighting, industrial
                                            controls, and home entertainment
                                            equipment.
   Distribution............................ Industrial, marine, aviation and electronic distributors resell the
                                            Company's products to a wide variety of
                                            OEMs and directly to the maintenance
                                            and replacement market.
   Industrial.............................. Incandescent and fluorescent bulb manufacturing equipment and various
                                            types of automated processing
                                            equipment.
   Appliance............................... Washers, dryers, refrigerators, toaster ovens, steam irons, coffee makers,
                                            power hand tools, and electric
                                            blankets.

  The remaining 11% of net sales represent sales of fiber optic products, government sales of lighting products, and miscellaneous non-lighting products.

MANUFACTURING

  The Company's manufacturing operations are integrated in that the Company designs, engineers, manufactures, assembles and sells its lighting products. This enables the Company to control product cost more effectively, help ensure quality and offer its customers a wide array of products and services. The Company's manufacturing facilities have diverse capabilities including: plastic injection molding; production of complex molds, assembly fixtures and dies; wire cutting, stripping and metal stamping; and various assembly operations. In addition to the manufacture of value-added assemblies, the Company's manufacturing capabilities include bulb forming and cutting, socket manufacturing, drawing glass and plastic fiber, bulb equipment manufacturing and producing halogen and other specialty bulbs.

  The Company has specialized design and engineering capabilities which it uses to improve its manufacturing process wherever possible by automating single, labor intensive operations as well as entire product assembly lines. Much of the Company's automated manufacturing equipment is custom designed by its engineers and is proprietary. The Company fabricates most of its own equipment and many parts are machined in-house and customized to perform specific functions. The Company develops and uses automated material handling, testing and packaging systems, and the Company has fully automated the manufacture of neon and incandescent bulbs, the housings into which such bulbs and LEDs are placed and bulb sockets. By automating its operations, the Company has been able to reduce its manufacturing costs, thereby enabling it to be competitive with products imported from the Pacific Rim.

  The Company uses both internally-produced and purchased components in its assemblies. The Company purchases its raw materials, including plastic, brass, glass tubing, filaments, gases, electrodes, wire and resistors for use in the manufacture of bulbs, lenses and assemblies. All such raw materials are readily available and are generally purchased from a variety of suppliers. However, some customers require the Company to purchase materials from one or more designated suppliers. The Company is not dependent upon one source for any of its materials.

  All LEDs used by the Company are currently imported from the Pacific Rim. However, the Company intends to utilize approximately $15.0 million of the net proceeds from this offering to equip a facility for, or to acquire a company primarily engaged in, the production of LEDs. See "Use of Proceeds."

  To help control costs on labor-intensive assembly operations, the Company, during 1995, formed a subsidiary, IDI Internacional, S.A., located in Costa Rica to perform certain manufacturing operations. Manufacturing operations at this facility include wire cutting, stripping, assembly and test functions. The Company's subsidiary operates as an Export Company with Free Zone Status, which exempts it from Costa Rican import and export duties for production materials, machinery, equipment and other assets necessary to operate its business.

SALES AND MARKETING

  The Company sells its lighting products through a direct sales force consisting of 40 persons with primary responsibility for major OEM accounts and through independent sales representative organizations, with approximately 180 sales people who are responsible for sales in designated geographic territories in the United States, Canada and Europe. The Company's sales and engineering personnel interface directly with OEM engineers at the design level. Data derived by the Company in connection with the sale of its products is analyzed by the Company and used to decide whether to manufacture or purchase a particular component. The Company also sells its products through a comprehensive network of 73 electronic and electrical distributors who resell to a wide variety of OEM customers and to the maintenance and replacement market.

  The Company advertises in most major electronic trade publications. To help ensure positive results of its advertising programs, the Company has developed a lead fulfillment and tracking program that monitors opportunities for the internal sales force, the sales representatives and distributors. The Company also publishes full-line catalog/data books in North America and Europe, which it supplements from time to time.

CUSTOMERS

  There has been a trend on the part of OEM customers to consolidate their list of qualified suppliers to companies that can meet quality and service standards, have a broad product portfolio and design capability, and offer competitive prices. The Company's strategy is to provide the broadest selection of quality miniature lighting products in the markets in which it competes. In the automotive market the Company's quality control systems are particularly important. The Company has achieved a preferred supplier designation for several of its most important OEM customers. These include preferred status from Ford Motor through Q-1 certification and a Quality Excellence award from Chrysler Corp. The Company is also certified as a QS-9000, ISO 9001 and Euro-Net ISO 9000 and 9001 supplier. In addition, the Company believes that the long-standing and widely recognized trade names of Chicago Miniature Lamp and its subsidiaries, Industrial Devices, Badalex and Alba, enhance the Company's ability to reach the secondary market through its network of distributors.

  No customer accounted for 10% or more of the Company's net sales for the year ended December 3, 1995 or the six months ended June 2, 1996. Some of the Company's lighting product customers, and the industries in which they operate, include:

  AUTOMOTIVE                                  ELECTRONICS AND COMMUNICATION
  . Acustar                                   . American Telephone & Telegraph
  . Delco Electronics                         Co.
  . Ford Motor Company                        . AST Research, Inc.
  . United Technologies Corp.                 . Cabletron Systems, Inc.

  APPLIANCE                                   . Standard Microsystems
                                              Corporation
                                              DISTRIBUTORS
  . Black & Decker Corp.                      . California Switch & Signal,
  . The Hoover Company                        Inc.
  . Mr. Coffee, Inc.                          . LaSalle Electric Supply Co.
  . Sunbeam Oster Company, Inc.               . Newark Electronics

  INDUSTRIAL                                  . Sager Electronics
  . Osram (Siemens AG)
  . Philips Electronics, N.V.
  . General Electric Co.
  . Toshiba

INTERNATIONAL OPERATIONS

  Approximately 23% and 26% of the Company's net sales and operating income, respectively, for the year ended December 3, 1995 were outside the United States. Pro forma for the Recent Acquisitions, approximately 43% and 20% of the Company's net sales and operating income, respectively, for the year ended December 3, 1995 were outside the United States, and net sales attributable to the Company's European operations aggregated approximately $28.4 million or 27% of the Company's net sales. The Company currently has manufacturing facilities in Germany, Canada, the United Kingdom, Costa Rica and the Czech Republic. See "Business-- Acquisitions." As a result of its foreign sales and facilities, the Company's operations are subject to risks of doing business abroad. See "Risk Factors--Foreign Operations."

                                                                 YEAR ENDED
                                                              DECEMBER 3, 1995
                                                              -----------------
                                                                         PRO
                                                               ACTUAL  FORMA(1)
                                                              -------- --------
                                                               (IN THOUSANDS)
     Net Sales:
       United States........................................  $ 44,340 $ 59,448
       Canada...............................................     7,064   11,197
       Europe...............................................       --    28,450
       Other International..................................     5,998    5,998
                                                              -------- --------
         Total..............................................  $ 57,402 $105,093
                                                              ======== ========
     Operating Income (loss):
       United States........................................  $  9,034 $  9,412
       Canada...............................................       707    1,084
       Europe...............................................       --    (1,151)
       Other International..................................     2,473    2,473
                                                              -------- --------
         Total..............................................  $ 12,214 $ 11,818
                                                              ======== ========
     Identifiable Assets (2):
       United States........................................  $ 30,560 $ 30,560
       Canada...............................................     9,429    9,429
       Europe...............................................    10,287   38,248
       Other International..................................     7,104    7,104
                                                              -------- --------
         Total..............................................  $ 57,380 $ 85,341
                                                              ======== ========

--------
(1) Gives effect to the Recent Acquisitions as if they had occurred on November 28, 1994.
(2) At December 3, 1995.

ACQUISITION OF ALBA

  Effective May 1, 1996, in connection with the Alba Acquisition, the Company acquired (i) W. Albrecht GmbH u. Co. KG ("Alba-Germany"), (ii) Alba Light Design GmbH ("Alba-Light Design"), (iii) Alba Lamps, Inc. ("Alba-USA"), and
(iv) certain other affiliated entities. The Company also acquired a majority of interest in A&S Electric, spol. s.r.o. ("Alba-CZ") and Alba Technology (M) Sdn. Bhd. ("Alba-Malaysia"). The aggregate consideration for the Alba Acquisition consisted of approximately DM 13.1 million (or $8.5 million) in cash, 150,000 shares of Common Stock of the Company (valued at $3.3 million), and the assumption of certain liabilities totaling approximately DM 7.5 million (or $4.9 million). The Alba Acquisition was accounted for under the purchase method of accounting.

  Founded in 1935, Alba is a respected European manufacturer of miniature lighting products, including value-added miniature lighting assemblies, miniature bulbs, bases, bulb sockets, reflectors and light pipes. Most of the bulbs that Alba supplies are permanently soldered and expected to last for the life of the device in which they are installed. Additionally, miniature bulbs have been specifically developed for PC-board applications and are surface mounted devices ("SMD's"). The SMD bulbs are blistered on tape and reel or supplied in tubes for automatic installation. Alba also offers miniature bulbs in certain standard colors, and it can meet customer specific color requirements with its colored silicon rubber caps. Alba provides metal and plastic bases and has the ability to produce customized plastic bases. Alba recently developed a computer simulation program for designing light pipe and light guiding elements for backlighting displays, switches, controls and other instruments. Alba's lighting calculation software ART (ALBA-Ray-Tracing) can accept customers specifications in 3D CAD format. The program calculates light distribution at the desired points of the light pipe. By simulation of rays from the light source, the ray paths are visualized and can be used for design optimization. Iterative modifications can be made via computer until the efficiency of the light pipe design is optimized. Alba develops a light pipe design in close cooperation with its customer based on customer specifications.

  For the year ended December 31, 1995, Alba had net sales of $24.8 million, an operating loss of $138,000 and a net loss of $604,000. The Company believes that Alba's operating loss for the year ended December 31, 1995 reflects unusually high executive compensation paid to the owners of Alba during the time in which Alba was operated as a private company. Pro forma for the Recent Acquisitions, the Company had net sales of $105.1 million, operating income of $11.9 million and net income of $8.0 million for the year ended December 3, 1995. Pro forma for the Alba Acquisition, the Company had net sales of $52.2 million, operating income of $8.2 million and net income of $5.8 million for the six months ended June 2, 1996. See Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

  The Company believes that the Alba Acquisition provides the Company with a significant European market presence for its technology and product line and strengthens the Company's position as a leading manufacturer and supplier of miniature lighting products. The Company will seek to capitalize on the recognized name of Alba to introduce the Company's products in the European market. In addition the Alba Acquisition establishes a platform from which the Company may acquire, restructure and integrate additional complementary European companies.

  Alba's product line includes miniature lighting components comprised primarily of value-added miniature lighting assemblies and, to a lesser extent, discrete miniature products, including miniature bulbs, bases, bulb sockets, reflectors and light guides. For the year ended December 31, 1995, approximately 79% of Alba's net sales were derived from the sale of miniature lighting assemblies, and the remaining 21% of net sales were attributable to discrete miniature lighting products.

  Alba's miniature lighting products serve primarily the automotive and electronics and communication industries. For the year ended December 31, 1995 approximately 56.9% and 40.9% of Alba's net sales were derived from the sale of miniature lighting components to the automotive industry and the electronics and communication industry, respectively. For the year ended December 31, 1995, approximately 97.8% of Alba's net sales were to OEMs, and approximately 70% of Alba's net sales were in Europe.

  Alba is ISO 9000 and 9001 certified and has received "A" quality ratings from customers such as VDO, Delco Electronics, Bosch and Eaton Corp. and has the highest quality rating at Mercedes Benz. No customer accounted for 10% or more of Alba's net sales for the year ended December 31, 1995.

COMPETITION

  The industry in which the Company operates is highly competitive. Most of the Company's competitors offer products in some but not all of the markets served by the Company. The Company competes primarily on the basis of price, product quality, design and engineering, customer service and delivery. Competitors range from large, diversified companies, some of which have substantially greater financial resources than the Company, to small brokers representing Pacific Rim manufacturers. Management believes that the Company's vertical integration and automation, together with its broad product line, market experience and comprehensive service combine to give the Company a competitive advantage over other third-party producers and over in-house production by OEMs. There can be no assurance that the Company will be able to continue to compete successfully in its industry. See "Risk Factors-- Competition."

  The Company's major competitors in the electronics market include Dialight Corporation, Lite-On, Packard Co. and Data Display Corp. In the automotive market, the Company occupies a niche for miniature interior lighting, with competition from Northern Engraving and Eaton Corp. for message modules and General Electric, Wagner Electric and Toshiba for lamped and unlamped sockets. In the appliance market, the Company's major competitor is Jemco. In the bulb equipment manufacturing market, the Company's major competitors are Falma (Swiss) and major bulb manufacturers who fabricate their own equipment.

BACKLOG

  Backlog consists of contracts or purchase orders with delivery dates scheduled within the next twelve months. At December 3, 1995, the Company's backlog was approximately $19.3 million compared to approximately $10.1 million at November 27, 1994. Pro forma for the Alba Acquisition, the Company's backlog was approximately $30.7 million at June 2, 1996. Because orders may be canceled or rescheduled, the Company believes that backlog is not always an accurate indicator of results of operations for specific future periods.

ENVIRONMENTAL REGULATIONS

  The Company uses a radioactive gas in its manufacture of neon bulbs, and maintains a U.S. Nuclear Regulatory Commission license for the use of such gas. The Company must comply with federal, state and local regulations pertaining to the storage and discharge of radioactive materials. In view of the low dosage of radioactivity in the gas used, the requirements for compliance with these regulations do not, and the Company anticipates will not, have any material adverse effect upon its capital expenditures, results of operations or financial condition.

  In addition, the Company has implemented an environmental management system to reduce noise, waste and water pollution below the levels required by European Community regulations. The Company's compliance is controlled through a voluntary environmental audit. The results of the audit for CML-Alba are registered by the local Chamber of Commerce (Reg. No. DE-S-106-00002) and made available to the public.

EMPLOYEES

  As of June 2, 1996, the Company employed a total of 1,266 persons of whom 444 were employed in the United States, 317 in Germany, 71 in Canada, 150 in the United Kingdom, 180 in Costa Rica and 104 in the Czech Republic. Manufacturing and engineering operations engaged 1,142 employees, sales engaged 40 employees and administration and finance engaged 84 employees. Approximately 152 employees at the Company's New Jersey facility are covered by a collective bargaining agreement with the Bakery, Confectionery and Tobacco Workers International Union, Local No. 3 which expires in June 1997. Approximately 51 employees at the Company's Canadian facility are covered by a collective bargaining agreement with United Rubber, Cork, Linoleum and Plastic Workers of America which expires in March 1997. Approximately 200 employees at the Company's Germany facility are covered by certain agreements by and between IG Metall Nordbayern and a coalition of employers located in the geographical region. Management believes that its relationship with its employees is good.

PROPERTIES

  United States. The Company's domestic facilities are located in Illinois, Massachusetts, New Jersey, and Oklahoma. In Buffalo Grove, Illinois, the Company leases a 15,600 sq. ft. warehouse facility which includes 5,000 sq. ft. of office space. In Marlboro, Massachusetts, Fiberoptics owns a 42,000 sq. ft. manufacturing facility. In Hackensack, New Jersey, IDI leases a 45,000 sq. ft. manufacturing facility, which includes approximately 10,000 sq. ft. of warehouse and 7,500 sq. ft. of office space, and a 14,200 sq. ft. facility located across the street from the manufacturing facility. In Newton, New Jersey, Fredon owns a 7,000 sq. ft. manufacturing facility. In Wynnewood, Oklahoma, the Company owns a 30,000 sq. ft. manufacturing and warehouse facility, which includes 6,000 sq. ft. of warehouse space and 3,000 sq. ft. of office space. In Pauls Valley, Oklahoma, the Company owns a 40,000 sq. ft. manufacturing facility, which includes approximately 16,000 sq. ft. of warehouse space and 5,000 sq. ft. of office space, and leases a 40,000 sq. ft. warehouse facility. The Company also leases an executive office in Canton, Massachusetts, and a purchasing office in Sunnyvale, California, from which the Company obtains overseas supplies and products.

  Europe. In the United Kingdom, Badalex leases a 53,000 sq. ft. manufacturing facility located in Byfleet, Surrey. The sublease expires on May 1, 2010, with a right to terminate on April 30, 2005. Phoenix owns a 30,000 sq. ft. manufacturing facility in Coalville, Leicestershire. CML-Alba owns a 61,900 sq. ft. manufacturing facility, which includes approximately 18,300 sq. ft. of office space, in Bamberg, Germany and a 7,500 sq. ft. manufacturing facility in Hranice u Ase, the Czech Republic.

  Canada. Plastomer owns a 75,000 sq. ft. manufacturing and warehouse facility, which includes approximately 30,000 sq. ft. of warehouse space and 7,000 sq. ft. of office space, located in Barrie, Ontario.

  Central America. IDI Internacional S.A., a subsidiary of IDI, owns a 19,000 sq. ft. manufacturing facility, which includes approximately 2,000 sq. ft. of warehouse space and 500 sq. ft. of office space, located near San Jose, Costa Rica.

LEGAL PROCEEDINGS

  On June 20, 1996, Fernsite Limited (formerly STT Badalex Limited), STT Holdings Limited, STT Lighting Limited, and PRT Shipping Limited (collectively, the "UK Plaintiffs") filed a claim in the English High Court of Justice, Chancery Division, against Badalex, a subsidiary of the Company, alleging that pursuant to the November 10, 1995 purchase agreement whereby Badalex acquired substantially all of the assets of the UK Plaintiffs, Badalex is required to pay liabilities of approximately 375,000 British pounds to certain creditors. The Company believes that Badalex does not have any obligation to make such payments under the terms of the purchase agreement. In addition, Badalex has filed a counterclaim against the UK Plaintiffs alleging a breach of certain warranties and representations made by the UK Plaintiffs in the purchase agreement. The trial of the United Kingdom litigation commenced in October 1996, and although the Company cannot predict its outcome, the Company believes that such litigation will not have a material adverse effect on the results of operations or financial condition of the Company.

  On September 27, 1996, PRT Group Limited, Fernsite Limited and STT Holdings Limited (the "US Plaintiffs") filed another action in the Massachusetts Superior Court against the Company and two of its officers, Frank M. Ward and Ronald S. Goldstein, alleging that the preliminary prospectus dated August 29, 1996, relating to this offering, contained financial statements for STT Badalex Limited for the period January 1, 1995 through November 10, 1995 (the "STT Badalex Audited Financial Statements") which were false and misleading in that (a) the auditor's report was addressed to, and indicated that the STT Badalex Audited Financial Statements were those of management of STT Badalex Limited, now known as Fernsite Limited, and (b) the STT Badalex Audited Financial Statements indicated that STT Badalex Limited was in materially worse financial condition than it actually was for the period covered by such statements. The US Plaintiffs claim that the STT Badalex Audited Financial Statements and certain correspondence by the Company to the auditors of STT Badalex Limited in the United Kingdom were libelous and contained false and defamatory statements which have damaged the business reputations of the US Plaintiffs. The US Plaintiffs have further alleged that the conduct of the Company and its officers constitute an unfair and deceptive trade practice and unfair competition. The US Plaintiffs seek a preliminary and permanent injunction against using the STT Badalex Audited Financial Statements, compensation for their alleged damages, and treble damages plus costs and attorneys fees. The amount of damages claimed by the US Plaintiffs has not been specified, but the US Plaintiffs have claimed that such damages are substantially in excess of $25,000. The Massachusetts litigation is in its early stage and the Company and the other defendants have not yet filed their response to the US Plaintiffs' Complaint. While the prospectus has been amended since the filing of the Massachusetts lawsuit, amendments to certain sections contained herein should not be interpreted in any respect as admissions with respect to the U.S. Plaintiffs' claims. The Company intends to vigorously defend the action, and although the Company cannot predict its outcome, the Company believes that the Massachusetts litigation will also not have a material adverse effect on the results of operations or financial condition of the Company.

  In addition, the Company has been involved from time to time in litigation in the normal course of business. The Company is not aware of any pending or threatened legal proceedings that will have a material adverse affect on the Company.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL

  The following table sets forth information regarding the directors, executive officers and certain key personnel of the Company:

DIRECTORS AND EXECUTIVE OFFICERS   AGE              POSITION WITH THE COMPANY
---------------------------------  --- ---------------------------------------------------
Frank M. Ward....................   52 Chairman of the Board of Directors, President and
                                       Chief Executive Officer
Ronald S. Goldstein (1)..........   48 Chief Financial Officer, Secretary and Director
Donald J. MacCrindle.............   38 Executive Vice President--Sales and Marketing
Richard F. Parenti...............   42 Vice President--Finance and Treasurer
Thomas I. Kanaya.................   59 Vice President--International Operations and
                                       Director
Michael J. Giani.................   68 Vice President--Special Projects, IDI, and Director
Werner A. Arnold.................   43 President--CML-Alba, and Director
Donald S. Dewsnap (1)(2)(3)......   61 Director
Richard E. Ingram (1)(2)(3)......   55 Director
CERTAIN KEY PERSONNEL
---------------------------------
Paul A. Flynn....................   37 Vice President--Sales and Marketing
Julian P. Grenfell...............   59 Managing Director--Badalex
Daniel S. Savocchia..............   47 Director of Sales Operations

--------
(1) Member of Audit Committee.
(2) Member of Compensation Committee.
(3) Member of Stock Option Committee

DIRECTORS AND EXECUTIVE OFFICERS

  Frank M. Ward has served as President, Chief Executive Officer and Director of the Company and Xenell since 1985. Prior to 1985, Mr. Ward was President of Xenell Marketing Corporation, an organization formed to manage the product development, marketing and distribution of the products of Xenell. Mr. Ward received a Bachelor of Science degree in Electrical Engineering from Northeastern University and has completed post graduate studies in physics and metallurgy.

  Ronald S. Goldstein has served as Chief Financial Officer and Secretary of the Company since September 1995. Mr. Goldstein is a Certified Public Accountant and, prior to joining the Company, served as a principal in the accounting firm of R. J. Gold & Co., which is located in Needham, Massachusetts. Prior to joining R. J. Gold & Co., Mr. Goldstein was a shareholder, officer and director of Greenfield, Goldstein, Green & Berger. Such companies served as the outside accountant for the Company from 1978 to 1994. Mr. Goldstein was elected a director of the Company in March 1995. Mr. Goldstein received a Bachelor of Science in Accounting and a Masters of Business Administration from Boston University.

  Donald J. MacCrindle joined CML-Delaware in June 1986, and, upon the acquisition of CML-Delaware by the Company in October 1992, became an Executive Vice President of the Company responsible for sales and marketing. Mr. MacCrindle's previous responsibilities with CML-Delaware included engineering, quality assurance and management of sales. Prior to his employment with CML-Delaware, Mr. MacCrindle was employed by Littelfuse, Inc. for ten years as a sales engineer and a product marketing manager.

  Richard F. Parenti joined CML-Delaware in October 1987, and served as controller from 1988 to 1992 when CML-Delaware was acquired by the Company. He was appointed Vice President-Finance in 1992 and Treasurer of the Company in May 1996. Prior to joining CML-Delaware, Mr. Parenti was employed by ADP in various accounting manager positions. In 1976, Mr. Parenti earned a Bachelor of Business Administration degree in accounting from Loyola University, Chicago.

  Thomas I. Kanaya has been Vice President of International Operations for the Company and Xenell since 1987. His primary responsibility is purchasing component parts from the Pacific Rim and maintaining a relationship with the Pacific Rim suppliers. Prior to his employment with the Company, he was President of Asahi International, a primary supplier of lighting materials to the United States and Europe. He was elected as a director of the Company in March 1995. Mr. Kanaya earned his degree in Business from the Hokkaido University of Education, Hokkaido, Japan.

  Michael J. Giani is a Vice President of IDI, a subsidiary of the Company acquired in 1994. Since joining IDI in 1974, Mr. Giani has served in various capacities including Director, Vice President and Secretary of IDI. As Vice President of IDI, Mr. Giani's responsibilities have included operations and purchasing. Mr. Giani is presently responsible for special projects at IDI. Mr. Giani was elected as a Director of the Company in September 1995.

  Werner A. Arnold is the President of CML-Alba, a subsidiary of the Company formed in May 1996 to consummate the acquisition of Alba. From 1994 to 1996, Mr. Arnold served as President and Chief Executive Officer of Alba-Germany. From 1985 to 1993, he served as General Manager and Executive Vice President of Engineering, Sales and Marketing of Alba. Mr. Arnold also served as an officer and director of certain affiliates of Alba. Mr. Arnold has a Masters in Engineering from Technical University of Munich, Germany. Mr. Arnold was elected as a Director of the Company in June 1996.

  Donald S. Dewsnap has been Chairman of Norlico Corp. since 1977, a supplier of engineered chemical dispense systems to industrial users. Prior thereto he was involved in industrial research at Arthur D. Little Corp. and spent fourteen years with GTE Sylvania Lighting Division in various product marketing, management and sales engineering positions. Mr. Dewsnap was elected a director of the Company in March 1995. Mr. Dewsnap holds a Bachelor of Arts degree from Merrimack College.

  Richard E. Ingram has been the Chairman of the Board of Builder Marts of America, Inc., a national distributor of lumber and building materials, since November 1988, and he was its Chief Executive Officer until November 1993. He is a founding director of Carolina First Corporation, the holding company for Carolina First Bank, and Ingram Enterprises, Inc., a real estate development and investment banking company. He is also a director of Synalloy Corporation, Columbia Lumber, a retail lumber business, and Tel-Pan Communications, Inc., a long distance provider in Panama. He has served on the Policy Advisory Board of the Joint Center for Urban Studies at Harvard University. Mr. Ingram is a graduate of the American Institute of Banking and the University of North Carolina Executive Program. Mr. Ingram was elected a director of the Company effective August 1, 1996.

  Directors are elected annually by the shareholders for terms of one year and until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

  The Company currently pays its non-employee and non-affiliated directors an annual fee of $10,000 for attendance at meetings of the Board of Directors or committees thereof. All directors are reimbursed for their reasonable expenses in connection with the performance of their duties.

CERTAIN KEY PERSONNEL

  Paul A. Flynn has served as Vice President-Sales and Marketing since 1994. From 1992 to 1994, Mr. Flynn was the Director of Sales and Marketing for IDI. Prior to such time, he was the National Sales Manager of IDI from 1987 to 1992. Mr. Flynn earned a Bachelor of Arts degree in marketing from Fairfield University.

  Julian P. Grenfell is the Managing Director of Badalex, a subsidiary of the Company, acquired in November 1995. Prior to his employment with the Company, he was the Technical Director of STT Badalex Limited from 1993 to 1995 and the Technical Director of the Sale Tilney Technology PLC from 1982 to 1993. Mr. Grenfell earned a Bachelor of Science degree in Electrical Engineering from the University of Cape Town.

  Daniel S. Savocchia joined the Company in May 1996 as Director of Sales Operations. From 1988 to May 1996, Mr Savocchia was the President of Alba-USA, and from 1975 to 1987, he was the Director of Marketing and Sales for CML-Delaware. Mr. Savocchia earned a Bachelor of Science degree in Business Administration from Elmhurst College and a Masters degree in Business Administration from Loyola University.

COMMITTEES

  The Board of Directors has established a Compensation Committee, a Stock Option Committee and an Audit Committee. The members of the Compensation Committee and the Stock Option Committee are Donald S. Dewsnap and Richard E. Ingram. The Compensation Committee reviews general policy matters relating to compensation and benefits of employees generally and has responsibility for reviewing and approving compensation and benefits for all executive officers of the Company. The Stock Option Committee administers the Company's Stock Option Plan and recommends grants of the specific options under the Stock Option Plan.

  The members of the Audit Committee are Ronald S. Goldstein, Donald S. Dewsnap and Richard E. Ingram. The Audit Committee has general responsibility for accounting and audit activities of the Company and its subsidiaries. The Audit Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Audit Committee meets periodically with management and with the Company's independent auditors to determine the adequacy of internal controls and other financial reporting matters.

EXECUTIVE COMPENSATION

  The following tables set forth certain information relating to the compensation earned by the Chief Executive Officer of the Company and each of the other most highly compensated executive officers of the Company whose total cash compensation for the year indicated exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                              COMPENSATION
                                                          ---------------------
                                      ANNUAL COMPENSATION        AWARDS
                                      ------------------- ---------------------
                                                          SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION   YEAR         SALARY($)           OPTIONS(#)
---------------------------   ----    ------------------- ---------------------
Frank M. Ward
  President and Chief Execu-
   tive Officer.............. 1995        $  360,000                --
                              1994(1)     $2,000,000                --
Donald J. MacCrindle
  Executive Vice President... 1995        $  112,538             30,000
                              1994(1)     $   73,957                --

--------
(1) For the nine-month period ended November 27, 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                          POTENTIAL
                                                                         REALIZABLE
                                                                      VALUE AT ASSUMED
                                                                       ANNUAL RATES OF
                                                                            STOCK
                                                                            PRICE
                                                                        APPRECIATION
                                    INDIVIDUAL GRANTS(1)               FOR OPTION TERM
                         ------------------------------------------   -----------------
                         NUMBER OF  % OF TOTAL
                         SECURITIES  OPTIONS
                         UNDERLYING GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES    PRICE   EXPIRATION
NAME                     GRANTED(#)  IN YEAR   ($/SHARE)    DATE       5%($)    10%($)
----                     ---------- ---------- --------- ----------   -------- --------
Frank M. Ward...........      --        --         --         --           --       --
Donald J. MacCrindle....   15,000      4.35%    $ 8.33    6/13/05     $ 78,600 $199,200
                           15,000      4.35%    $10.75    8/10/05(2)  $101,400 $257,100

--------
(1) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options vest at the rate of 33.33% for each of the first three years after grant and terminate ten years from the date of grant.
(2) Options all vested on date of grant and terminate ten years from date of grant.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                     NUMBER OF SECURITIES
                                          UNDERLYING       VALUE OF UNEXERCISED
                                    UNEXERCISED OPTIONS AT IN-THE-MONEY OPTIONS
NAME                                       YEAR-END          AT YEAR-END($)(1)
----                                ---------------------- ---------------------
Frank M. Ward......................            --                   --
Donald J. MacCrindle...............         15,000         $42,450 Exercisable
                                            15,000         $78,750 Unexercisable

--------
(1) Calculated based on the last reported sales price of $13.58 per share of Common Stock as reported on the Nasdaq National Market on December 3, 1995.

EMPLOYMENT AGREEMENT

  In December 1994, the Company entered into a three-year employment agreement with Mr. Ward. The agreement provided for a salary of $360,000, $420,000 and $480,000 for fiscal years 1995 through 1997, respectively. At the request of Mr. Ward, the employment agreement has been amended to reduce his salary to $250,000 for each of the fiscal years 1996 and 1997. The agreement also provides for the reimbursement of Mr. Ward's reasonable and necessary expenses in carrying out his duties as Chief Executive Officer, including an automobile and related expenses. Under the agreement, Mr. Ward is also entitled to receive all employee benefits under any retirement, pension, profit-sharing, insurance and other plans that are in effect or that may be later adopted. In the event of any disability that renders Mr. Ward incapable of performing his normal duties with the Company that continues for a period of one year, the Company may, at its option, terminate the employment contract.

  In connection with the Alba Acquisition, the Company entered into three-year employment agreements with Mr. Werner A. Arnold and Mr. Daniel S. Savocchia. After the first three-year term, the agreements can be extended annually for additional one-year terms. Mr. Arnold will be paid an annual salary of DM 225,000 and has received stock options to purchase an aggregate of 75,000 shares of Common Stock, which options have an exercise price of $24.33 per share and vest at the rate of 20% per year commencing May 30, 1997. Mr. Savocchia will be paid an annual salary of $100,000 and will receive a car allowance of $450 per month. Mr. Savocchia has received stock options to purchase an aggregate of 30,000 shares of Common Stock, which options have an exercise price of $24.33 per share and vest at the rate of 20% per year commencing May 30, 1997. The agreement with Mr. Arnold also provides for reimbursement of reasonable and necessary business expenses. Under the employment agreements, Messrs. Arnold and Savocchia are entitled to receive all employee benefits, rights and privileges under any retirement, pension, profit-sharing, insurance, hospital or other plans that may now be in effect or that may be later adopted. In the event of disability that renders either Mr. Arnold or Savocchia incapable of performing his normal duties for a period of six consecutive months, the Company may terminate such employee's employment by giving him notice in writing. In the event of such termination, Mr. Savocchia is entitled to (i) his then-current salary for the six-month period commencing with such disability or (ii) the unexpired term of his employment, whichever is less. Each employment agreement is also terminable by either party for cause. The agreements also contain non-compete clauses that prohibit Messrs. Arnold and Savocchia from competing with the Company for a period of five years following termination of their employment with the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the creation of the Compensation Committee on March 27, 1995, executive compensation decisions were made by the Company's Chief Executive Officer, Frank M. Ward. During the entire period from the beginning of fiscal 1995 through March 27, 1995, Mr. Ward was employed under the employment agreement described under the summary compensation table and Mr. Ward did not participate in any executive compensation decisions affecting himself, although he did request that his salary be reduced to $250,000 for fiscal years 1996 and 1997.

                             CERTAIN TRANSACTIONS

  The Company leases on a month-to-month basis approximately 2,200 sq. ft. of office space in Canton, Massachusetts from Frank M. Ward, the President, Chief Executive Officer and a director of the Company. Rent expense on this facility was $60,000 for the fiscal year ended February 27, 1994, $45,000 for the nine-months ended November 27, 1994, $60,000 for the fiscal year ended December 3, 1995 and $36,000 for the six months ended June 2, 1996, respectively. Management believes the rent to be comparable to the rent that would be paid to an unrelated party. In addition, during the year ended December 3, 1995, the Company made cash advances to Mr. Ward in the largest aggregate amount of $74,000. These advances did not bear interest and have been repaid in full.

  In February 1994, the Company purchased its manufacturing facility located in Pauls Valley, Oklahoma from Mr. Ward for $575,000. The facility had been previously leased from Mr. Ward for $205,000 and $190,000 for the fiscal years ended February 28, 1993, and February 27, 1994, respectively. The purchase price equalled the approximate depreciated historical cost to Mr. Ward as of the sale date. Management believes that such price was less than its fair market value at such time. Also, in February 1994, Mr. Ward sold to the Company for $141,000 certain machinery and equipment that he had purchased in 1991. The sale price equalled Mr. Ward's cost. The Company financed the purchase of the property and equipment by issuing a promissory note payable to Mr. Ward. This note has been paid in full.

  A portion of the net proceeds of the Company's initial public offering on June 16, 1995 was used to pay $17.5 million of the outstanding indebtedness under the Company's Amended and Restated Credit Agreement, thereby reducing the obligation of Frank M. Ward under his guaranty of such indebtedness. The Amended and Restated Credit Agreement has been further amended following the Company's initial public offering, and Mr. Ward's guaranty has been released.

  Ronald S. Goldstein, the Chief Financial Officer and a director of the Company, is a Certified Public Accountant and, during a part of fiscal 1995, was a principal in the accounting firm of R. J. Gold & Co. For the fiscal year ended December 3, 1995, R. J. Gold & Co. was paid approximately $138,000 for accounting services. In addition, on January 3, 1995, the Company issued to Mr. Goldstein 14,153 shares of its Common Stock for consulting services rendered by him. The shares were valued at such time at approximately $4.24 per share or $60,000. For the years ended February 28, 1993 and 1994, the Company paid accounting fees of approximately $60,000 and $63,000, respectively, to accounting firms with whom Mr. Goldstein was associated.

  Mr. Werner A. Arnold, President of CML-Alba and a director of the Company, together with his wife and her father (collectively, the "Arnold Family") were the direct or indirect owners of Alba, and they sold their ownership interests in Alba to the Company in May 1996. In connection with the Alba Acquisition, and certain affiliated entities, the Company paid to the Arnold Family approximately DM 13.1 million (or approximately $8.5 million) in cash, assumed certain liabilities totaling approximately DM 7.5 million (or approximately $4.9 million) and issued 150,000 shares of the Company's Common Stock (valued at approximately $21.67 per share or of $3.3 million).

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company,
(iii) all directors and executive officers of the Company as a group, and (iv) the Selling Shareholders. Unless otherwise indicated, each of the shareholders listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned.

                           SHARES BENEFICIALLY                 SHARES TO BE
                             OWNED PRIOR TO                    BENEFICIALLY
                                OFFERING           SHARES  OWNED AFTER OFFERING
                          ------------------------  BEING  ---------------------
NAME AND ADDRESS(1)         NUMBER      PERCENTAGE OFFERED   NUMBER   PERCENTAGE
-------------------       ----------    ---------- ------- ---------- ----------
Frank M. Ward...........  10,894,600(2)    68.4%   685,000 10,209,600    53.8%
 individually and as
 trustee
 500 Chapman Street
 Canton, MA 02021
Patrick J. Cox, Trustee      517,500        3.3    450,000     67,500      *
 .......................
 The Frank M. Ward
 Charitable Remainder
 Unitrust
Ronald S. Goldstein(3)..     110,757         *         --     110,757      *
Donald J.
 MacCrindle(4)..........      25,100         *         --      25,100      *
Richard F. Parenti(5)...      21,200         *         --      21,200      *
Thomas I. Kanaya........      69,149         *         --      69,149      *
Michael J. Giani(6).....      27,000         *         --      27,000      *
Werner A. Arnold........     165,000        1.0        --     165,000      *
Donald S. Dewsnap.......      13,950         *         --      13,950      *
Richard E. Ingram.......      12,000         *         --      12,000      *
All directors and
 executive officers
 as a group (9
 persons)...............  11,338,756       71.2%   685,000 10,653,756    56.1%

--------
* Less than 1%
(1) The address of the Company's directors and officers is Chicago Miniature Lamp, Inc., 500 Chapman Street, Canton, Massachusetts 02021.
(2) Includes 9,043,570 shares beneficially owned by Frank M. Ward and Eileen
  M. Ward as joint tenants with right of survivorship and 1,851,030 shares deemed to be beneficially owned by Frank M. Ward, as trustee under certain trust agreements for each of his five children dated May 23, 1995 (the "Trust Agreements"). The Trust Agreements terminate upon each child reaching the age of 35 (the first of such trusts will terminate in 2005).
(3) Reflects 75,000 shares issuable upon the exercise of presently exercisable stock options beneficially owned by Mr. Goldstein and granted pursuant to the Company's Stock Option Plan.
(4) Reflects 5,000 shares issuable upon the exercise of presently exercisable stock options beneficially owned by Mr. MacCrindle and granted pursuant to the Company's Stock Option Plan.
(5) Reflects 5,000 shares issuable upon the exercise of presently exercisable stock options beneficially owned by Mr. Parenti and granted pursuant to the Company's Stock Option Plan.
(6) Reflects 24,000 shares issuable upon the exercise of presently exercisable stock options beneficially owned by Mr. Giani and granted pursuant to the Company's Stock Option Plan.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Company's Restated Certificate of Incorporation authorizes the Company to issue up to 20,000,000 shares of Common Stock, $.01 par value per share. After giving effect to the offering, the Company will have 18,997,499 shares of Common Stock issued and outstanding. Subject to the rights of the holders of any outstanding shares of preferred stock and any restrictions that may be imposed by any lender on the Company, holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available for such purpose. Upon the liquidation, dissolution or winding-up of the Company, after payment in full of creditors and any liquidation preference payable to the holders of any Preferred Stock, the remaining assets of the Company will be distributed ratably to the holders of the Common Stock, in proportion to the number of shares held by them.

  Holders of Common Stock are entitled to one vote per share on all matters submitted a vote of the shareholders. Because holders of Common Stock do not have cumulative voting rights in the election of directors, the holders of a majority of the shares of Common Stock represented at a meeting can elect all the directors. Holders of Common Stock do not have preemptive rights to subscribe for or purchase any additional shares of capital stock issued by the Company. All outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be when issued, duly authorized, validly issued, fully paid and nonassessable.

  The holders of Common Stock are not entitled to preemptive or similar rights. No holder of Common Stock is entitled as a matter of right to subscribe for or purchase (i) any shares of capital stock of the Company of any class whatsoever, (ii) warrants, options or rights of the Company, or
(iii) securities convertible into, or carrying warrants, options or rights to subscribe for or purchase, capital stock of the Company of any class whatsoever.

PREFERRED STOCK

  The Company's Restated Certificate of Incorporation authorizes the issuance of up to 5,000,000 shares of Preferred Stock, $.01 par value ("Preferred Stock"). No shares of Preferred Stock are outstanding, but the Board of Directors is empowered by the Company's Restated Certificate of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board of Directors has the power to establish the preferences, limitations and optional or other special rights of each series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences and rights, voting otherwise, senior to the rights of holders of Common Stock. The Board of Directors, without approval of the holders of Common Stock, could issue Preferred Stock with voting rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Stock could be used to delay or prevent a change in control of the Company opposed by the Board of Directors. The Company has no present intention to issue any shares of Preferred Stock.

  Under the Company's Certificate of Incorporation, the Board of Directors is authorized to divide the Preferred Stock into one or more series with such designations, assigned values, preferences and relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as provided in the adopting resolution or resolutions providing for the issue of such series.

TRANSFER AGENT

  The transfer agent for the Common Stock is the American Stock Transfer & Trust Company, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 18,997,499 shares of Common Stock outstanding. Of these shares, all of the 4,200,000 shares sold in this offering and 4,076,243 shares of Common Stock currently outstanding will be freely tradable without restriction or further registration under the Securities Act. The remaining 10,721,256 shares are deemed "restricted shares" under Rule 144 under the Securities Act. Of such shares, 10,557,103 are currently eligible for sale pursuant to Rule 144, and 14,153 and 150,000 shares will become eligible for sale pursuant to Rule 144 in January 1997 and May 1998, respectively, in each case subject to the volume, manner of sale and informational requirements described below.

  In general, Rule 144 allows a shareholder (including persons who may be deemed "affiliates" of the Company under Rule 144) who has beneficially owned restricted shares for at least two years to sell a number of shares of Common Stock within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which notice of sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain requirements as to the manner and notice of sale and the availability of public information about the Company. A shareholder (or shareholder whose shares are aggregated) who is not an "affiliate" of the Company at any time during the 90 days immediately preceding a sale, and who has beneficially owned his shares for at least three years (as computed under Rule 144), is entitled to sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not "affiliates" are thereafter freely tradable without restrictions or registration under the Securities Act. As defined in Rule 144, an "affiliate" of an issuer is a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

  The Commission has recently proposed amendments to Rule 144 which, if adopted, would entitle a person to sell shares in reliance on Rule 144 beginning one year from the later of the date of acquisition of the shares from the Company or from an affiliate of the Company. In addition, such proposed amendments would permit a person who is not deemed an affiliate of the Company to sell shares in reliance on Rule 144(k) beginning two years from the date of acquisition of the shares from the Company or from an affiliate of the Company. The Company is unable to predict whether these amendments will be adopted.

  Certain of the Company's executive officers and directors and the Selling Shareholders, who will beneficially own an aggregate of 10,622,006 shares of Common Stock following the completion of this offering, and the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, offer to sell, solicit an offer to buy, contract to sell, pledge or grant any option to purchase or otherwise transfer or dispose (or announce any of the foregoing) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except, in the case of the Company, for the issuance of stock options under stock option plans in existence on the date hereof or the issuance or sale of Common Stock by the Company upon exercise of outstanding stock options or rights to purchase Common Stock under the Company's stock purchase plan.

  Further, the Company has filed a registration statement on Form S-8 under the Securities Act with respect to shares of Common Stock that may be sold pursuant to the Company's 1995 Stock Option Plan. As a result, shares of Common Stock issued under such plan upon the exercise of stock options will generally be available for sale in the public market.

  No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sales, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price for the Common Stock and the ability of the Company to raise capital through a public offering of its equity securities.

                                 UNDERWRITING

  Upon the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter:

                                NUMBER OF
UNDERWRITER                      SHARES
-----------                     ---------
Smith Barney Inc. ............  1,050,000
Raymond James & Associates,
 Inc. ........................  1,049,000
McDonald & Company Securities,
 Inc. ........................  1,049,000
Advest, Inc. .................     46,000
The Chicago Corporation.......     46,000
Dominick & Dominick,
 Incorporated.................     46,000
Donaldson, Lufkin & Jenrette
 Securities
 Corporation..................     74,000
Gabelli & Company, Inc. ......     46,000
Gerard Klauer Mattison & Co.,
 L.L.C. ......................     46,000
Goldman, Sachs & Co. .........     74,000
Janney Montgomery Scott
 Inc. ........................     46,000

                                NUMBER OF
UNDERWRITER                      SHARES
-----------                     ---------
Edward D. Jones & Co., L.P. ..     46,000
Merrill Lynch, Pierce, Fenner
 & Smith
 Incorporated.................     74,000
Moors & Cabot, Inc. ..........     46,000
Morgan Stanley & Co.
 Incorporated.................     74,000
Murphey, Marseilles, Smith &
 Nammack, Inc. ...............     46,000
Oppenheimer & Co., Inc. ......     74,000
PaineWebber Incorporated......     74,000
Parker/Hunter Incorporated....     46,000
Prudential Securities
 Incorporated.................     74,000
Tucker Anthony Incorporated...     74,000
                                ---------
  Total.......................  4,200,000
                                =========

  The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Smith Barney Inc., Raymond James & Associates, Inc. and McDonald & Company Securities, Inc. are acting as Representatives, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.85 per share below the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 per share to other Underwriters or to certain other dealers. After the initial public offering of such shares, the public offering price and such concessions may be changed by the Underwriters.

  The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 630,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. Of the 630,000 additional shares of Common Stock that may be purchased by the Underwriters pursuant to this option, up to 459,750 additional shares may be sold by the Company and up to 170,250 additional shares may be sold by the Selling Shareholders. If the Underwriters exercise such option, the additional shares will be purchased from the Company and the Selling Shareholders on a pro rata basis based on the number of such additional shares subject to sale by the Company and the Selling Shareholders. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares offered hereby. To the extent that such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table.

  The Company, the Selling Shareholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  In connection with this offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified market makers on the Nasdaq National Market may have engaged in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two-business-day period before commencement of offers or sales of the Common Stock. Passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

  Certain of the Company's executive officers and directors and the Selling Shareholders, who will beneficially own an aggregate of 10,622,006 shares of Common Stock following the completion of this offering, and the Company have agreed that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, offer to sell, solicit an offer to buy, contract to sell, pledge or grant any option to purchase or otherwise transfer or dispose (or announce any of the foregoing) of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except, in the case of the Company, for the issuance of stock options under stock option plans in existence on the date hereof or the issuance or sale of Common Stock by the Company upon exercise of outstanding stock options or rights to purchase Common Stock under the Company's stock purchase plan.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Baker & Hoster, Tulsa, Oklahoma. Certain legal matters in connection with this offering are being passed upon for the Company by Schifino & Fleischer, P. A., Tampa, Florida and for the Underwriters by King & Spalding, New York, New York.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedule of Chicago Miniature Lamp, Inc. and subsidiaries at December 3, 1995, and for the year then ended appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and the information under the caption "Selected Financial Data" for the year ended December 3, 1995 appearing in the Prospectus and Registration Statement have been derived from consolidated financial statements audited by Ernst & Young LLP, as set forth in their report thereon appearing elsewhere herein. Such consolidated financial statements and related financial schedule and selected financial data are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of the Company for and as of the end of the nine months ended November 27, 1994 and the combined financial statements of the Company for and as of the end of the year ended February 27, 1994 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such financial statements are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The combined financial statements of Alba for and as of the years ended December 31, 1995 and 1994 appearing in this Prospectus and Registration Statement have been audited by Schitag Ernst & Young, Deutsche Allgemeine Treuhand AG, independent auditors, as set forth in their report thereon appearing elsewhere herein. Such financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Badalex Limited (formerly the operations of STT Badalex Limited) for and as of the eleven months ended November 10, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Plastomer for and as of the years ended December 30, 1994 and 1993 appearing in this Prospectus and Registration Statement have been audited by Hards Pearson, independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such financial statements are included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

  In November 1995, the Company's Board of Directors decided to retain Ernst & Young LLP as its independent public accountants and dismissed the Company's former auditors, Arthur Andersen LLP. The former auditors' report on the Company's financial statements for the nine months ended November 27, 1994 and for the years ended February 27, 1994 and February 28, 1993 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. There were no disagreements with the former auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or with respect to the Company's financial statements for the nine months ended November 27, 1994 or for the years ended February 27, 1994 and February 28, 1993 or for the subsequent interim period to the date of dismissal, which, if not resolved to the former auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Ernst & Young LLP, the Company had not consulted Ernst & Young LLP regarding accounting principles.

                             AVAILABLE INFORMATION

  A registration statement (the "Registration Statement") under the Securities Act, has been filed with the Securities and Exchange Commission, Washington,
D. C. 20549, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits and schedules thereto, certain portions having been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission, 450 Fifth Avenue, N. W., Judiciary Plaza, Washington, D. C. 20549; and at the regional offices of the Commission at 7 World Trade Center, New York New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N. W., Judiciary Plaza, Washington D. C. 20549 at prescribed rates.

                         INDEX TO FINANCIAL STATEMENTS

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Introduction to Pro Forma Condensed Consolidated Financial Statements..... F- 3
Pro Forma Condensed Consolidated Balance Sheet as of June 2, 1996......... F- 4
Pro Forma Condensed Consolidated Statement of Operations for the six
 months ended
 June 2, 1996............................................................. F- 5
Pro Forma Condensed Consolidated Statement of Operations for the year ended December 3, 1995................................................... F- 6
CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES:
Report of Independent Auditors, Ernst & Young LLP......................... F- 7
Report of Independent Public Accountants, Arthur Andersen LLP............. F- 8
Financial Statements:
  Consolidated Balance Sheets--November 27, 1994, December 3, 1995, and
   June 2, 1996 (unaudited)............................................... F- 9
  Combined Statement of Operations for the year ended February 27, 1994 and Consolidated Statements of Operations for the nine months ended
   November 27, 1994, year ended December 3, 1995, and six months ended
   May 28, 1995 and June 2, 1996 (unaudited) ............................. F-10
  Combined Statement of Stockholders' Equity for the year ended February
   27, 1994 and Consolidated Statements of Stockholders' Equity for the
   nine months ended November 27, 1994, year ended December 3, 1995, and six months ended June 2, 1996 (unaudited) ............................. F-11
  Combined Statement of Cash Flows for the year ended February 27, 1994 and Consolidated Statements of Cash Flows for the nine months ended
   November 27, 1994, year ended December 3, 1995, and six months ended
   May 28, 1995 and June 2, 1996 (unaudited) ............................. F-12
  Notes to Financial Statements........................................... F-13
PLASTOMER, INC.
Review Engagement Report.................................................. F-25
Financial Statements:
  Interim Balance Sheet as at June 2, 1996 (unaudited).................... F-26
  Interim Statement of Income for the six months ended June 2, 1996
   (unaudited)............................................................ F-27
  Interim Statement of Retained Earnings for the six months ended June 2,
   1996 (unaudited)....................................................... F-28
  Interim Statement of Cash Flows for the six months ended June 2, 1996
   (unaudited)............................................................ F-29
  Notes to the Interim Financial Statements............................... F-30
Auditors' Report.......................................................... F-34
Financial Statements:
  Balance Sheet as at December 3, 1995.................................... F-35
  Statement of Income for the 244 days ended December 3, 1995............. F-36
  Statement of Retained Earnings for the 244 days ended December 3, 1995.. F-37
  Statement of Cash Flows for the 244 days ended December 3, 1995......... F-38
  Notes to the Financial Statements....................................... F-39
Auditors' Report.......................................................... F-43
Financial Statements:
  Balance Sheet as at December 30, 1994 and 1993.......................... F-44
  Statement of Income for the years ended December 30, 1994 and 1993...... F-45
  Statement of Retained Earnings for the years ended December 30, 1994 and
   1993................................................................... F-46
  Statement of Cash Flows for the years ended December 30, 1994 and 1993.. F-47
  Notes to the Financial Statements....................................... F-48

ALBA GROUP
Report of Independent Auditors............................................ F-52
Financial Statements:
  Combined Balance Sheets as of December 31, 1995 and 1994 and April 30,
   1996 (unaudited)....................................................... F-53
  Combined Income Statements for the years ended December 31, 1995 and
   1994 and four months ended April 30, 1996 (unaudited).................. F-54
  Notes to the Combined Financial Statements.............................. F-55
BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)
Report of Independent Auditors............................................ F-60
Balance Sheet as of November 10, 1995..................................... F-61
Statement of Operations for the period from January 1, 1995 to November
 10, 1995................................................................. F-62
Statement of Stockholders' Equity for the period from January 1, 1995 to
 November 10, 1995........................................................ F-63
Statement of Cash Flows for the period from January 1, 1995 to November
 10, 1995................................................................. F-64
Notes to Financial Statements............................................. F-65
FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)
Consolidated Profit and Loss Account for the year ended 31 December 1994
 (unaudited).............................................................. F-68
Consolidated Balance Sheet as of 31 December 1994 (unaudited)............. F-69
Statement of Total Recognized Gains and Losses for the year ended 31
 December 1994 (unaudited)................................................ F-70
Principal Accounting Policies (unaudited)................................. F-71
Notes to the Financial Statements (unaudited)............................. F-73

                         CHICAGO MINIATURE LAMP, INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to this offering and the application of the net proceeds to the Company therefrom as if they had occurred on June 2, 1996. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 2, 1996 gives effect to the following as if each had occurred on December 4, 1995: (i) the Alba Acquisition, (ii) the acquisition of Phoenix Lighting (the Phoenix Acquisition), and (iii) this offering and the application of the net proceeds to the Company therefrom. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 3, 1995 gives effect to the following as if each had occurred on November 28, 1994: (i) the Alba Acquisition, (ii) the Fiscal 1995 Acquisitions, (iii) the Phoenix Acquisition, and (iv) this offering and application of the net proceeds to the Company therefrom.

  The unaudited Pro Forma Condensed Consolidated Financial Statements are based on (i) Chicago Miniature Lamp, Inc.'s audited Consolidated Statement of Operations for the year ended December 3, 1995, unaudited Consolidated Statement of Operations for the six months ended June 2, 1996 and unaudited Consolidated Balance Sheet as of June 2, 1996, (ii) unaudited Statements of Operations for the Fiscal 1995 Acquisitions and the Phoenix Acquisition and
(iii) Alba's audited Combined Income Statement for the year ended December 31, 1995 and unaudited Combined Income Statement for the four months ended April 30, 1996.

  The Alba Acquisition was accounted for under the purchase method of accounting. The total purchase price for the acquisition was allocated to tangible and identifiable intangible assets and liabilities based on management's estimate of their fair values with the excess of cost over net assets acquired allocated to goodwill.

  The unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to be indicative of the combined results of operations that actually would have occurred if the transactions described above had been effected at the dates indicated or to project future results of operations for any period. The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with Chicago Miniature Lamp, Inc.'s Consolidated Financial Statements and Alba's Combined Financial Statements and respective related notes thereto included elsewhere in this Prospectus.

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 2, 1996
                                (IN THOUSANDS)

                                             COMPANY  ADJUSTMENTS    PRO FORMA
                                             -------- -----------    ---------
Cash and cash equivalents................... $  7,831  $    --       $  7,831
Investments.................................       --    66,758 (1)    66,758
Accounts receivable, net of allowance for
 doubtful accounts..........................   17,644       --         17,644
Inventories.................................   16,573       --         16,573
Prepaid expenses and other..................    1,043       --          1,043
                                             --------  --------      --------
    Total current assets....................   43,091    66,758       109,849
Property, plant and equipment, net..........   49,473       --         49,473
Other long-term assets......................   10,849       --         10,849
                                             --------  --------      --------
    Total assets............................ $103,413  $ 66,758      $170,171
                                             ========  ========      ========
Short-term notes payable.................... $ 26,894  $(14,894)(2)    12,000
Current portion of long-term debt...........      291      (291)(2)       --
Accounts payable and accrued expenses.......   20,124       --         20,124
                                             --------  --------      --------
    Total current liabilities...............   47,309   (15,185)       32,124
Long-term debt, less current portion........    3,354    (3,354)(2)       --
Other long-term liabilities.................    9,161       --          9,161
Stockholders' equity........................   43,589    85,297 (3)   128,886
                                             --------  --------      --------
    Total liabilities and stockholders'
     equity................................. $103,413  $ 66,758      $170,171
                                             ========  ========      ========

--------
(1) Cash anticipated to be retained from the net proceeds of this offering after the repayment of $18,539,000 of debt.
(2) Reflects the repayment of debt from a portion of the net proceeds from this offering.
(3) Represents the receipt of the estimated net proceeds of this offering.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                         SIX MONTHS ENDED JUNE 2, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          ALBA
                             COMPANY ACQUISITION (1) ADJUSTMENTS   PRO FORMA
                             ------- --------------- -----------   ---------
Net sales................... $41,527     $10,668       $  --        $52,195
Cost of products sold.......  27,243       8,146           51 (2)    35,440
                             -------     -------       ------       -------
  Gross margin..............  14,284       2,522          (51)       16,755
Selling, general and
 administrative expenses....   6,109       2,938         (474)(3)     8,573
                             -------     -------       ------       -------
  Operating income..........   8,175        (416)         423         8,182
Interest (income) expense,
 net........................     322         141         (765)(4)      (302)
Other (income) expense......      15         (49)         --            (64)
                             -------     -------       ------       -------
Income (loss) before income
 taxes......................   7,868        (508)       1,188         8,548
Income taxes................   2,494          46          195 (5)     2,735
                             -------     -------       ------       -------
  Net income................ $ 5,374     $  (554)      $  993       $ 5,813
                             =======     =======       ======       =======
Earnings per common share... $  0.34                                $   .35
                             =======                                =======
Weighted average shares
 outstanding................  15,708                                 16,516(6)
                             =======                                =======

--------
(1) Information obtained from Alba's unaudited Combined Income Statements for the four months ended April 30, 1996, translated into U.S. dollars at the average rate of U.S. $1.00=DM 1.523.
(2) Depreciation has been adjusted to reflect revised estimated useful lives and revaluation of fixed assets to fair market value as if the Alba Acquisition had occurred on December 4, 1995.
(3) Gives effect for adjustments to Alba's selling, general and administrative expenses resulting from the implementation of the Company's acquisition plans to reduce sales commissions and the number of employees and realign certain operations.
(4) Interest expense applicable to $18,539,000 of debt outstanding is eliminated because this portion of bank debt is assumed to be repaid at the beginning of the period.
(5) Income tax expense has been adjusted to reflect a pro forma consolidated effective tax rate of approximately 32%.
(6) Pro forma weighted average shares outstanding give effect to 150,000 shares issued in connection with the Alba Acquisition and 661,517 shares issued in this offering to raise net proceeds equal to $18,539,000 as if the acquisition and this offering had occurred on December 4, 1995.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 3, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            PRO FORMA
                                                                                           ADJUSTMENTS
                                             PRO FORMA                                   FOR FISCAL 1995
                                            ADJUSTMENTS                                        AND
                                  ALBA       FOR ALBA       FISCAL 1995      PHOENIX         PHOENIX                 OFFERING
                    COMPANY  ACQUISITION(1) ACQUISITION   ACQUISITIONS(5) ACQUISITION(5)  ACQUISITIONS   PRO FORMA  ADJUSTMENTS
                    -------  -------------- -----------   --------------- -------------- --------------- ---------  -----------
Net sales.........  $57,402     $24,769       $  --           $16,788        $ 6,134         $  --       $105,093     $  --
Cost of products
sold..............   36,726      17,161          158 (2)       13,523          6,575         (2,071)(6)    72,072        --
                    -------     -------       ------          -------        -------         ------      --------     ------
  Gross margin....   20,676       7,608         (158)           3,265           (441)         2,071        33,021        --
Selling, general
and administrative
expenses. ........    8,462       7,746       (1,138)(3)        7,389            743         (2,090)(7)    21,112        --
                    -------     -------       ------          -------        -------         ------      --------     ------
  Operating
  income..........   12,214        (138)         980           (4,124)        (1,184)         4,161        11,909        --
Interest expense,
net...............      803         317          --               550            --             --          1,670     (1,530)(9)
Other income......      (47)         41          --                (7)           --             --            (13)       --
                    -------     -------       ------          -------        -------         ------      --------     ------
  Income before
  income taxes....   11,458        (496)         980           (4,667)        (1,184)         4,161        10,252      1,530
Income taxes......    2,993         108           48 (4)           65            --            (606)(8)     2,607      1,163 (10)
                    -------     -------       ------          -------        -------         ------      --------     ------
  Net income......  $ 8,465     $  (604)      $  932          $(4,732)       $(1,184)        $4,767      $  7,645     $  367
                    =======     =======       ======          =======        =======         ======      ========     ======
Earnings per
common share......  $  0.61
                    =======
Weighted average
shares
outstanding.......   13,920
                    =======
                    PRO FORMA
                    --------------
Net sales.........  $105,093
Cost of products
sold..............    72,072
                    --------------
  Gross margin....    33,021
Selling, general
and administrative
expenses. ........    21,112
                    --------------
  Operating
  income..........    11,909
Interest expense,
net...............       140
Other income......       (13)
                    --------------
  Income before
  income taxes....    11,782
Income taxes......     3,770
                    --------------
  Net income......  $  8,012
                    ==============
Earnings per
common share......  $   0.49
                    ==============
Weighted average
shares
outstanding.......    16,516 (11)
                    ==============

----
 (1) Information obtained from Alba's audited Consolidated Combined Income Statement for the year ended December 31, 1995, translated into U.S. dollars at the rate of U.S. $1.00 = DM 1.53.
 (2) Depreciation has been adjusted to reflect revised estimated useful lives and revaluation of fixed assets to fair market value as if the Alba Acquisition had occurred on November 28, 1994.
 (3) Gives effect to the Alba Acquisition and adjustments to selling, general and administrative expenses resulting from the implementation of the Company's acquisition plans to reduce sales commissions and the number of employees and realign certain operations.
 (4) Income tax expense has been adjusted to reflect the expected additional income tax expense resulting from the Pro Forma adjustments. The adjustment gives effect to an effective tax rate of approximately 32%.
 (5) Operating results of each of the Fiscal 1995 Acquisitions are included in the Company's consolidated financial statements from the respective dates of acquisition.
 (6) Gives effect to the Fiscal 1995 Acquisitions and Phoenix Acquisition for decreases in material costs totalling approximately $1,557,000 resulting from the implementation of the Company's acquisition plans to eliminate related party purchases. Additionally, depreciation has been decreased by $514,000 to reflect revised estimated useful lives and revaluation of fixed assets to fair market value as if the acquisitions had occurred on November 28, 1994.
 (7) Gives effect to the Fiscal 1995 Acquisitions and Phoenix Acquisition for decreases in selling, general and administrative payroll costs totalling $2,375,000 resulting from the implementation of the Company's acquisition plans to reduce the number of employees. In addition the adjustment reflects amortization of intangible assets recorded in connection with the Fiscal 1995 and Phoenix Acquisitions totalling $285,000. Goodwill is amortized over 40 years and the useful lives of other intangible assets range from 3 to 25 years.
 (8) Income tax expense has been adjusted to reflect the expected income tax benefit resulting from the pro forma adjustments. The adjustment reflects a pro forma effective tax rate of 32% for the Fiscal 1995 and Phoenix Acquisitions.
 (9) Interest expense applicable to $18,539,000 of debt outstanding is eliminated because this portion of bank debt is assumed to be repaid at the beginning of the period.
(10) Income tax expense has been adjusted to reflect a pro forma consolidated effective tax rate of approximately 32%.
(11) Weighted average shares outstanding reflect the shares outstanding as of the June 1995 initial public offering totalling 15,704,903 shares and give effect to 150,000 shares issued in connection with the Alba Acquisition and 661,517 shares issued in this offering to raise net proceeds equal to $18,539,000 to be used to retire outstanding debt as if the transactions had occurred on November 28, 1994.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Chicago Miniature Lamp, Inc.

  We have audited the accompanying consolidated balance sheet of Chicago Miniature Lamp, Inc. and subsidiaries as of December 3, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of Plastomer, Inc., a wholly-owned subsidiary, which statements reflect total assets of $9,570,000 as of December 3, 1995, and total revenues of $7,064,000 for the period from March 30, 1995 (date of acquisition) to December 3, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Plastomer, Inc., is based solely on the report of the other auditors.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provides a reasonable basis for our opinion.

  In our opinion, based on our audit and the report of other auditors, the 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Miniature Lamp, Inc. and subsidiaries at December 3, 1995, and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

  In our opinion based on our audit and the report of other auditors, the information set forth in the selected financial data as of and for the year ended December 3, 1995, appearing on pages 13 and 14, is fairly stated in all material respects in the relation to the consolidated financial statements from which it has been derived. The selected financial data for the years ended February 28, 1993 and February 27, 1994 and the nine months ended November 27, 1994 were derived from financial statements audited by other auditors, and we do not express an opinion on that data.

                                                        Ernst & Young LLP
Chicago, Illinois
January 15, 1996

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Chicago Miniature Lamp, Inc.:

  We have audited the accompanying consolidated balance sheets of Chicago Miniature Lamp, Inc. and subsidiary as of November 27, 1994, and the related statements of operations, stockholders' equity and cash flows for the nine months ended November 27, 1994 and the year ended February 27, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Miniature Lamp, Inc. and subsidiary as of November 27, 1994 and February 27, 1994, and the results of their operations and their cash flows for the nine months ended November 27, 1994 and the year ended February 27, 1994, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boston, Massachusetts
December 23, 1994 (except for
 Notes 2(j), 3, 7 and 10 for which
 the date is February 27, 1995)

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                           NOVEMBER 27, DECEMBER 3,   JUNE 2,
                                               1994        1995        1996
                                           ------------ ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents................   $ 4,558      $ 4,005    $  7,831
 Investments..............................       --         2,102         --
 Accounts receivable, less allowances for
  doubtful accounts of $358, $118 and $285
  at November 27, 1994, December 3, 1995
  and June 2, 1996, respectively..........     5,666       10,249      17,644
 Income tax receivable....................       164          109         --
 Inventories..............................     5,232        8,018      16,573
 Prepaid income taxes.....................        96          --          --
 Prepaid expenses and other...............       276          661       1,043
                                             -------      -------    --------
Total current assets......................    15,992       25,144      43,091
Property, plant and equipment:
 Land.....................................        90          684       3,526
 Buildings and improvements...............     1,877        5,308       9,977
 Machinery and equipment..................     9,224       15,193      32,091
 Molds....................................     3,684        4,560       5,001
 Furniture and fixtures...................       312          497       3,126
                                             -------      -------    --------
                                              15,187       26,242      53,721
 Less: Accumulated depreciation...........     1,656        3,189       4,248
                                             -------      -------    --------
                                              13,531       23,053      49,473
Other assets:
 Goodwill, net of accumulated
  amortization............................     2,699        4,257       4,253
 Other intangible assets, net of
  accumulated amortization................       647        6,903       6,444
 Other....................................        60          173         152
                                             -------      -------    --------
Total assets..............................   $32,929      $59,530    $103,413
                                             =======      =======    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Short-term notes payable.................   $ 7,072      $   --     $ 26,894
 Current portion of long-term debt........     2,042           65         291
 Accounts payable.........................     3,353        7,488       8,831
 Payable to stockholder...................     1,079          --          --
 Accrued income taxes payable.............       698        2,547       2,661
 Other accrued expenses...................     2,018        5,121       8,632
                                             -------      -------    --------
Total current liabilities.................    16,262       15,221      47,309
Long-term debt, less current portion......     9,015        3,147       3,354
Other liabilities:
 Deferred income taxes....................     3,633        4,798       4,619
 Other long-term liabilities..............     1,346        1,443       4,468
 Minority interest........................       --           --           74
                                             -------      -------    --------
Total other liabilities...................     4,979        6,241       9,161
Commitments and contingencies
Stockholders' equity:
 Common stock, $.01 par value--
  Authorized--20,000,000 shares--Issued
  and outstanding--12,495,750, 15,704,903
  and 15,854,903 shares at November 27,
  1994, December 3, 1995 and June 2, 1996
  respectively............................       125          158         159
 Additional paid-in capital...............       161       23,883      27,077
 Foreign currency translation adjustment..       --            39         138
 Retained earnings........................     2,387       10,841      16,215
                                             -------      -------    --------
Total stockholders' equity................     2,673       34,921      43,589
                                             -------      -------    --------
Total liabilities and stockholders'
 equity...................................   $32,929      $59,530    $103,413
                                             =======      =======    ========

   The accompanying notes are an integral part of these financial statements.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        NINE MONTHS                    SIX MONTHS ENDED
                           YEAR ENDED      ENDED        YEAR ENDED   ---------------------
                          FEBRUARY 27,  NOVEMBER 27,   DECEMBER 3,    MAY 28,    JUNE 2,
                              1994          1994           1995         1995       1996
                          ------------ -------------- -------------- ---------- ----------
                           (COMBINED)  (CONSOLIDATED) (CONSOLIDATED)    (CONSOLIDATED)
                                                                          (UNAUDITED)
Net sales...............   $   24,894    $   31,729     $   57,402   $   24,402 $   41,527
Cost of products sold...       17,860        21,113         36,726       15,790     27,243
                           ----------    ----------     ----------   ---------- ----------
Gross margin............        7,034        10,616         20,676        8,612     14,284
Selling, general, and
 administrative
 expenses...............        7,458         7,412          8,029        3,679      5,871
Amortization of
 intangibles............          570           365            433          234        238
                           ----------    ----------     ----------   ---------- ----------
Operating income
 (loss).................         (994)        2,839         12,214        4,699      8,175
Other (income) expenses:
  Interest expense,
   net..................          502           936            803          803        322
  Other, net............          (92)           (7)           (47)           8        (15)
                           ----------    ----------     ----------   ---------- ----------
Income (loss) before
 income taxes...........       (1,404)        1,910         11,458        3,888      7,868
Income taxes............          231           800          2,993        1,438      2,494
                           ----------    ----------     ----------   ---------- ----------
Net income (loss).......   $   (1,635)   $    1,110     $    8,465   $    2,450 $    5,374
                           ==========    ==========     ==========   ========== ==========
Earnings (loss) per
 common share...........   $     (.13)   $      .09     $      .61   $      .20 $      .34
                           ==========    ==========     ==========   ========== ==========
Weighted-average shares
 outstanding............   12,495,750    12,495,750     13,920,113   12,509,907 15,708,204
                           ==========    ==========     ==========   ========== ==========


   The accompanying notes are an integral part of these financial statements.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                 COMMON STOCK                FOREIGN
                               ---------------- ADDITIONAL  CURRENCY
                               NUMBER OF   PAR   PAID-IN   TRANSLATION RETAINED
                                 SHARES   VALUE  CAPITAL   ADJUSTMENT  EARNINGS
                               ---------- ----- ---------- ----------- --------
Balance at February 28,
 1993........................   9,266,400 $101   $   --       $--      $ 2,907
Net loss.....................         --   --        --        --       (1,635)
S corporation cash
 dividends...................         --   --        --        --           (6)
Merger of CML and Xenell.....   3,090,352   34        34       --          --
                               ---------- ----   -------      ----     -------
Balance at February 27,
 1994........................  12,356,752  135        34       --        1,266
Net income...................         --   --        --        --        1,110
Stock issued to employees....     138,998    1       127       --          --
                               ---------- ----   -------      ----     -------
Balance at November 27,
 1994........................  12,495,750  136       161       --        2,376
Net income...................         --   --        --        --        8,465
Issuance of common stock:
  Initial public offering net
   of offering costs.........   2,700,000   18    19,540       --          --
  Exercise of underwriter's
   option on over allotment
   shares....................     495,000    4     4,122       --          --
  Other stock issuance.......      14,153  --         60       --          --
Translation adjustment (net
 of deferred taxes of $24)...         --   --        --         39         --
                               ---------- ----   -------      ----     -------
Balance at December 3, 1995..  15,704,903  158    23,883        39      10,841
Net income (unaudited).......         --   --        --        --        5,374
Translation adjustment (net
 of deferred taxes of $179)
 (unaudited).................         --   --        --         99         --
Issuance of common stock for
 the Alba Acquisition
 (unaudited).................     150,000    1     3,194       --          --
                               ---------- ----   -------      ----     -------
Balance at June 2, 1996
 (unaudited).................  15,854,903 $159   $27,077      $138     $16,215
                               ========== ====   =======      ====     =======


   The accompanying notes are an integral part of these financial statements.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                        NINE MONTHS                  SIX MONTHS ENDED
                           YEAR ENDED      ENDED        YEAR ENDED   ------------------
                          FEBRUARY 27,  NOVEMBER 27,   DECEMBER 3,   MAY 28,    JUNE 2
                              1994          1994           1995        1995      1996
                          ------------ -------------- -------------- --------  --------
                           (COMBINED)  (CONSOLIDATED) (CONSOLIDATED)  (CONSOLIDATED)
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......    $(1,635)      $ 1,110        $  8,465     $2,450     $5,374
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation and
   amortization.........        896         1,049           1,901        800      1,576
  Deferred income
   taxes................        228           329             (20)         1       (179)
  Minority interest.....        --            --              --         --          10
  Stock issued to
   employees in lieu of
   cash.................        --            128              60        --         --
  Changes in operating
   assets and
   liabilities:
    Accounts
     receivable.........     (1,528)          713          (1,728)       248     (4,222)
    Inventories.........       (690)          300            (623)        70     (5,260)
    Prepaid expenses and
     other..............        727           (52)           (272)      (104)      (105)
    Accounts payable....      1,410           (87)            (95)      (303)    (1,051)
    Accrued expenses....      1,150          (598)           (579)      (726)       (32)
    Accrued and prepaid
     income taxes.......         49           285           2,267        865     (1,644)
    Payable to
     stockholder........        616           463          (1,079)    (1,079)       --
    Other long-term
     liabilities........        --             82            (155)       (46)        38
    Other...............        --            --              (15)        87        120
                            -------       -------        --------    -------   --------
Net cash provided by
 (used in) operating
 activities.............      1,223         3,722           8,127      2,263     (5,375)
INVESTING ACTIVITIES
Purchases of property,
 plant, and equipment...     (1,661)         (476)         (2,465)    (1,358)    (4,478)
Acquisitions, net of
 cash acquired..........     (2,000)       (8,496)        (10,347)    (3,441)   (10,899)
Purchases of held-to-
 maturity investments...        --            --           (2,102)       --        --
Decrease in short-term
 investments............      1,605           --              --         --       2,102
                            -------       -------        --------    -------   --------
Net cash used in
 investing activities...     (2,056)       (8,972)        (14,914)    (4,799)   (13,275)
FINANCING ACTIVITIES
Net borrowings
 (repayments) of line of
 credit.................     (1,449)        4,292          (7,055)     1,390     22,496
Proceeds from
 borrowings.............      1,500        18,775           9,046        --         --
Payments of long-term
 debt...................       (911)      (13,259)        (19,441)      (975)       (20)
Proceeds from issuance
 of common stock--Net of
 offering costs.........        --            --           23,684        --         --
Payment of offering
 costs..................        --            --              --        (674)       --
S corporation cash
 dividends..............         (6)          --              --         --         --
                            -------       -------        --------    -------   --------
Net cash provided by
 (used in) financing
 activities.............       (866)        9,808           6,234       (259)    22,476
                            -------       -------        --------    -------   --------
Net increase (decrease)
 in cash and cash
 equivalents............     (1,699)        4,558            (553)    (2,795)     3,826
Cash and cash
 equivalents, beginning
 of period..............      1,699           --            4,558      4,558      4,005
                            -------       -------        --------    -------   --------
Cash and cash
 equivalents, end of
 period.................    $   --        $ 4,558        $  4,005    $ 1,763   $  7,831
                            =======       =======        ========    =======   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION
Cash paid for:
  Interest..............    $   787       $   850        $  1,155    $   411   $    170
                            =======       =======        ========    =======   ========
  Income taxes..........    $   166       $   --         $    629    $   --    $  2,992
                            =======       =======        ========    =======   ========

   The accompanying notes are an integral part of these financial statements.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

(INFORMATION WITH RESPECT TO THE SIX-MONTH PERIODS ENDED MAY 28, 1995 AND JUNE
                            2, 1996 ARE UNAUDITED)

1. ORGANIZATION AND ACQUISITIONS

  Chicago Miniature Lamp, Inc., (an Oklahoma corporation) and subsidiaries (collectively, the Company) manufacture and sell miniature lighting products and related electronic components to original equipment manufacturers and distributors.

  In October 1992, the Company purchased all of the capital stock of Chicago Miniature Lamp, Inc., a Delaware company--CML (Delaware). Frank M. Ward and members of his family owned all of the outstanding shares of common stock of the Company and Xenell Corp. On February 28, 1993, CML (Delaware) was liquidated into the Company. On December 31, 1993, Xenell Corp. was merged into the Company with the Company continuing as the surviving corporation. In connection with the acquisition of CML (Delaware), the Company entered into a three-year noncompete and certain other agreements with the former owner of CML (Delaware). The total purchase price for the transaction was $2,946,000 in cash, net of cash acquired. The Company assumed liabilities of $2,092,000 in connection with this acquisition.

  On April 7, 1993, the Company acquired certain of the assets of Glolite Sales, LTD. (Glolite) for cash. Glolite was engaged in the same line of business as the Company. In connection with the acquisition, the Company obtained a seven-year noncompete and a three-year consulting agreement from the former owner of Glolite. The total purchase price for the transaction was $2,000,000.

  On May 9, 1994, the Company acquired all of the capital stock of Industrial Devices, Inc. (IDI) (a New Jersey corporation) for $8,496,000 in cash, net of cash acquired. The Company assumed liabilities of $6,478,000 in connection with this acquisition. The transaction was partly financed by long-term debt. IDI manufactures miniature lighting assemblies.

  In March 1995, the Company initiated operations at IDI Internacional, S.A., a subsidiary of IDI, located in Costa Rica. Operations at this facility include the manufacture of value-added lighting assemblies.

  On March 30, 1995, IDI acquired all of the capital stock of Plastomer Inc. (Plastomer), a Canadian company, for $5,000,000 Canadian in cash. The foreign currency exchange rate as of March 30, 1995, was 0.713 U.S. dollars to one Canadian dollar. Plastomer manufactures injection molded components for the automotive industry.

  In August 1995, IDI acquired all of the capital stock of Fredon Development Industries, Inc. (Fredon) for $2,245,000 in cash.

  On November 10, 1995, the Company, through its wholly owned subsidiary Badalex Limited (Badalex), acquired substantially all of the assets of STT Badalex Limited, STI Lighting Limited, PRT Shipping Limited, and STT Holdings Limited, all companies formed under the laws of England. Total consideration for the acquisition was approximately $7,200,000. Badalex designs and manufactures lamp machinery.

  On December 1, 1995, the Company acquired all of the outstanding stock of Electro Fiberoptics, Inc. for $1,600,000 in cash. This acquisition was made through the Company's wholly owned subsidiary, CML Fiberoptics, Inc. (Fiberoptics).

  In December 1995, the Company through Badalex acquired certain assets of Phoenix Lighting (UK) Limited for approximately $2,400,000 in cash.

  In addition, effective May 1, 1996, the Company acquired all the outstanding equity of W. Albrecht GmbH U.Co. KG (Germany) and Alba Lamps, Inc. (USA) and certain of their affiliates (collectively Alba) for

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES approximately $8.5 million in cash see Note 4, 150,000 shares of common stock of the Company, and the assumption of approximately $4.9 million of bank debt. Alba is a manufacturer and supplier of miniature lamps, value-added assemblies and instrument backed lighting systems.

  For financial reporting purposes, each acquisition was accounted for as a purchase, and the purchase price was allocated to assets acquired and liabilities assumed based on the estimated fair market value existing at the date of acquisition. The Badalex allocation is based on preliminary information and is subject to adjustment. The Company is refining its estimates of the value of intangibles acquired by Badalex. The excess of purchase price over fair market value of net assets acquired is reflected in the accompanying consolidated balance sheets as goodwill. The Company-Xenell, related-party merger represented a merger of entities under common control accounted for at historical cost in a manner similar to a pooling of interests.

  For income tax reporting purposes, the CML (Delaware), IDI, Plastomer, Fredon, and Fiberoptics transactions were acquisitions of stock. As a result, the tax bases of assets and liabilities carry over from amounts previously reported for income tax purposes. Deferred taxes have been provided in the accompanying consolidated balance sheets for the temporary differences between the tax and financial reporting bases of the assets acquired and liabilities assumed.

  Based on unaudited data, the following table presents selected financial information for the Company and its subsidiaries on a pro forma basis, assuming the companies had been combined since February 28, 1994 (dollars in thousands, except per share amounts):

                                               NINE MONTHS            SIX MONTHS
                                                  ENDED    YEAR ENDED   ENDED
                                               NOVEMBER 27 DECEMBER 3   JUNE 2
                                                  1994        1995       1996
                                               ----------- ---------- ----------
   Net sales..................................   $87,150    $105,093   $52,195
   Net income.................................     1,199       8,012     5,813
   Net income per share.......................       .09         .49       .35

  The pro forma results are not necessarily indicative of future operations or the actual results that would have occurred had the acquisitions been made as of February 28, 1994.

BASIS OF PRESENTATION

  The financial statements of the Company as of June 2, 1996 and for the six-month periods ended May 28, 1995 and June 2, 1996, and all information subsequent to December 3, 1995 are unaudited. All adjustments and accruals (consisting of normal recurring adjustments) have been made which, in the opinion of management, are necessary for a fair presentation of the financial position and operating results of the interim periods presented.

  The interim financial statements are condensed and do not include all the information and disclosures necessary for a full interim financial statement presentation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation/Combination

  The accompanying consolidated financial statements as of June 2, 1996, December 3, 1995 and November 27, 1994, include the accounts of the Company and its subsidiaries. The financial statements for the year ended February 27, 1994, include the combined results of operations, cash flows, and financial position of Xenell, CML, and Glolite from their respective dates of acquisitions. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Fiscal Year

  In 1994, the Company changed its financial reporting year-end to the Sunday nearest to December 1 of each year. Previously, the fiscal year ended the Sunday closest to February 28. Accordingly, the consolidated statements of operations for the periods ended December 3, 1995 and November 27, 1994, contain 53 weeks and 39 weeks, respectively. The year ended February 27, 1994 contains 52 weeks.

 Investments

  Management determines the appropriate classification of investments at the time of purchase and reevaluates such designations as of each balance sheet date. Investments are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion is included in interest income. Investments, held-to-maturity, consist of federal securities with an estimated fair value of $2,102,000 at December 3, 1995. All have contractual maturity dates in 1996.

 Inventories

  Inventories are stated at the lower of cost, determined by the first in, first out (FIFO) method, or market. Inventories consist of the following (dollars in thousands):

                                                  NOVEMBER 27 DECEMBER 3 JUNE 2
                                                     1994        1995     1996
                                                  ----------- ---------- -------
      Raw materials..............................   $1,750      $3,320   $ 5,823
      Work in process............................      390       1,115     4,049
      Finished goods.............................    3,092       3,583     6,701
                                                    ------      ------   -------
                                                    $5,232      $8,018   $16,573
                                                    ======      ======   =======

 Property, Plant, and Equipment

  Property, plant, and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

   Buildings and improvements....................................... 25-39 years
   Machinery and equipment.......................................... 12-25 years
   Molds............................................................ 10-20 years
   Furniture and fixtures...........................................  5-10 years

  Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the remaining lease term.

  The Company's depreciation method and estimated useful lives were retroactively revised in connection with the November 27, 1994 consolidated financial statements in order to more fairly allocate the cost of the assets over their period of actual service. Previously, the Company had used accelerated tax depreciation methods and lives for financial reporting.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

 Accounting for the Impairment of Long-Lived Assets

  In March 1995, the Financial Accounting Standards Board (FASB) issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company will adopt Statement No. 121 in the first quarter of 1997, and based on current circumstances, does not believe the effect of adoption will be material.

 Goodwill

  Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired related to the business acquisitions described in Note 1. Goodwill is amortized on a straight-line basis over 40 years. Accumulated amortization is approximately $90,000 and $177,000 at November 27, 1994 and December 3, 1995, respectively. Amortization expense was approximately $32,000, $47,000 and $100,000 for the year ended February 27, 1994, the nine months ended November 27, 1994 and the year ended December 3, 1995, respectively. The Company periodically assesses whether a change in circumstances has occurred subsequent to an acquisition which would indicate whether the future useful life of an asset should be revised. The Company considers the future earnings potential of the acquired business in assessing the recoverability of goodwill.

 Other Intangible Assets

  Other intangible assets include the fair value of engineering technology, patents, noncompete, and other agreements associated with the acquisitions described in Note 1. The intangibles are being amortized using the straight-line method over their respective useful lives or contract periods, which range from 3 to 25 years. Accumulated amortization is approximately $1,026,000 and $1,418,000 at November 27, 1994 and December 3, 1995, respectively. Amortization expense was approximately $538,000, $319,000 and $380,000 for the year ended February 27, 1994, for the nine months ended November 27, 1994, and for the year ended December 3, 1995, respectively.

 Stock-Based Compensation

  Stock-based compensation awards are accounted for under APB Opinion No. 25 "Accounting for Stock Issued to Employees." In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." The Company will be required to comply with this Statement in 1997 and has yet to determine its impact.

 Income Taxes

  The Company accounts for income taxes using the liability method. Deferred income taxes are recognized based on the expected future tax consequences of differences between the financial statement and tax bases of assets and liabilities, calculated using enacted tax rates in effect for the year in which the differences are expected to be reflected in the tax return.

 Foreign Currency Translation

  Transactions arising in foreign currencies have been translated at rates of exchange in effect at the dates of the transactions. Gains or losses during the year have been included in net income. Assets and liabilities of

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES foreign affiliates are translated at current exchange rates, and income statement accounts are translated at the average daily rates during the period. Related translation adjustments are reported as a component of stockholders' equity.

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Stock Splits and Recapitalization

  The balance sheet as of November 27, 1994, and all share and per share information have been restated to reflect two stock splits effected in the form of stock dividends and a 99-for-1 recapitalization on December 1, 1994. The stock dividends were 18-for-1 in October 1994 and 0.716-for-1 in February 1995.

  On August 5, 1996, the Company approved a three-for-two stock split of its outstanding common stock to be effected in the form of a 50% stock dividend. The dividend was paid on August 27, 1996 to shareholders of record August 16, 1996.

 Earnings (Loss) Per Common Share

  Pursuant to certain Securities and Exchange Commission requirements, earnings (loss) per common share have been computed giving retroactive effect to the stock dividends and recapitalization described above and as if the shares issued to key employees in the period ended November 27, 1994, had been outstanding for all periods.

3. CHIEF EXECUTIVE OFFICER COMPENSATION AND RELATED PARTY TRANSACTIONS

  The accompanying consolidated statements of operations include the following charges related to services provided by the chief executive officer (the CEO) and principal stockholder (dollars in thousands):

                                                       NINE MONTHS
                                           YEAR ENDED     ENDED     YEAR ENDED
                                          FEBRUARY 27, NOVEMBER 27, DECEMBER 3,
                                              1994         1994        1995
                                          ------------ ------------ -----------
   Compensation..........................    $3,251       $2,000       $360
   Rent for corporate headquarters.......        60           45         60
   Rent for Oklahoma plant...............       190          --         --

  The Company has an amended employment agreement with the CEO and principal stockholder under which his compensation will be $250,000 for each of the fiscal years 1996 and 1997 (previously $420,000 and $480,000, respectively).

  The Oklahoma plant that was leased by the CEO to the Company through February 1994 was sold to the Company on February 25, 1994 for $575,000, the CEO's approximate depreciated historical cost as of the sale date. The fair market value of the plant, as determined by an independent appraisal, exceeded the sale price by a considerable amount. The Company financed the purchase with a loan payable to the CEO, which was subsequently repaid.

  Also on February 25, 1994, the CEO sold to the Company for $141,000 certain machinery and equipment that the CEO had purchased in October 1991. The sale price equaled the CEO's cost of the equipment. This purchase was also financed by a loan payable to the CEO, which was subsequently repaid.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

  Amounts (payable to) due from the CEO and principal stockholder were as follows (dollars in thousands):

                                                         NOVEMBER 27 DECEMBER 3
                                                            1994        1995
                                                         ----------- ----------
   Accrued compensation.................................   $(1,000)     $--
   Stockholder loan.....................................       (79)      --
   Advance to stockholder...............................       --         74
                                                           -------      ----
                                                           $(1,079)     $ 74
                                                           =======      ====

4. DEBT

Debt consisted of the following (dollars in thousands):

                                                          NOVEMBER 27 DECEMBER 3
                                                             1994        1995
                                                          ----------- ----------
     Operating revolving loan, due December 30, 1996,
      unless extended, interest payable monthly at prime
      (8.5% at December 3, 1995)........................    $ 7,055     $2,628
     Promissory note, interest at the lender's average
      cost of short-term funds (6.96% at December 3,
      1995) plus 2.25%, currently repayable in monthly
      installments of Canadian $7,300 plus interest, due
      May 15, 1997......................................        --         584
     Term note..........................................     10,998        --
     Note payable to a bank.............................         76        --
                                                            -------     ------
                                                             18,129      3,212
     Less: Current portion..............................      9,114         65
                                                            -------     ------
                                                            $ 9,015     $3,147
                                                            =======     ======

  As of December 3, 1995 the Company's revolving credit agreement provided for borrowings up to $5,000,000 under an operating revolving loan and $30,000,000 under acquisition loans, subject to the lesser of $35,000,000 and a collateral borrowing base, as defined in the amended credit agreement and up to $1,000,000 under a letter of credit revolving loan. In August 1996, the agreement was amended to provide up to $8,000,000 under the letter of credit revolving loan and the maturity date was extended to December 30, 1997.

  As of November 27, 1994 and December 3, 1995, the Company had borrowed $7,055,000, and $2,628,000, respectively, of the $7,299,000 and $25,068,000, respectively, available under the loan agreement's borrowing base. Letters of credit totaling $264,000 and $831,000, were outstanding at November 27, 1994 and December 3, 1995, respectively, none of which had been drawn upon.

  In conjunction with the acquisition of Alba (see Note 1) the Company borrowed $8 million denominated in Japanese Yen under the acquisition facility portion of the credit agreement. The loan is payable on November 29, 1996 with interest at the rate of approximately 3.25%.

  Additionally, in August 1996, the Company borrowed another $8 million denominated in Japanese Yen under the acquisition facility portion of the credit agreement to refinance U.S. dollar denominated amounts borrowed under the credit facility. The loan is payable in August 1997 with interest at the rate of 3.35%.

  Amounts borrowed may remain outstanding until due by their terms provided that: (a) they are supported by the borrowing base, and (b) the Company is in compliance with the various restrictive covenants described below. As of November 27, 1994 and December 3, 1995, the Company was in compliance with the terms of its amended credit agreement. Loans under the credit agreement (Revolving Loan, Letter of Credit Loan and Acquisition Loan) are collateralized by substantially all of the Company's property and assets.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

  The Company is required to comply with a number of affirmative and negative covenants under the credit agreement. Among other things, the credit agreement requires the Company to satisfy certain financial tests and ratios (including interest coverage ratios, net worth-related ratios, and net worth requirements).

  As of December 3, 1995 annual debt principal payments required were as follows (dollars in thousands):

   1996.................................................................. $   65
   1997..................................................................  3,147
                                                                          ------
                                                                          $3,212
                                                                          ======

5. INCOME TAXES

  The following is a summary of the provision for income taxes (dollars in thousands):

                                                    NINE MONTHS
                                        YEAR ENDED     ENDED    YEAR ENDED
                                        FEBRUARY 27 NOVEMBER 27 DECEMBER 3
                                           1994        1994        1995
                                        ----------- ----------- ----------
Federal:
  Current..............................    $  3        $309       $2,278
  Deferred.............................     205         294           77
                                           ----        ----       ------
                                            208         603        2,355
State:
  Current..............................       1         162          408
  Deferred.............................      22          35          (26)
                                           ----        ----       ------
                                             23         197          382
Foreign:
  Current..............................     --          --           152
  Deferred.............................     --          --           104
                                           ----        ----       ------
                                            --          --           256
                                           ----        ----       ------
                                           $231        $800       $2,993
                                           ====        ====       ======

  Between May 1, 1992 and January 1, 1994, Xenell Corp. income was taxed under
Section 1362 Subchapter (S corporation) of the Internal Revenue Code, which provides that in lieu of corporate income taxes, each stockholder is taxed on their pro rata share of the Company's taxable income. Therefore, there is no provision for current federal income taxes on Xenell's income during this 20-month period. Xenell paid dividends to the stockholder to reimburse the stockholder for the approximate amount of income taxes related to the S corporation. Xenell's deferred tax liabilities ($449,000) that existed on April 30, 1992, were credited to the deferred tax provision in the period that S corporation status was elected; similarly, deferred tax liabilities ($543,000) that had to be reinstated on the balance sheet on January 1, 1994, when the S corporation status was terminated, were charged to the deferred tax provision in the period that includes that date.

  The Company's manufacturing facility in Costa Rica is operated under a tax holiday, which expires in 2005. The impact of this tax holiday was an increase to net income of $742,000 or $.05 per share for the year ended December 3, 1995.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

  A reconciliation between the provision (benefit) for income taxes computed at statutory rates and the amount reflected in the accompanying statements of operations is as follows (dollars in thousands):

                                                          NINE MONTHS
                                              YEAR ENDED     ENDED    YEAR ENDED
                                              FEBRUARY 27 NOVEMBER 27 DECEMBER 3
                                                 1994        1994        1995
                                              ----------- ----------- ----------
Computed federal tax provision (benefit) at
 statutory rates............................     $(477)      $649       $3,896
Increase (decrease) in taxes resulting from:
  Amortization of goodwill..................        12         17           24
  State income taxes, net of federal
   benefit..................................       (26)       115          252
  Change in S corporation status............       543        --           --
  Impact of S corporation income not
   taxable..................................       192        --           --
  Lower effective income taxes of other
   countries................................       --         --          (841)
  Other.....................................       (13)        19         (338)
                                                 -----       ----       ------
                                                 $ 231       $800       $2,993
                                                 =====       ====       ======

 The significant items comprising the deferred income taxes are as follows (dollars in thousands):

                                                          NOVEMBER 27 DECEMBER 3
                                                             1994        1995
                                                          ----------- ----------
Assets:
  Reserves...............................................   $  346      $  193
  Other..................................................       64         492
                                                            ------      ------
Total assets.............................................      410         685
                                                            ------      ------
Liabilities:
  Accelerated tax depreciation...........................    3,626       5,197
  Other..................................................      417         286
                                                            ------      ------
Total liabilities........................................    4,043       5,483
                                                            ------      ------
                                                            $3,633      $4,798
                                                            ======      ======

6. COMMITMENTS AND CONTINGENCIES

 Litigation

  The consolidated statements of operations for the nine months ended November 27, 1994 and year ended February 27, 1994, included a $1,000,000 and $180,000 charge, respectively, in selling, general, and administrative expenses to settle lawsuits brought against the Company by former employees for breach of contract and other claims. Included in other accrued expenses at November 27, 1994, is $616,000 related to this litigation.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

 Forward Currency Contracts

  In May 1996, the Company entered into two forward currency contracts for $8 million each denominated in Japanese Yen and German Marks. Unless the Company elects to close the contracts prior to the settlement dates in October 1996 and June 1997, the Company will exchange the equivalent Japanese Yen and German Marks for the fixed $8 million each at the current exchange rate.

 Leases

  The Company leases certain facilities and equipment under operating lease and sublease agreements that expire at various dates from the current year to 2010. As of December 3, 1995, the aggregate minimum future commitments under leases are as follows (dollars in thousands):

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
   1996...............................................................  $  713
   1997...............................................................     847
   1998...............................................................     714
   1999...............................................................     698
   2000...............................................................     698
   Thereafter.........................................................   5,018
                                                                        ------
                                                                        $8,688
                                                                        ======

  Rent expense for the year ended December 3, 1995, the nine months ended November 27, 1994 and the year ended February 27, 1994, was $593,000, $431,000, and $477,000, respectively.

7. STOCK COMPENSATION AND STOCK OPTION PLAN

  On May 16, 1994, the Company issued approximately 1.1% of its then-outstanding shares of common stock to four key employees in partial consideration for services rendered. The Company recorded a compensation charge of $128,000 to selling, general, and administrative expenses in the statement of operations for the nine months ended November 27, 1994. The amount of charge was based on the stock's estimated fair market value on May 16, 1994.

  In January 1995, the Company's Board of Directors approved a stock option plan for up to 750,000 shares of common stock. The plan provides for the granting of both incentive stock options (as defined in section 422 of the Internal Revenue Code) and nonqualified stock options. Options may be granted under the plan on such terms and at such prices as determined by the Board of Directors, except that the per share exercise price of incentive stock options cannot be less than the fair market value of the common stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, but no option may be exercisable after the expiration of 10 years from the date of grant.

  In fiscal 1995, the Company granted 345,000 of the options to key employees with exercise prices varying between $8.33 per share and $11.83 per share. No options were exercised during 1995 or 1996, and as of December 3, 1995, 97,500 options were exerciseable.

8. SIGNIFICANT CUSTOMER

  The Company had sales to a major customer that accounted for 22% of net sales in the fiscal year ended February 27, 1994. There were no such significant customers for the year ended December 3, 1995 or the nine-month period ended November 27, 1994.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

9. EMPLOYEE BENEFIT PLANS

 Defined-Contribution Plan

  IDI has a 401(k) defined-contribution plan (the 401(k) Plan) that is available to all nonunion employees who have met certain length-of-service requirements. Participants can voluntarily contribute their compensation (up to a maximum amount as defined in the plan agreement) to the 401(k) Plan. IDI may also elect to make a contribution. IDI's expense under the 401(k) Plan was approximately $15,000 and $41,000 for the periods ended November 27, 1994, and December 3, 1995, respectively. Effective November 30, 1995, the Company suspended all contributions to the 401(k) Plan.

 Defined-Benefit Plans

  IDI and Fredon sponsor separate noncontributory, defined-benefit pension plans (the Plans) in which IDI union employees and substantially all Fredon employees are eligible to participate. Benefits are based on years of service and compensation. The most recent valuation of the plans were July 31, 1995, and October 31, 1995, for Fredon and IDI, respectively. The IDI plan for 1994 and the Plans' 1995 combined funded status and the amounts recognized in the accompanying consolidated balance sheets are as follows (dollars in thousands):

                                                         NOVEMBER 27 DECEMBER 3
                                                            1994        1995
                                                         ----------- ----------
   Actuarial present value of benefit obligations
   Accumulated benefit obligation:
     Vested benefits...................................     $340       $1,000
     Nonvested benefits................................       17           51
                                                            ----       ------
                                                             357        1,051
   Effect of future salary increases...................       20           64
                                                            ----       ------
   Projected benefit obligation........................      377        1,115
   Plan assets at fair value, primarily corporate bonds
    and U.S. government obligations....................      362          981
                                                            ----       ------
   Plan assets less than projected benefit obligation..      (15)        (134)
   Unrecognized transition amount......................      (37)          97
   Unrecognized net (gain) loss........................       21           51
   Unamortized prior service cost......................       16           18
                                                            ----       ------
   Prepaid (accrued) pension cost......................     $(15)      $   32
                                                            ====       ======


  The components of net periodic pension cost are as follows (dollars in thousands):

                                                          NINE MONTHS
                                                             ENDED    YEAR ENDED
                                                          NOVEMBER 27 DECEMBER 3
                                                             1994        1995
                                                          ----------- ----------
   Service cost..........................................     $26        $ 99
   Interest cost on projected benefit obligation.........      16          67
   Actual return on plan assets..........................      (6)        (71)
   Net amortization and deferral.........................     (15)         12
                                                              ---        ----
   Net pension cost......................................     $21        $107
                                                              ===        ====

  The discount rate used in determining the present value of the projected benefit obligation was 7.5%, the expected long-term rate of return on assets was 9%, and the assumed rate of increase in future compensation levels was 5%.

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

  Plastomer maintains a defined-benefit pension plan which provided retirement benefits for essentially all employees. The plan is subject to an actuarial valuation every three years. The most recent valuation was January 1, 1994, which indicated a surplus of $39,000. The pension expense for the period ended December 3, 1995, was $96,000 and consists entirely of service costs.

10. CAPITAL STOCK

  In December 1994, the Company amended its Articles of Incorporation to increase the authorized shares of common stock from 75,000 shares to 20,000,000 shares and change the common stock's par value from $1.00 to $.01 per share. This change has retroactively been reflected in the November 27, 1994 balance sheet.

  In January 1995, the Company also revised its Articles of Incorporation to authorize the issuance of 5,000,000 shares of preferred stock, $.01 par value. No shares of preferred stock have been issued.

  At June 2, 1996, 750,000 shares of common stock have been reserved for future issuance upon the exercise of stock options. On October 9, 1996, the number of shares of common stock reserved for future issuance under the stock option plan was reduced to 450,000.

11. GEOGRAPHIC SEGMENT INFORMATION

  Prior to February 1995, the Company's operations were solely in the United States. As described in Note 1, the Company made acquisitions during fiscal 1995 in Canada, the United Kingdom, and Costa Rica.

  Financial information as of and for the year ended December 3, 1995 and as of and for the six months ended June 2, 1996, summarized by geographic area, is as follows (dollars in thousands):

                          UNITED                       OTHER
                          STATES  CANADA   EUROPE  INTERNATIONAL ELIMINATIONS CONSOLIDATED
                          ------- -------  ------- ------------- ------------ ------------
DECEMBER 3, 1995
TOTAL REVENUES
Unaffiliated customers..  $44,340 $ 7,064  $   --     $ 5,998       $ --        $ 57,402
Interarea transfers.....      --      138      --         --         (138)           --
                          ------- -------  -------    -------       -----       --------
Total...................   44,340   7,202      --       5,998        (138)        57,402
Income from operations..    9,034     707      --       2,473         --          12,214
ASSETS
Identifiable assets.....   30,560   9,429   10,287      7,104         --          57,380
Corporate assets........    2,150     --       --         --          --           2,150
                          ------- -------  -------    -------       -----       --------
Total assets............  $32,710 $ 9,429  $10,287    $ 7,104       $ --        $ 59,530
                          ======= =======  =======    =======       =====       ========
JUNE 2, 1996
TOTAL REVENUES
Unaffiliated customers..  $22,750 $ 6,427  $ 8,614    $ 3,736       $ --        $ 41,527
Interarea transfers.....      198     (90)     --         --         (108)           --
                          ------- -------  -------    -------       -----       --------
Total...................   22,948   6,337    8,614      3,736        (108)        41,527
Income from operations..    2,241   1,335    2,494      2,105         --           8,175
ASSETS
Identifiable assets.....   36,294  10,047   45,935     11,137         --         103,413
Corporate assets........      --      --       --         --          --             --
                          ------- -------  -------    -------       -----       --------
Total assets............  $36,294 $10,047  $45,935    $11,137       $ --        $103,413
                          ======= =======  =======    =======       =====       ========

                 CHICAGO MINIATURE LAMP, INC. AND SUBSIDIARIES

  The assets in Europe represent assets acquired in a business combination at the end of fiscal 1995.

  Canadian interarea transfers primarily represent shipments of work in process and finished goods inventory to domestic operations. These interarea shipments are made at transfer prices which approximate prices charged to unaffiliated customers and have been eliminated from consolidated net revenues. Corporate assets consist primarily of investments.

                           REVIEW ENGAGEMENT REPORT

To the Shareholders of
Plastomer Inc.

  We have reviewed the interim balance sheet of Plastomer Inc. as at June 2, 1996 and the interim statements of income, retained earnings and cash flows for the six months then ended. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the company.

  A review is substantially less in scope than an audit, conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

  Based on our review, nothing has come to our attention that causes us to believe that these interim financial statements are not, in all material respects, in accordance with generally accepted accounting principles.

                                          Hards Pearson
                                          Chartered Accountants
Barrie, Canada,
July 4, 1996.

                                 PLASTOMER INC.

                             INTERIM BALANCE SHEET

AS AT JUNE 2, 1996                       UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

                                                                      CANADIAN $
                                                                      ----------
                               ASSETS
CURRENT
Cash.................................................................    498,665
Accounts receivable..................................................  2,936,250
Inventory [note 3]...................................................  2,563,245
Prepaid expenses.....................................................     58,720
                                                                      ----------
TOTAL CURRENT ASSETS.................................................  6,056,880
Fixed assets [note 4]................................................  6,371,613
Goodwill [note 5]....................................................  1,277,712
                                                                      ----------
                                                                      13,706,205
                                                                      ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued charges.................................  2,658,427
Income taxes payable.................................................    227,882
Due to parent company................................................    250,520
Due to related party.................................................  1,195,902
Current portion of long-term debt [note 6]...........................     88,000
                                                                      ----------
TOTAL CURRENT LIABILITIES............................................  4,420,731
Accrued start-up costs...............................................    561,049
Long-term debt [note 6]..............................................    661,600
Deferred income taxes................................................  1,578,146
                                                                      ----------
TOTAL LIABILITIES....................................................  7,221,526
                                                                      ----------
SHAREHOLDERS' EQUITY
Capital stock [note 7]...............................................  5,000,000
Retained earnings....................................................  1,484,679
                                                                      ----------
TOTAL SHAREHOLDERS' EQUITY...........................................  6,484,679
                                                                      ----------
                                                                      13,706,205
                                                                      ==========

                            See accompanying notes.

                                 PLASTOMER INC.

                          INTERIM STATEMENT OF INCOME

SIX MONTHS ENDED JUNE 2, 1996            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

                                                                      CANADIAN
                                                                          $
                                                                      ---------
NET SALES............................................................ 8,245,590
Direct materials and labour.......................................... 4,688,886
                                                                      ---------
Contributions to overhead............................................ 3,556,704
                                                                      ---------
OVERHEAD COSTS
Manufacturing expenses............................................... 1,296,299
Depreciation.........................................................   214,759
                                                                      ---------
                                                                      1,511,058
Inventory change and capitalized variances...........................  (214,496)
                                                                      ---------
                                                                      1,296,562
                                                                      ---------
GROSS MARGIN......................................................... 2,260,142
Distribution costs...................................................    63,638
Tooling income.......................................................   (15,892)
                                                                      ---------
GROSS PROFIT......................................................... 2,212,396
Administration.......................................................   395,612
                                                                      ---------
Income before interest, management fees and taxes ................... 1,816,784
Interest on long-term debt...........................................    31,607
Management fees......................................................   340,000
                                                                      ---------
Income before income taxes........................................... 1,445,177
                                                                      ---------
Provision for income taxes
  Current............................................................   466,525
  Deferred...........................................................    47,972
                                                                      ---------
                                                                        514,497
                                                                      ---------
NET INCOME FOR THE PERIOD............................................   930,680
                                                                      =========


                             See accompanying notes

                                 PLASTOMER INC.

                     INTERIM STATEMENT OF RETAINED EARNINGS

SIX MONTHS ENDED JUNE 2, 1996            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

                                                                      CANADIAN $
                                                                      ----------
Retained earnings, beginning of period...............................   553,999
Net income for the period............................................   930,680
                                                                      ---------
Retained earnings, end of period..................................... 1,484,679
                                                                      =========




                             See accompanying notes

                                 PLASTOMER INC.

                        INTERIM STATEMENT OF CASH FLOWS

SIX MONTHS ENDED JUNE 2, 1996            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

                                                                      CANADIAN
                                                                          $
                                                                      ---------
OPERATING ACTIVITIES
Net income for the period............................................   930,680
Add charges to income not resulting in a current outlay of cash
  Depreciation and amortization......................................   233,972
  Deferred income taxes..............................................    49,972
  Net loss on disposal of fixed assets...............................       153
                                                                      ---------
                                                                      1,212,777
Decrease in accrued start-up costs...................................   (94,880)
Net change in non-cash working capital balances [note 8].............  (525,418)
                                                                      ---------
CASH PROVIDED BY OPERATING ACTIVITIES................................   592,479
                                                                      ---------
FINANCING ACTIVITIES
Increase in due to parent company....................................  (628,915)
Increase in due to related party.....................................   340,000
Repayment of promissory note.........................................   (43,800)
                                                                      ---------
CASH USED IN FINANCING ACTIVITIES....................................  (332,715)
                                                                      ---------
INVESTING ACTIVITIES
Proceeds on disposal of fixed assets.................................     2,186
Purchase of fixed assets.............................................  (677,597)
                                                                      ---------
CASH USED IN INVESTING ACTIVITIES....................................  (675,411)
                                                                      ---------
NET DECREASE IN CASH DURING THE PERIOD...............................  (415,647)
Cash, beginning of period............................................   914,312
                                                                      ---------
CASH, END OF PERIOD..................................................   498,665
                                                                      =========



                             See accompanying notes

                                PLASTOMER INC.

                   NOTES TO THE INTERIM FINANCIAL STATEMENTS

JUNE 2, 1996                            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

1. OPERATIONS

  The company is a manufacturer and supplier of miniature light socket assemblies to the automotive industry. The assemblies are used primarily for instrument clusters, warning lights, climate control modules and courtesy lights.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The financial statements of the company have been prepared in accordance with generally accepted accounting principles, on a consistent basis during the period. The following is a summary of the more significant accounting policies:

 Inventory

  Inventory is valued at the lower of cost or net realizable value. Cost has been determined on the first-in, first-out basis. Net realizable value for finished goods has been defined as standard selling price less normal profit margin. Net realizable value for raw materials has been defined as net replacement cost.

 Fixed assets

  Based on purchase accounting the fixed assets are stated at the lower of appraised value, as determined by appraisals dated April 5, 1995 and May 3, 1995, less accumulated depreciation and net recoverable amount. Additions after this date are stated at the lower of cost less accumulated depreciation and net recoverable value. Depreciation is provided on the straight-line basis over the following periods:

      Building.......................................................   35 years
      Machinery and equipment........................................ 5-20 years
      Moulds and dies................................................   10 years
      Software.......................................................    5 years

 Investment tax credits

  The company reduces the cost of related fixed assets by the investment tax credits claimed in the year.

 Goodwill

  Goodwill is recorded at cost less accumulated amortization. Amortization is provided on the straight-line basis over a period of 40 years.

 Pension costs

  Current and past service costs are expensed as incurred and funded as required by actuarial valuation. Past service costs relating to an amendment in the Pension Plan are amortized over the expected average remaining service life of the company's employees.

                                PLASTOMER INC.

JUNE 2, 1996                            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT


 Translation of foreign currency

  Transactions arising in foreign currencies [principally United States dollars] have been translated at rates of exchange in effect at the dates of the transactions. Monetary items denominated in foreign currencies have been translated at rates of exchange in effect at the balance sheet date. Gains or losses during the period have been included in net income.

3. INVENTORY

                                                                     CANADIAN $
                                                                     ----------
Raw Materials....................................................... 1,931,460
Work-in-progress and finished goods.................................   703,919
Capitalized manufacturing variances.................................   (73,767)
Tooling.............................................................     1,633
                                                                     ---------
                                                                     2,563,245
                                                                     =========

4. FIXED ASSETS

                                                          ACCUMULATED  NET BOOK
                                                  COST    DEPRECIATION   VALUE
                                                    $          $           $
                                                --------- ------------ ---------
Land...........................................    75,000       --        75,000
Buildings...................................... 1,500,000    50,000    1,450,000
Machinery and equipment........................ 4,166,252   337,352    3,828,900
Moulds and dies................................ 1,070,584   101,602      968,982
Software.......................................    61,448    12,717       48,731
                                                ---------   -------    ---------
                                                6,873,284   501,671    6,371,613
                                                =========   =======    =========

5. GOODWILL

                                                                     CANADIAN $
                                                                     ----------
Cost................................................................ 1,323,602
Accumulated amortization............................................   (45,890)
                                                                     ---------
                                                                     1,277,712
                                                                     =========

6. LONG-TERM DEBT

                                                                     CANADIAN $
                                                                     ----------
ROYNAT INC.
Promissory note, interest at RoyNat Inc.'s average cost of
 short-term funds plus 2.25%, currently repayable in monthly
 instalments of $7,300 plus interest, due May 15, 1997..........      749,600
Less current portion of long-term debt..........................      (88,000)
                                                                      -------
                                                                      661,600
                                                                      =======

                                PLASTOMER INC.

JUNE 2, 1996                            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT

6. LONG-TERM DEBT (CONTINUED)

  Principal payments on the above obligations until maturity are as follows:

                                                                      CANADIAN $
                                                                      ----------
1996.............................................................       43,800
1997.............................................................       36,500
On maturity......................................................      669,300
                                                                       -------
                                                                       749,600
                                                                       =======

  The company negotiated a $1,500,000 mortgage facility with RoyNat Inc. at the lender's average cost of funds plus 2.25%. A $2,000,000 demand debenture representing a first fixed and floating charge over the company's land, buildings, machinery and equipment, a floating charge over all other assets, subject to priority agreements executed with the Bank of Montreal with repect to accounts receivable and inventory, and assignments of fire and life insurance have been pledged as security for this loan.

7. CAPITAL STOCK

                                                                      CANADIAN $
                                                                      ----------
Authorized
Unlimited voting, 6% non-cumulative, redeemable,
 retractable Class AA special shares.............................
Unlimited common shares..........................................
Issued and fully paid............................................
5,000,000 common shares..........................................     5,000,000
                                                                      =========

8. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES

                                                                     CANADIAN $
                                                                     ----------
Accounts receivable.............................................       (294,753)
Income taxes receivable.........................................        136,047
Inventory.......................................................     (1,106,866)
Prepaid expenses................................................        (24,064)
Accounts payable and accrued charges............................        536,336
Income taxes payable............................................        227,882
                                                                     ----------
                                                                       (525,418)
                                                                     ==========

  Decreases in assets and increases in liabilities result in a source of funds. Increases in assets and decreases in liabilities result in a use of funds and are indicated by brackets.

9. PENSION PLAN

  The company maintains a defined benefit pension plan which provides retirement benefits for essentially all employees. The plan is subject to an actuarial valuation every three years. The most recent valuation was January 1, 1994 which indicated a surplus of $39,204. The pension expense for 1996 is as follows:

                                                                      CANADIAN $
                                                                      ----------
Current service cost.............................................       24,818
                                                                        ======

                                PLASTOMER INC.

JUNE 2, 1996                            UNAUDITED--SEE REVIEW ENGAGEMENT REPORT


10. RELATED PARTY TRANSACTIONS

  During the period Industrial Devices, Inc. issued invoices on the company's behalf. Chicago Miniature Lamp, Inc. a United States corporation, paid certain expenditures on behalf of the company.

  Sales are made to both related parties on terms that are substantially the same as to independent customers.

  A management fee is paid quarterly to Chicago Miniature Lamp, Inc.

11. OPERATING LEASES

  Minimum lease payments over the next two years with respect to operating leases are as follows:

                                                                      CANADIAN $
                                                                      ----------
1996.............................................................       55,180
1997.............................................................        4,063
                                                                        ------
                                                                        59,243
                                                                        ======

                               AUDITORS' REPORT

To the Shareholders of
Plastomer Inc.

  We have audited the balance sheet of Plastomer Inc. as at December 3, 1995 and the statements of income, retained earnings and cash flows for the 244 days then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 3, 1995 and the results of its operations and the changes in its financial position for the period then ended in accordance with generally accepted accounting principles in the United States.

                                          Hards Pearson
                                          Chartered Accountants

Barrie, Canada,
December 22, 1995.

                                 PLASTOMER INC.

                                 BALANCE SHEET

                                AS AT DECEMBER 3

                                                                         1995
                                                                      CANADIAN $
                                                                      ----------
                               ASSETS
CURRENT
Cash.................................................................    914,312
Accounts receivable..................................................  2,641,497
Income taxes receivable..............................................    136,047
Inventory [note 3]...................................................  1,456,379
Prepaid expenses.....................................................     34,656
                                                                      ----------
TOTAL CURRENT ASSETS.................................................  5,182,891
Fixed assets [note 4]................................................  5,913,236
Goodwill [note 5]....................................................  1,294,803
                                                                      ----------
                                                                      12,390,930
                                                                      ==========
                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued charges.................................  2,122,091
Due to related party.................................................    175,630
Current portion of long-term debt [note 6]...........................  1,647,707
                                                                      ----------
TOTAL CURRENT LIABILITIES............................................  3,945,428
Accrued start-up costs...............................................    655,929
Long-term debt [note 6]..............................................    705,400
Deferred income taxes................................................  1,530,174
                                                                      ----------
TOTAL LIABILITIES....................................................  6,836,931
                                                                      ----------
SHAREHOLDERS' EQUITY
Capital stock [note 7]...............................................  5,000,000
Retained earnings....................................................    553,999
                                                                      ----------
TOTAL SHAREHOLDERS' EQUITY...........................................  5,553,999
                                                                      ----------
                                                                      12,390,930
                                                                      ==========

                             See accompanying notes

                                 PLASTOMER INC.

                              STATEMENT OF INCOME

                           244 DAYS ENDED DECEMBER 3

                                                                        1995
                                                                     CANADIAN $
                                                                     ----------
NET SALES........................................................... 9,491,312
Direct materials and labour......................................... 5,044,746
                                                                     ---------
Contributions to overhead........................................... 4,446,566
                                                                     ---------
OVERHEAD COSTS
Manufacturing expenses.............................................. 1,829,278
Depreciation........................................................   315,753
                                                                     ---------
                                                                     2,145,031
Inventory change and capitalized variances..........................   218,409
                                                                     ---------
                                                                     2,363,440
                                                                     ---------
GROSS MARGIN........................................................ 2,083,126
Distribution costs..................................................    80,258
Tooling income......................................................   (19,024)
                                                                     ---------
GROSS PROFIT........................................................ 2,021,892
Selling and marketing...............................................    31,441
Administration......................................................   354,705
                                                                     ---------
Income before interest, fees and taxes.............................. 1,635,746
Interest on long-term debt..........................................    71,475
Management fee......................................................   680,272
                                                                     ---------
Income before income taxes..........................................   883,999
                                                                     ---------
Provision for income taxes
  Current...........................................................   188,893
  Deferred..........................................................   141,107
                                                                     ---------
                                                                       330,000
                                                                     ---------
NET INCOME FOR THE PERIOD...........................................   553,999
                                                                     =========


                             See accompanying notes

                                 PLASTOMER INC.

                         STATEMENT OF RETAINED EARNINGS

                           244 DAYS ENDED DECEMBER 3

                                                                         1995
                                                                      CANADIAN $
                                                                      ----------
RETAINED EARNINGS, BEGINNING OF PERIOD...............................      --
Net income for the period............................................  553,999
                                                                       -------
RETAINED EARNINGS, END OF PERIOD.....................................  553,999
                                                                       =======



                             See accompanying notes

                                 PLASTOMER INC.

                            STATEMENT OF CASH FLOWS

                           244 DAYS ENDED DECEMBER 3

                                                                        1995
                                                                     CANADIAN $
                                                                     ----------
OPERATING ACTIVITIES
Net income for the period...........................................    553,999
Add charges to income not resulting in a current outlay of cash
  Depreciation and amortization.....................................    345,406
  Deferred income taxes.............................................    141,107
  Net loss on sale of fixed assets..................................  1,307,964
                                                                     ----------
                                                                      2,348,476
Net increase in accrued start-up costs..............................    655,929
Net change in non-cash working capital balances [note 8]............ (1,970,858)
                                                                     ----------
CASH PROVIDED BY OPERATING ACTIVITIES...............................  1,033,547
                                                                     ----------
FINANCING ACTIVITIES
Net proceeds of shareholder loans...................................  1,559,707
Net proceeds of promissory note.....................................    793,400
                                                                     ----------
Cash provided by financing activities...............................  2,353,107
                                                                     ----------
INVESTING ACTIVITIES
Deferred taxes recorded upon amalgamation...........................  1,389,067
Proceeds of share capital issuance..................................  5,000,000
Assets received on amalgamation..................................... (7,403,324)
Goodwill recorded on amalgamation................................... (1,323,602)
Purchase of fixed assets............................................   (467,930)
Proceeds on disposal of fixed assets................................    333,447
                                                                     ----------
CASH USED IN INVESTING ACTIVITIES................................... (2,472,342)
                                                                     ----------
NET INCREASE IN CASH DURING THE PERIOD..............................    914,312
Cash, beginning of period...........................................        --
                                                                     ----------
CASH, END OF PERIOD.................................................    914,312
                                                                     ==========

                             See accompanying notes

                                PLASTOMER INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 3, 1995
                              (CANADIAN DOLLARS)

1. OPERATIONS

  The company is a manufacturer and supplier of miniature light socket assemblies to the automotive industry. The assemblies are used primarily for instrument clusters, warning lights, climate control modules and courtesy lights.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The financial statements of the company have been prepared in accordance with generally accepted accounting principles, on a consistent basis during the period. The following is a summary of the more significant accounting policies:

 Amalgamation

  On March 31, 1995, Industrial Devices Inc., a United States corporation, acquired Plastomer Inc. At that time 1112637 Ontario Inc., 1124655 Ontario Inc. and Plastomer Inc. were amalgamated.

 Inventory

  Inventory is valued at the lower of cost or net realizable value. Cost has been determined on the first-in, first-out basis. Net realizable value for finished goods has been defined as standard selling price less normal profit margin. Net realizable value for raw materials has been defined as net replacement cost.

 Fixed assets

  Based on purchase accounting the fixed assets are stated at the lower of appraised value, as determined by appraisals dated April 5, 1995 and May 3, 1995, less accumulated depreciation and net recoverable amount. Additions after this date are stated at the lower of cost less accumulated depreciation and net recoverable value. Depreciation is provided on the straight-line basis over the following periods:

   Building..........................................................   35 years
   Machinery and equipment........................................... 5-18 years
   Moulds and dies...................................................   10 years
   Software..........................................................    5 years

 Investment tax credits

  The company reduces the cost of related fixed assets by the investment tax credits claimed in the year.

 Goodwill

  Goodwill is recorded at cost less accumulated amortization. Amortization is provided on the straight-line basis over a period of 40 years.

 Pension costs

  Current and past service costs are expensed as incurred and funded as required by actuarial valuation. Past service costs relating to an amendment in the Pension Plan are amortized over the expected average remaining service life of the company's employees.

                                PLASTOMER INC.

 Translation of foreign currency

  Transactions arising in foreign currencies (principally United States dollars) have been translated at rates of exchange in effect at the dates of the transactions. Monetary items denominated in foreign currencies have been translated at rates of exchange in effect at the balance sheet date. Gains or losses during the year have been included in net income.

3. INVENTORY

                                                                         1995
                                                                       ---------
                                                                           $
Raw materials.........................................................   980,157
Work-in-progress and finished goods...................................   437,082
Capitalized manufacturing variances...................................    25,673
Tooling...............................................................    13,467
                                                                       ---------
                                                                       1,456,379
                                                                       =========

4. FIXED ASSETS

                                                              1995
                                                --------------------------------
                                                          ACCUMULATED  NET BOOK
                                                  COST    DEPRECIATION   VALUE
                                                    $          $           $
                                                --------- ------------ ---------
Land...........................................    75,000       --        75,000
Buildings...................................... 1,500,000    28,571    1,471,429
Machinery and equipment........................ 3,763,193   192,751    3,570,442
Moulds and dies................................   806,920    58,476      748,444
Software.......................................    55,116     7,195       47,921
                                                ---------   -------    ---------
                                                6,200,229   286,993    5,913,236
                                                =========   =======    =========

5. GOODWILL

                                                                        1995
                                                                      ---------
                                                                          $
Cost................................................................. 1,323,602
Accumulated amortization.............................................   (28,799)
                                                                      ---------
                                                                      1,294,803
                                                                      =========

6. LONG-TERM DEBT

                                                                       1995
                                                                    ----------
                                                                        $
RoyNat Inc.
Promissory note, interest at RoyNat Inc.'s average cost of short-
 term funds plus 2.25%, currently repayable in monthly instalments
 of $7,300 plus interest, due May 15, 1997.........................    793,400
Shareholder loan
Non-interest bearing...............................................  1,559,707
                                                                    ----------
                                                                     2,353,107
Less current portion of long-term debt............................. (1,647,707)
                                                                    ----------
                                                                       705,400
                                                                    ==========

                                PLASTOMER INC.

  Principal payments on the above obligations until maturity are as follows:

                                                                            $
                                                                         -------
1996....................................................................  87,600
1997....................................................................  36,500
On maturity............................................................. 669,300
                                                                         -------
                                                                         793,400
                                                                         =======

  The company negotiated a $1,500,000 mortgage facility with RoyNat Inc. at the lender's average cost of funds plus 2.25%. A $2,000,000 demand debenture representing a first fixed and floating charge over the company's land, buildings, machinery and equipment, a floating charge over all other assets, subject to priority agreements executed with the Bank of Montreal with respect to accounts receivable and inventory, and assignments of fire and life insurance have been pledged as security for this loan.

7. CAPITAL STOCK

                                                                       1995
                                                                         $
                                                                     ---------
AUTHORIZED
Unlimited voting, 6% non-cumulative, redeemable, retractable Class
 AA special shares..................................................       --
Unlimited common shares.............................................       --
ISSUED AND FULLY PAID
5,000,000 common shares............................................. 5,000,000
                                                                     =========

  Upon amalgamation the company converted 100 common shares of 1124655 Ontario Inc. into 100 common shares of the new entity, the outstanding capital of 1112637 Ontario Inc. and Plastomer Inc. were returned for cancellation without repayment.

  On April 1, 1996 the company issued a further 4,999,900 common shares to Industrial Devices Inc. for $4,999,900.

8. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES

                                                                        1995
                                                                         $
                                                                     ----------
Accounts receivable................................................. (2,641,497)
Income taxes receivable.............................................   (136,047)
Inventory........................................................... (1,456,379)
Prepaid expenses....................................................    (34,656)
Accounts payable and accrued charges................................  2,122,091
Due to related party................................................    175,630
                                                                     ----------
                                                                     (1,970,858)
                                                                     ==========

  Decreases in assets and increases in liabilities result in a source of funds. Increases in assets and decreases in liabilities result in a use of funds and are indicated by brackets.

                                PLASTOMER INC.

9. PENSION PLAN

  The company maintains a defined benefit pension plan which provides retirement benefits for essentially all employees. The plan is subject to an actuarial valuation every three years. The most recent valuation was January 1, 1994 which indicated a surplus of $39,204. The pension expense for 1995 is as follows:

                                                                          1995 $
                                                                          ------
Current service cost..................................................... 96,506
                                                                          ======

10. RELATED PARTY TRANSACTIONS

  During the year Industrial Devices Inc. issued invoices on the company's behalf. Chicago Miniature Lamp Inc., a United States corporation, paid certain expenditures on behalf of the company.

  Sales are made to both related parties on terms that are substantially the same as to independent customers.

                               AUDITORS' REPORT

To the Shareholders of
Plastomer Inc.

  We have audited the balance sheets of Plastomer Inc. as at December 30, 1994 and 1993 and the statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

  In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at December 30, 1994 and 1993 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles in Canada.

                                          Hards Pearson
                                          Chartered Accountants

Barrie, Canada
February 28, 1995

                                 PLASTOMER INC.

                                 BALANCE SHEET

                        AS AT DECEMBER 30, 1994 AND 1993
                               (CANADIAN DOLLARS)

                                                               1994      1993
                                                                 $         $
                                                             --------- ---------
ASSETS
CURRENT
Accounts receivable......................................... 2,262,994 2,709,923
Income taxes receivable.....................................   167,464       --
Inventory [note 3].......................................... 1,615,170 1,484,139
Prepaid expenses............................................    29,676    44,239
                                                             --------- ---------
    Total current assets.................................... 4,075,304 4,238,301
Investment tax credits receivable...........................   150,839       --
Fixed assets [note 4]....................................... 1,952,582 2,109,736
                                                             --------- ---------
                                                             6,178,725 6,348,037
                                                             ========= =========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Bank indebtedness [note 5].................................. 1,041,285   680,939
Accounts payable and accrued charges........................ 1,674,593 2,485,831
Income taxes payable........................................       --     44,266
Deferred revenue............................................       --     18,667
Current portion of long-term debt [note 6]..................    87,600    87,600
                                                             --------- ---------
    Total current liabilities............................... 2,803,478 3,317,303
Long-term debt [note 6]..................................... 2,086,167 2,323,085
Deferred income taxes.......................................   133,267       --
                                                             --------- ---------
    Total liabilities....................................... 5,022,912 5,640,388
                                                             --------- ---------
SHAREHOLDERS' EQUITY
Capital stock [note 7]......................................       100       100
Retained earnings........................................... 1,155,713   707,549
                                                             --------- ---------
    Total shareholders' equity.............................. 1,155,813   707,649
                                                             --------- ---------
                                                             6,178,725 6,348,037
                                                             ========= =========

                            See accompanying notes.

                                 PLASTOMER INC.

                              STATEMENT OF INCOME

                     YEARS ENDED DECEMBER 30, 1994 AND 1993
                               (CANADIAN DOLLARS)

                                                              1994       1993
                                                               $          $
                                                           ---------- ----------
SALES..................................................... 17,837,097 15,021,886
Cost of goods............................................. 15,329,213 12,724,732
                                                           ---------- ----------
    Gross margin..........................................  2,507,884  2,297,154
                                                           ---------- ----------
EXPENSES
Accounting................................................    211,702    215,630
Administrative............................................    572,486    443,411
Computer..................................................    124,830    123,853
Engineering...............................................    193,605    131,897
Interest on long-term debt................................    182,152    198,040
Other interest............................................     65,070     31,139
Personnel.................................................     87,368     79,061
Selling and marketing.....................................    199,504    202,522
Tooling...................................................     43,582     51,900
Warehouse.................................................    182,316    188,302
                                                           ---------- ----------
                                                            1,862,615  1,665,755
                                                           ---------- ----------
Income before income taxes................................    645,269    631,399
Provision for income taxes................................
  Current.................................................    197,105    200,000
  Deferred................................................        --         --
                                                           ---------- ----------
                                                              197,105    200,000
                                                           ---------- ----------
Income before the following...............................    448,164    431,399
Utilization of loss carryforwards.........................        --     159,788
                                                           ---------- ----------
    Net income for the year...............................    448,164    591,187
                                                           ========== ==========


                            See accompanying notes.

                                 PLASTOMER INC.

                         STATEMENT OF RETAINED EARNINGS

                     YEARS ENDED DECEMBER 30, 1994 AND 1993
                               (CANADIAN DOLLARS)

                                                                 1994     1993
                                                                   $        $
                                                               --------- -------
Retained earnings, beginning of year..........................   707,549 116,362
Net income for the year.......................................   448,164 591,187
                                                               --------- -------
Retained earnings, end of year................................ 1,155,713 707,549
                                                               ========= =======




                            See accompanying notes.

                                 PLASTOMER INC.

                            STATEMENT OF CASH FLOWS

                     YEARS ENDED DECEMBER 30, 1994 AND 1993
                               (CANADIAN DOLLARS)

                                                            1994       1993
                                                             $          $
                                                         ----------  --------
OPERATING ACTIVITIES
Net income for the year.................................    448,164   591,187
Add (deduct) charges (credits) to income not resulting
 in a current outlay (receipt) of cash
  Depreciation..........................................    692,598   342,961
  Deferred income taxes.................................    133,268       --
  Gain on sale of fixed assets..........................    (10,022)      --
  Net change in non-cash working capital balances [note
   8]...................................................   (711,174) (219,046)
                                                         ----------  --------
  Cash provided by operating activities.................    552,834   715,102
                                                         ----------  --------
FINANCING ACTIVITIES
  Repayment of shareholder and related party loans......   (149,319)  (65,000)
  Repayment of promissory note..........................    (87,600)  (87,600)
                                                         ----------  --------
  Cash used in financing activities.....................   (236,919) (152,600)
                                                         ----------  --------
INVESTING ACTIVITIES
  Investment tax credits................................   (150,839)      --
  Investment tax credits applied to fixed assets........    648,486       --
  Purchase of fixed assets.............................. (1,183,930) (928,692)
  Proceeds on disposal of fixed assets..................     10,022    20,420
                                                         ----------  --------
  Cash used in investing activities.....................   (676,261) (908,272)
                                                         ----------  --------
  Net increase in bank indebtedness during the year.....   (360,346) (345,770)
  Bank indebtedness, beginning of year..................   (680,939) (335,169)
                                                         ----------  --------
  Bank indebtedness, end of year........................ (1,041,285) (680,939)
                                                         ==========  ========


                            See accompanying notes.

                                PLASTOMER INC.

                       NOTES TO THE FINANCIAL STATEMENTS

                               DECEMBER 30, 1994
                              (CANADIAN DOLLARS)

1. OPERATIONS

  The company's principal operation is the manufacturing of injection moulded components for the automotive industry. The company is incorporated under the laws of the Province of Ontario, Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The financial statements of the company have been prepared in accordance with generally accepted accounting principles, on a basis consistent with that of the preceding year. The following is a summary of the more significant accounting policies in Canada:

 Inventory

  Inventory is valued at the lower of cost or net realizable value. Cost has been determined on the first-in, first-out basis. Net realizable value for finished goods has been defined as standard selling price less normal profit margin. Net realizable value for raw materials has been defined as net replacement cost.

 Fixed assets

  Fixed assets are stated at the lower of cost less accumulated depreciation and net recoverable amount. Depreciation is provided on the straight-line basis over the following periods:

      Building.......................................................   20 years
      Portable office buildings...................................... 5-10 years
      Machinery and equipment........................................ 3-10 years
      Software.......................................................  3-4 years

 Investment tax credits

  The company reduces the cost base of related fixed assets by the investment tax credits claimed in the year.

 Deferred revenue

  Advance payments from mold sales are deferred when received and recognized as revenues when the project is completed.

 Pension costs

  Current and past service costs are expensed as incurred and funded as required by actuarial valuation. Past service costs relating to an amendment in the Pension Plan are amortized over the expected average remaining service life of the company's employees.

 Translation of foreign currency

  Transactions arising in foreign currencies [principally United States dollars] have been translated at rates of exchange in effect at the dates of the transactions. Monetary items denominated in foreign currencies have been translated at rates of exchange in effect at the balance sheet date. Gains or losses during the year have been included in net income.

                                PLASTOMER INC.

3. INVENTORY

                                                               1994      1993
                                                                 $         $
                                                             --------- ---------
Raw materials and finished goods............................   633,298   698,397
Finished goods and work-in-progress.........................   803,341   570,608
Tooling.....................................................   178,531   215,134
                                                             --------- ---------
                                                             1,615,170 1,484,139
                                                             ========= =========

4. FIXED ASSETS

                                                  1994                 1993
                                    -------------------------------- ---------
                                              ACCUMULATED  NET BOOK  NET BOOK
                                      COST    DEPRECIATION   VALUE     VALUE
                                        $          $           $         $
                                    --------- ------------ --------- ---------
Land...............................    50,000        --       50,000    50,000
Buildings [including portable
 office buildings].................   388,917    282,793     106,124   117,004
Machinery and equipment............ 5,599,398  3,858,655   1,740,743 1,916,196
Software...........................   167,779    112,064      55,715    26,536
                                    ---------  ---------   --------- ---------
                                    6,206,094  4,253,512   1,952,582 2,109,736
                                    =========  =========   ========= =========

5. BANK INDEBTEDNESS

                                                            1994       1993
                                                              $         $
                                                          ---------  --------
THE BANK OF MONTREAL
Cash.....................................................  (111,567) (156,556)
Operating loan, with interest at prime plus .25% due on
 demand.................................................. 1,152,852   837,495
                                                          ---------  --------
                                                          1,041,285   680,939
                                                          =========  ========

  As security for its operating loan, the company has pledged a general security agreement, priority agreements executed with RoyNat Inc. with respect to accounts receivable and inventory, an assignment of fire insurance and postponements of shareholder and related party loans.

6. LONG-TERM DEBT

                                                            1994       1993
                                                              $          $
                                                          ---------  ---------
ROYNAT INC.
Promissory note, interest at RoyNat Inc.'s average cost
 of short-term funds plus 2.25%, currently repayable in
 monthly installments of $7,300 plus interest, due May
 15, 1997................................................ 1,273,700  1,361,300
SHAREHOLDER AND RELATED PARTY LOANS
Non-interest bearing notes, due thirteen months after
 demand..................................................   300,186    300,186
10% interest bearing notes, due thirteen months after
 demand..................................................   599,881    749,199
                                                          ---------  ---------
                                                          2,173,767  2,410,685
Less current portion of long-term debt...................   (87,600)   (87,600)
                                                          ---------  ---------
                                                          2,086,167  2,323,085
                                                          =========  =========

                                PLASTOMER INC.

  Principal payments on the above obligations for each of the next four years are as follows:

                                                                           $
                                                                       ---------
      1995............................................................    87,600
      1996............................................................    87,600
      1997............................................................ 1,098,500
      1998 and thereafter.............................................   900,067
                                                                       ---------
                                                                       2,173,767
                                                                       =========

  Fixed and floating charge debentures are pledged as security for the shareholder and related party loans.

  The company negotiated a $1,500,000 mortgage facility with RoyNat Inc. at the lender's average cost of funds plus 2.25%. A $2,000,000 demand debenture presenting a first fixed and floating charge over the company's land, buildings, machinery and equipment, a floating charge over all other assets, subject to priority agreements executed with the Bank of Montreal with respect to accounts receivable and inventory, and assignments of fire and life insurance have been pledged as security for this loan.

7. CAPITAL STOCK

                                                                       1994 1993
                                                                        $    $
                                                                       ---- ----
      AUTHORIZED
      100,000 common shares...........................................
      ISSUED AND FULLY PAID
      100 common shares............................................... 100  100
                                                                       ===  ===

8. NET CHANGE IN NON-CASH WORKING CAPITAL BALANCES

                                                             1994       1993
                                                              $          $
                                                           --------  ----------
Accounts receivable.......................................  446,929  (1,050,345)
Income taxes receivable................................... (167,464)      3,614
Inventory................................................. (131,031)   (335,003)
Prepaid expenses..........................................   14,563      16,004
Accounts payable and accrued charges...................... (811,238)  1,105,751
Income taxes payable......................................  (44,266)     44,266
Deferred revenue..........................................  (18,667)     (3,333)
                                                           --------  ----------
                                                           (711,174)   (219,046)
                                                           ========  ==========

  Decreases in assets and increases in liabilities result in a source of funds. Increases in assets and decreases in liabilities result in a use of funds and are indicated by brackets.

                                PLASTOMER INC.

9. PENSION PLAN

  The company maintains a defined benefit pension plan which provides retirement benefits for essentially all employees. The plan is subject to an actuarial valuation every three years. The most recent valuation was January 1, 1994 which indicated a surplus of $39,204. The pension expenses for 1994 and 1993 are as follows:

                                                                   1994    1993
                                                                     $      $
                                                                  ------- ------
      Current service cost....................................... 100,224 83,273
      Amortization of funded 1987 liability......................  10,252  6,775
      Amortization of unfunded liability.........................     --   1,330
                                                                  ------- ------
                                                                  110,476 91,378
                                                                  ======= ======

  Included in last year's prepaid expenses is an amount of $10,252 related to the 1987 funding of the actuarial liability resulting from the 1987 plan amendment which has been fully amortized this year.

10. OPERATING LEASES

  Minimum lease payments over the next three years with respect to operating leases are as follows:

                                                                            $
                                                                         -------
      1995..............................................................  88,421
      1996..............................................................  55,180
      1997..............................................................   4,063
                                                                         -------
                                                                         147,664
                                                                         =======

11. COMPARATIVE FIGURES

  Certain of the prior year's figures have been reclassified to conform with the current year's presentation.

                        REPORT OF INDEPENDENT AUDITORS

  We have audited the accompanying combined balance sheets of W. Albrecht GmbH & Co. KG, BSC Arnold GmbH & Co. KG, W. Albrecht Grundstucksgesellschaft GmbH & Co. GbR, ALBA Speziallampen GmbH, Arnold GmbH, ALBA Light Design GmbH, Alba Lamps Inc., ALBA Technology (M) Sdn, Bnd, and A&S Electric s.r.o., (collectively "the ALBA Group") as of December 31, 1995 and 1994, and the related combined income statements for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with auditing standards generally accepted in Germany and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the ALBA Group at December 31, 1995 and 1994 and the combined results of their operations for the years then ended, in conformity with accounting principles generally accepted in Germany.

  Accounting principles generally accepted in Germany vary in certain respects from generally accepted accounting principles in the United States of America. Application of generally accepted accounting principles in the United States of America would have affected results of operations for each of the two years in the period ended December 31, 1995, and shareholders' equity as of December 31, 1995 and 1994, as summarized in the notes to the combined financial statements.

Stuttgart, Germany
June 11, 1996

Schitag Ernst & Young
Deutsche Allgemeine Treuhand AG
Wirtschaftsprufungsgesellschaft
Steuerberatungsgesellschaft

                                   ALBA GROUP

                            COMBINED BALANCE SHEETS

                                                             DECEMBER 31,
                                             APRIL 30,   ----------------------
                                               1996         1995        1994
                                            -----------  ----------  ----------
                                                DM           DM          DM
                                            (UNAUDITED)
                              ASSETS
A. Fixed Assets
  I.Intangible Assets......................     20,537       16,199       7,780
  II.Tangible Assets
    Land, land rights and buildings........  2,000,457    2,092,691   2,175,824
    Technical equipment and machines.......  2,226,423    2,154,412   2,271,609
    Other equipment, factory and office
     equipment.............................  3,988,810    4,038,310   4,121,644
    Payments on account and assets under
     construction..........................  1,723,993    1,193,550     934,093
B. Current Assets
  I.Inventories
    Raw materials and supplies.............  1,950,466    2,188,674   2,112,208
    Work in process and finished goods.....  3,034,753    3,051,338   2,250,209
  II.Receivables and Other Assets
    Trade receivables......................  3,920,648    4,034,947   3,236,753
    Other assets...........................     88,601      120,441      38,590
  III.Securities...........................     60,000      169,006     303,609
  IV.Cash and Banks........................    478,706      711,211     675,365
C. Prepaid Expenses........................    237,306      206,775       7,926
                                            ----------   ----------  ----------
                                            19,730,700   19,977,554  18,135,610
                                            ==========   ==========  ==========
                      EQUITY AND LIABILITIES
A. Equity
  I.Share capital..........................  3,607,744    3,608,194   3,608,138
  II.Retained earnings.....................    210,865      218,844     276,723
  III.Minority interest....................     66,591       42,957      35,135
  IV.Partner accounts...................... (2,065,712)  (1,507,726)   (460,189)
B. Silent partnership contributions
  I.Capital................................  1,356,000    1,356,000   1,356,000
  II.Variable partner accounts.............   (963,776)    (770,350)   (510,153)
C. Accruals
    Pension accruals.......................  4,853,909    4,777,509   4,552,397
    Tax accruals...........................     78,662       23,228      16,779
    Other accruals.........................  1,757,498    1,199,592     600,123
D. Liabilities
    Liabilities to banks...................  7,387,450    7,926,250   5,097,241
    Trade payables.........................  1,984,015    1,686,990     356,370
    Other liabilities......................  1,457,454    1,416,066   3,207,046
                                            ----------   ----------  ----------
                                            19,730,700   19,977,554  18,135,610
                                            ==========   ==========  ==========

                                   ALBA GROUP

                           COMBINED INCOME STATEMENTS

                                    FOUR MONTHS    YEARS ENDED DECEMBER 31,
                                   ENDED APRIL 30, --------------------------
                                        1996           1995          1994
                                   --------------- ------------  ------------
                                         DM             DM            DM
                                     (UNAUDITED)
 1Net Sales.......................   13,000,610      37,897,216    33,916,843
 2Increase/decrease in
 inventories......................     (366,492)        801,129    (1,615,297)
 3Other operating income..........       59,793         159,099       340,622
 4Cost of materials
  a)cost of raw materials, etc. ..   (4,061,644)    (12,198,357)   (7,357,260)
  b)cost of purchased services....     (286,531)       (275,632)     (202,484)
 5Personnel expenses
  a)wages and salaries............   (5,222,754)    (15,882,689)  (15,611,985)
  b)social security; pension
   costs..........................   (1,349,371)     (4,061,857)   (3,764,762)
 6Depreciation....................     (561,589)     (1,655,430)   (2,061,135)
 7Other operating expenses........   (1,710,756)     (4,994,479)   (4,893,036)
 8Gain or loss on securities......          --          (63,334)       24,121
 9Other interest and similar
 income...........................        6,330          48,993        21,035
10Other interest and similar
 expenses.........................     (177,993)       (533,889)     (512,951)
                                     ----------    ------------  ------------
11Results from ordinary
 activities.......................     (670,397)       (759,230)   (1,716,289)
12Extraordinary income............          --                0     1,313,274
                                     ----------    ------------  ------------
                                       (670,397)       (759,230)     (403,015)
13Taxes...........................     (103,177)       (165,430)     (158,181)
                                     ----------    ------------  ------------
14Net Loss........................     (773,574)       (924,660)     (561,196)
                                     ==========    ============  ============

                                  ALBA GROUP

                  NOTES TO THE COMBINED FINANCIAL STATEMENTS

SIGNIFICANT DIFFERENCES BETWEEN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN GERMANY AND THE UNITED STATES OF AMERICA

  The accompanying combined financial statements have been prepared in conformity with accounting principles generally accepted in Germany ("German GAAP"). Those principles differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). Application of US GAAP would have affected the reported results from operations for the four month period ended April 30, 1996 (unaudited) and for each of the two years in the period ended December 31, 1995 and the reported shareholders' equity as of April 30, 1996 (unaudited), December 31, 1995 and December 31, 1994. The significant differences between the accounting principles applied and those which would be applied under US GAAP are summarized below.

 Statements of Shareholders' Equity and Cash Flows

  Statements of shareholders' equity and cash flows are required to be presented under US GAAP. The shareholders' equity and cash flow statements are not required by German GAAP.

 Fixed Assets

  Special accelerated depreciation for tax purposes has been recorded in the accounts and deducted from the book value of fixed assets. Under US GAAP this depreciation would not be recorded in the combined financial statements.

  The Group designs and constructs certain machines for use in the production of its products. Interest has not been capitalized as a component of the cost of manufacture of this machinery, as would be required under US GAAP.

  A further difference results from the regulations regarding the accounting for leased equipment. The equipment and related obligation, for which the monthly payments are being expensed in accordance with German GAAP would be capitalized under US GAAP.

 Inventories

  Certain manufacturing overhead and indirect costs are not being capitalized but charged to expense in the current period. For US GAAP purposes, the production related manufacturing overhead costs would be included in the inventory valuation.

 Minority Interest

  Minority interest would not be reported within the equity section of the balance sheet under US GAAP.

 Silent Partner Contributions

  Silent partner contributions represent certain partners net share of ALBA Group's accumulated income or losses and capital contributions. Under US GAAP, such amounts would be classified in the equity section of the balance sheet.

 Pension Accrual

  Under US GAAP, pension accruals are calculated and disclosed in accordance with Statement of Financial Accounting Standards No. 87, Employers Accounting for Pensions ("SFAS 87"). German GAAP requires

                                  ALBA GROUP
accruals for pension commitments entered into on or after January 1, 1987 using methods and assumptions prescribed by German tax regulations, which may differ from SFAS 87.

 Deferred taxes

  Since German GAAP generally follows tax law, few situations dictate the recording of deferred taxes. As a result of the significant differences noted above, deferred taxes would be required to be recorded under US GAAP.

GENERAL REMARKS

  The combined financial statements of the ALBA Group ("the Group") were prepared voluntarily for the first time for fiscal year 1994, as if the entities were required to be combined. The classification used in the income statements reflect the total cost method, in accordance with (S)275 Par. 2 HGB.

  The operational currency is the German Mark. The functional currency of foreign entities included in the combined financial statements is the local currency of the entity. All assets and liabilities are translated using the current exchange rates as of April 30, 1996 (unaudited), December 31, 1995 or December 31, 1994. The equity is translated using the historical exchange rate. Revenues and expenses are translated using the 1996 (unaudited), 1995 or 1994 weighted-average rate.

  The balance sheet and income statement as of and for the four months ended April 30, 1996 are unaudited, but in the opinion of management include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation.

 Combined Group

  The ALBA Group ("the Group") consists of a partnership, two limited partnerships, (the general partners of which are limited liability corporations), and six additional limited liability corporations, four of which are wholly owned.

  The combined financial statements of the Group consist of the consolidated financial statements of W. Albrecht GmbH & Co. KG and Subsidiaries and the individual financial statements of the other Group companies.

  The companies included in the combined financial statements are as follows:

GROUP COMPANIES

                                                                      OWNERSHIP
                                                                          %
                                                                      ---------
PARTNERSHIP
  W. Albrecht Grundstucksgesellschaft GmbH & Co. GbR, Bamberg,
   Germany...........................................................    100
LIMITED PARTNERSHIPS
  W. Albrecht GmbH & Co. KG, Bamberg, Germany........................    100
  BSC Arnold GmbH & Co. KG, Bamberg, Germany.........................    100
LIMITED LIABILITY CORPORATIONS
  ALBA Speziallampen, GmbH, Bamberg, Germany.........................    100
  Arnold GmbH, Bamberg, Germany......................................    100
  ALBA Light Design GmbH, Bamberg, Germany...........................    100
  Alba Lamps Inc., Chicago, Illinois, USA............................    100(A)
  ALBA Technology (M) Sdn, Bnd, Malaysia.............................     70
  A&S Electric s.r.o., Hranice u Ase, Czech Republic.................     60

                                  ALBA GROUP

--------
(A) Includes a 50% ownership previously held by a third party which was purchased by the Group in April, 1996. 100% of Alba Lamps Inc. financial position and results of operations as of and for the four month period ended April 30, 1996 (unaudited) and as of and for the years ended December 31, 1995 and 1994 are included in the accompanying combined financial statements.

CONSOLIDATION AND COMBINATION POLICIES

  Consolidation of W. Albrecht GmbH & Co. KG and its subsidiaries, A&S Electric s.r.o. and ALBA Light Design GmbH, is performed using the book value method. The other affiliated companies have been combined with the above consolidation to form the ALBA Group.

  Intercompany revenues, expenses and related profits and losses between Group companies have been eliminated. Intercompany profits included in inventory of KDM 12 and KDM 40 at December 31, 1995 and 1994, respectively, have been eliminated.

  Goodwill of KDM 6 arising out of the capital consolidation has been charged to retained earnings as required by (S) 309 HGB.

ACCOUNTING AND VALUATION POLICIES

  Accounting and valuation methods are applied consistently to all the individual Group companies.

  Intangible assets are capitalized at acquisition cost and amortized over their respective useful lives.

  Tangible assets are presented at acquisition cost, net of accumulated depreciation. Assets are depreciated over their estimated useful lives using the straight-line method. The useful lives used in determining depreciation rates are: buildings 20 years; machinery and equipment 4 to 10 years; automobiles 5 years; other factory and office equipment 6 years. Insignificant assets are fully depreciated in the year of acquisition.

  Inventories are recorded and maintained using a perpetual inventory system which is updated continuously as items are purchased and sold. Inventories are valued at the lower of cost or market.

 Trade receivables and other assets

  Trade receivables and other assets are presented at their nominal value, net of specific and general (1%) reserves for uncollectible amounts.

 Accruals

  Accruals have been provided for all known risks and obligations and are based on the estimated amount of expected claims.

 Liabilities

  Liabilities have been presented at the repayment amount.

COMMENTARY TO THE COMBINED BALANCE SHEETS

 Inventories

  Inventories are valued at the lower of cost or market. The FIFO inventory cost method is applied to value inventories. An obsolescence reserve of KDM 110 and KDM 21 has been provided as of December 31, 1995 and December 31, 1994, respectively.

                                  ALBA GROUP

  The cost of goods manufactured includes material costs, direct labor and a portion of the manufacturing overhead, such as depreciation on machines and equipment, electricity, heat, water and production waste.

 Trade receivables and other assets

  Receivables and other assets are due within one year. The provision for bad debts amounts to KDM 287 at December 31, 1995 and KDM 75 at December 31, 1994.

 Minority Interest

  Minority interest consists of the 40% interest in A&S Electric s.r.o and 30% in ALBA Technology (M) Sdn, Bnd not held by the Group.

 Pension accruals

  Pension accruals were calculated by a German actuary Herbert E.G. Hofer, Mulheim an der Ruhr. The pension accruals are consistent with tax regulations. A discount rate of 6% was used by the actuary to determine the accrual ((S) 6 EStG--Income tax law).

 Other Accruals

  Other accruals include amounts for all known risks and obligations of the Group. Included are accruals for anniversary bonuses, unpaid vacations, overtime, maternity leave, and warranties.

 Liabilities

  Liabilities as of December 31, 1995 and 1994 are as follows:

                                                          MATURITY
                                            ------------------------------------
                                                    WITHIN    BETWEEN     OVER
                                            BALANCE 1 YEAR 1 AND 5 YEARS 5 YEARS
                                              KDM    KDM        KDM        KDM
                                            ------- ------ ------------- -------
Liabilities to banks................  1994   5,097  3,164        268      1,665
                                      1995   7,926  3,325      2,695      1,906
Trade payable.......................  1994     356    356
                                      1995   1,687  1,687
Other liabilities...................  1994   3,207  3,207
                                      1995   1,416  1,416

  The liabilities due to banks are partially secured by the Group's land and buildings to the amount of KDM 5,000.

 Contingent Liabilities and other Commitments

  Contingent liabilities in accordance with (S) 251 HGB arise from guarantees of bank liabilities in the amount of KDM 90 and KDM 33 at December 31, 1995 and 1994, respectively.

  Commitments under leasing and rental agreements amount to KDM 1,377 and KDM 382 as of December 31, 1995 and December 31, 1994.

                                  ALBA GROUP

COMMENTARY TO THE COMBINED INCOME STATEMENTS

  Revenues of the Group result primarily from the sale of lamps and lamp systems.

  Combined sales are summarized as follows:

                                                                    1995   1994
                                                                    KDM    KDM
                                                                   ------ ------
BY PRODUCT:
Butt sealed....................................................... 16,862 17,018
Bead sealed.......................................................  6,712  6,895
Subminiature lamps................................................  6,152  5,991
Merchandise.......................................................  5,499  1,772
Other.............................................................  2,672  2,241
                                                                   ------ ------
Total............................................................. 37,897 33,917
                                                                   ====== ======
BY REGION:
Domestic.......................................................... 20,157 17,878
Other European Community..........................................  5,320  6,240
Other Europe......................................................  1,092  1,388
North America.....................................................  9,873  6,875
Other.............................................................  1,455  1,536
                                                                   ------ ------
Sales............................................................. 37,897 33,917
                                                                   ====== ======

  The significant components of other operational expenses include energy costs and accounting, legal and consulting fees.

  During 1994, the employees agreed to accept the suspension of future pension benefit increases. The reduction of the accrual, in the amount of KDM 1,307, is reflected in extraordinary income.

OTHER DISCLOSURES

  The Group had, on average, 341 employees during 1995 and 361 in 1994.

  Total special tax depreciation taken in 1994 amounted to KDM 387. None was taken in 1995.

CHIEF EXECUTIVE OFFICER

  Mr. Werner Arnold is the Chief Executive Officer of all the German entities.

  Bamberg, June 1996

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
 Badalex Limited

  We have audited the accompanying balance sheet of Badalex Limited (formerly the operations of STT Badalex Limited), as described in note 1, as of November 10, 1995 and the related statements of operations, stockholders' equity, and cash flows for the period from January 1, 1995 to November 10, 1995. These financial statements are the responsibility of Badalex Limited's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

  In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Badalex Limited (formerly the operations of STT Badalex Limited) at November 10, 1995 and the results of its operations and its cash flows for the period from January 1, 1995 to November 10, 1995 in conformity with U.S. generally accepted accounting principles.

                                          Ernst & Young

Reading, United Kingdom
August 28, 1996

        BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

                                 BALANCE SHEET

                                                               NOVEMBER 10,
                                                                   1995
                                                             -----------------
ASSETS
Current Assets
Cash and cash equivalents................................... (Pounds)  446,333
Trade receivable............................................           272,115
Other receivables...........................................           333,428
Inventories.................................................         1,600,604
Prepaid Expenses............................................            97,258
                                                             -----------------
      Total Current Assets..................................         2,749,738
Property, Plant and Equipment--net .........................           610,520
Design technology, less amortization of (Pounds)101,667.....           298,333
                                                             -----------------
Total assets................................................ (Pounds)3,658,591
                                                             =================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Bank overdrafts............................................. (Pounds)  475,857
Accounts Payable
  Trade.....................................................         1,080,960
  Other.....................................................         2,351,058
Payments on account.........................................         1,726,474
Accrued expenses............................................         1,410,512
Current portion of finance leases...........................            67,855
                                                             -----------------
      Total Current Liabilities.............................         7,112,716
Long Term Debt
Obligations under finance leases............................           103,857
Stockholders' Equity
Ordinary shares, par value (Pounds)1 each:
  Authorised 250,000 shares
  Issued and outstanding 250,000 shares.....................           250,000
  Accumulated deficit.......................................        (3,807,902)
                                                             -----------------
                                                                    (3,557,982)
                                                             -----------------
Total liabilities and stockholders' equity.................. (Pounds)3,658,591
                                                             =================


   The accompanying notes are an integral part of these financial statements.

        BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

                            STATEMENT OF OPERATIONS

                                                               PERIOD FROM
                                                            JANUARY 1, 1995 TO
                                                            NOVEMBER 10, 1995
                                                            ------------------
Net sales of goods......................................... (Pounds) 3,243,216
Cost of goods sold.........................................          3,071,656
                                                            ------------------
                                                                       171,560
Selling administrative and general expenses................          3,162,924
                                                            ------------------
OPERATING LOSS.............................................         (2,991,364)
Interest (Expenses)/Income.................................           (137,248)
                                                            ------------------
LOSS BEFORE INCOME TAXES...................................         (3,128,612)
Income Taxes...............................................                --
                                                            ------------------
NET LOSS................................................... (Pounds)(3,128,612)
                                                            ==================



   The accompanying notes are an integral part of these financial statements.

        BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                   COMMON         ACCUMULATED
                                    STOCK           DEFICIT              TOTAL
                               --------------- ------------------  ------------------
      Balance at January 1,
       1995................... (Pounds)250,000 (Pounds)  (679,370) (Pounds)  (429,370)
      Net Loss................             --          (3,128,612)         (3,128,612)
                               --------------- ------------------  ------------------
      Balance at November 10,
       1995................... (Pounds)250,000 (Pounds)(3,807,982) (Pounds)(3,557,982)
                               =============== ==================  ==================



   The accompanying notes are an integral part of these financial statements.

        BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

                            STATEMENT OF CASH FLOWS

                                                              PERIOD FROM
                                                           JANUARY 1, 1995 TO
                                                           NOVEMBER 10, 1995
                                                           ------------------
OPERATING ACTIVITIES
Net Loss.................................................. (Pounds)(3,128,612)
Adjustments to reconcile net loss to net cash used in
 operating activities:
 Depreciation and Amortization............................            154,726
Changes in operating assets and liabilities:
 Trade receivable.........................................            508,203
 Other receivables........................................           (224,493)
 Inventory................................................             69,694
 Prepaids.................................................            (36,427)
 Accounts payable.........................................            744,831
 Other liabilities........................................          1,306,010
                                                           ------------------
 NET CASH USED IN OPERATING ACTIVITIES....................           (606,068)
INVESTING ACTIVITIES
Purchase of property and equipment........................           (463,818)
                                                           ------------------
NET CASH USED IN INVESTING ACTIVITIES.....................           (463,818)
                                                           ------------------
DECREASE IN CASH AND CASH EQUIVALENTS.....................         (1,069,886)
Cash and cash equivalents at beginning of period..........          1,516,219
                                                           ------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD................ (Pounds)   446,333
                                                           ==================


   The accompanying notes are an integral part of these financial statements.

       BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

  Badalex Limited (the Company) is incorporated and operates in the United Kingdom and its principal business is designing, manufacturing and marketing machinery to be used to manufacture light bulbs.

  Chicago Miniature Lamp, Inc. through its wholly-owned subsidiary, Badalex Limited, acquired the business, substantially all of the assets, and assumed certain liabilities of STT Badalex Limited on November 10, 1995. Badalex Limited was incorporated for the purpose of that and certain insignificant acquisitions. The accompanying financial statements, which relate to the former operations of STT Badalex Limited, have been prepared by the management of Badalex Limited in accordance with U.S. generally accepted accounting principles solely for the registration of Chicago Miniature Lamp, Inc. securities with the Securities and Exchange Commission.

  Financial statements prepared and filed in the United Kingdom for statutory reporting purposes will be in accordance with United Kingdom generally accepted accounting principles and may significantly differ from financial statements prepared under U.S. generally accepted accounting principles.

REVENUE RECOGNITION

  Sales and revenues recognition is based on the passage of ownership, usually with shipment of product.

INVENTORIES

  Inventories are valued at the lower of cost or market.

PROPERTY AND EQUIPMENT

  Property, plant and equipment is accounted for on the basis of cost. Provisions for depreciation are computed on a straight-line basis at annual rates calculated to amortize the cost of depreciable properties over their estimated useful lives.

INTANGIBLE ASSETS

  Intangible assets include design technology which is being amortized using the straight-line method over its estimated useful life.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The Company's financial instruments include trade accounts receivable, bank overdrafts, accounts payable, and capital leases. The fair values of all financial instruments were not materially different from their carrying values.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INCOME TAXES

  The Company uses the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

       BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

CASH EQUIVALENTS

  Cash equivalents represent highly liquid investments with a maturity of three months or less when purchased.

NOTE 2--INVENTORIES

                                                                 NOVEMBER 10,
                                                                     1995
                                                               -----------------
Work in progress.............................................. (Pounds)1,481,870
Finished goods................................................           118,734
                                                               -----------------
                                                               (Pounds)1,600,604
                                                               =================

NOTE 3--PROPERTY AND EQUIPMENT

                                                                 NOVEMBER 10,
                                                                     1995
                                                                ---------------
Plant & Machinery.............................................. (Pounds)200,000
Office Fixtures & Fittings.....................................         216,288
Motor Vehicles.................................................         117,611
Leasehold Improvements.........................................         343,402
                                                                ---------------
                                                                        877,301
Less reserve for depreciation and amortization.................         266,781
                                                                ---------------
                                                                (Pounds)610,520
                                                                ===============

NOTE 4--LONG-TERM LEASES

  The company has capital leases for automobiles and office equipment. Amortization is included in depreciation expenses. The future minimum rental payments, by year and in total for all capital leases as of November 10, 1995 are as follows:

                                                 OPERATING       FINANCING
                                                   LEASES         LEASES
                                               -------------- ---------------
1996.......................................... (Pounds)75,000 (Pounds) 83,597
1997..........................................        252,000          68,033
1998..........................................                         31,063
1999..........................................                          9,512
2000..........................................                          4,756
                                                              ---------------
Total Minimum Lease Payments..................                        196,961
Less amounts representing interest............                        (25,249)
                                                              ---------------
  Present Value of Minimum Lease Payments.                    (Pounds)171,172
                                                              ===============

  Rental expense for facilities amounted to (Pounds)96,277 for the period ended November 10, 1995.

  Automobiles and office equipment include the following leased property under capital leases:

Automobiles.................................................... (Pounds)117,611
Office Equipment...............................................         115,224
Accumulated Depreciation.......................................         (83,412)
                                                                ---------------
                                                                (Pounds)149,423
                                                                ===============

       BADALEX LIMITED (FORMERLY THE OPERATIONS OF STT BADALEX LIMITED)

NOTE 5--BENEFIT PLANS

  The Company has a pension plan that enables substantially all employees who meet eligibility requirements to make voluntary contributions in the form of withholdings from salary. The Company makes matching contributions at a rate approximating 20% of a participant's contributions. The Company incurred compensation expense of (Pounds)105,383 during the period ended November 10, 1995 related to the plan.

NOTE 6--SIGNIFICANT CUSTOMER

  The Company operates in one business segment, that of a machine manufacturer. One customer accounted for revenues of approximately (Pounds)1.8 million.

NOTE 7--DEFERRED INCOME TAXES

  Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Significant components of the deferred tax asset not provided within the accounts is as follows:

Accelerated Capital Allowances.................................. (Pounds)11,735
Disallowed Provisions...........................................        100,255
Losses..........................................................      1,039,496
                                                                 --------------
                                                                      1,151,486
Valuation Allowance.............................................     (1,151,486)
                                                                 --------------
                                                                  (Pounds)  --
                                                                 ==============

NOTE 8--RELATED PARTIES

  Included within the other receivable balance and the other accounts payable is (Pounds)132,263 and (Pounds)1,798,252, respectively, which are due from and to affiliated companies of STT Badalex Limited.

                              FINANCIAL STATEMENTS

                                FERNSITE LIMITED

                         (FORMERLY STT BADALEX LIMITED)


  The following unaudited balance sheets at December 31, 1994 and 1993 and unaudited profit and loss accounts and notes to the unaudited financial statements for the years ended December 31, 1994 and 1993 of Fernsite Limited (formerly STT Badalex Limited) have been prepared from information previously filed with the Securities and Exchange Commission. Such information was purported to be prepared in accordance with applicable auditing standards for United Kingdom statutory reporting purposes and are not comparable to the 1995 audited financial statements of Badalex Limited (formerly the operations of STT Badalex Limited), which have been prepared in accordance with U.S. generally accepted accounting principles. The references in the following unaudited financial statements to applicable accounting standards are references to those standards applicable for United Kingdom statutory reporting purposes.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                      PROFIT AND LOSS ACCOUNT (UNAUDITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993

                                        NOTE       1994             1993
                                        ---- ----------------  --------------
                                                 (Pounds)         (Pounds)
Turnover...............................   1         3,742,146       2,629,647
Cost of sales..........................            (3,018,870)     (1,714,194)
                                             ----------------  --------------
Gross profit...........................               723,276         915,453
Administrative expenses................            (1,192,199)       (812,158)
                                             ----------------  --------------
Operating (loss)/profit................              (468,923)        103,295
Net interest...........................   2           (71,055)            238
                                             ----------------  --------------
(Loss)/profit on ordinary activities
 before taxation.......................   3          (539,978)        103,533
Tax on (loss)/profit on ordinary
 activities............................   4            50,300         (48,250)
                                             ----------------  --------------
(Loss)/profit for the financial year
 deducted from reserves................  11  (Pounds)(489,678) (Pounds)55,283
                                             ================  ==============




 The accompanying accounting policies and notes form an integral part of these financial statements.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

           BALANCE SHEET AS OF 31 DECEMBER 1994 AND 1993 (UNAUDITED)

                         NOTE                        1994                                 1993
                         ----                  -----------------                     ---------------
Fixed assets
Tangible assets.........   5                   (Pounds)6,483,454                     (Pounds)598,839
Current assets
Stocks..................   6  (Pounds)546,220                     (Pounds)1,130,787
Debtors.................   7        1,149,430                               766,279
Cash at bank and in
 hand...................            1,516,217                               100,562
                              ---------------                     -----------------
                                    3,211,867                             1,997,628
Creditors: amounts
 falling due within one
 year...................   8       (3,968,539)                           (2,291,184)
                              ---------------                     -----------------
Net current
 liabilities............                                (756,672)                           (293,556)
Creditors: amounts
 falling due after one
 year...................   9                             (69,510)                                --
                                               -----------------                     ---------------
Total assets less
 current liabilities....                       (Pounds)5,657,272                     (Pounds)305,283
                                               =================                     ===============
Capital and reserves
Called up share
 capital................  10                             250,000                             250,000
Revaluation reserve.....  11                           5,841,667                                 --
Profit and loss
 account................  11                            (434,395)                             55,283
                                               -----------------                     ---------------
Shareholders' funds.....  12                   (Pounds)5,657,272                     (Pounds)305,283
                                               =================                     ===============


 The accompanying accounting policies and notes form an integral part of these financial statements.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

           STATEMENT OF TOTAL RECOGNIZED GAINS AND LOSSES (UNAUDITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993

                                                    1994              1993
                                              -----------------  --------------
                                                  (Pounds)          (Pounds)
(Loss)/profit for the financial year........           (489,678)         55,283
Unrealized surplus on revaluation of certain
 assets.....................................          5,841,667             --
                                              -----------------  --------------
Total recognized gains and losses for the
 year.......................................  (Pounds)5,351,989  (Pounds)55,283
                                              =================  ==============



 The accompanying accounting policies and notes form an integral part of these financial statements.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                   PRINCIPAL ACCOUNTING POLICIES (UNAUDITED)

  The financial statements have been prepared in accordance with applicable accounting standards and under the historical cost convention except that certain fixed assets are shown at their revalued amounts.

  The principal accounting policies of the company, other than revaluation of certain fixed assets have remained unchanged from the previous year and are set out below.

TURNOVER

  Turnover is the total amount receivable by the company for goods supplied and services provided, excluding VAT and trade discounts.

  In the case of long-term contracts, turnover reflects the contract activity during the period and represents the proportion of total contract value which costs incurred to date bear to total expected contract costs.

DEPRECIATION

  Depreciation is calculated to write down the cost or valuation less estimated residual value of all tangible fixed assets by equal annual installments over their expected useful lives. The rates generally applicable are:

       Plant and machinery           --  2 or 5 years
       Office fixtures and fittings  --  2 years
       Motor vehicles                --  2 years
       Design and technology         -- 10 years

LONG-TERM CONTRACTS

  The attributable profit on long-term contracts is recognized once their outcome can be assessed with reasonable certainty. The profit recognized reflects the proportion of work completed to date on the project.

  Costs associated with long-term contracts are included in stock to the extent that they cannot be matched with contract work accounted for as turnover. Long-term contract balances included in stocks are stated at cost, after provision has been made for any foreseeable losses.

  Full provision is made for losses on all contracts in the year in which the loss is first foreseen.

STOCKS

  Stocks are stated at the lower of cost and net realizable value.

DEFERRED TAXATION

  Deferred tax is provided for under the liability method using the tax rates estimated to arise when the timing differences reverse and is accounted for to the extent that it is probable that a liability or asset will crystallise. Unprovided deferred tax is disclosed as a contingent liability.

  Debit balances arising in respect of advance corporation tax on dividends payable or proposed are carried forward to the extent that they are expected to be recoverable.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                   PRINCIPAL ACCOUNTING POLICIES (UNAUDITED)

FOREIGN CURRENCIES

  Transactions in foreign currencies are translated at the exchange rate ruling at the date of the transaction. Monetary assets and liabilities in foreign currencies are translated at the rates of exchange ruling at the balance sheet date.

CONTRIBUTIONS TO PENSION FUNDS

Defined contributions scheme

  These pension costs charged against profits represent the amount of the contributions payable to the scheme in respect of the accounting period.

LEASED ASSETS

  Assets held under finance leases and hire purchase contracts are capitalised in the balance sheet and depreciated over their expected useful lives. The interest element of leasing payments represents a constant proportion of the capital balance outstanding and is charged to the profit and loss account over the period of the lease.

  All other leases are regarded as operating leases and the payments made under them are charged to the profit and loss account on a straight-line basis over the lease term.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                 NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993
1 TURNOVER AND LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION

  Turnover and loss on ordinary activities before taxation are attributable to the company's principal activities. Disclosure or turnover and profit by class of business has not been made as the directors consider that such disclosure would be prejudicial to the interests of the company.

  The analysis of turnover and loss before taxation by geographical market has not been disclosed.

  The loss on ordinary activities is stated after:

                                                  1994              1993
                                            -----------------  ---------------
                                                (Pounds)          (Pounds)
Depreciation..............................            109,130           69,113
Amortisation of goodwill..................                --            50,000
Other operating lease rentals.............             28,335          174,907
Pension costs.............................             65,723           29,992
Auditors' remuneration....................                --             8,000
                                            =================  ===============

2 NET INTEREST

                                                  1994              1993
                                            -----------------  ---------------
                                                (Pounds)          (Pounds)
Interest payable on bank loans, overdrafts
 and other loans..........................            (83,599)            (785)
Interest receivable.......................             12,544            1,023
                                            -----------------  ---------------
Net interest (payable)/receivable.........  (Pounds)  (71,055) (Pounds)    238
                                            =================  ===============

3 DIRECTORS AND EMPLOYEES

  Staff costs during the year were as follows:

                                                  1994              1993
                                            -----------------  ---------------
                                                (Pounds)          (Pounds)
Wages and salaries........................            980,173          587,454
Social security costs.....................            100,027           68,328
Other pension costs.......................             65,723           29,992
                                            -----------------  ---------------
                                            (Pounds)1,145,923  (Pounds)685,774
                                            =================  ===============

  The average number of employees of the company during the period was 53 (1993-94)

                                                                    1994   1993
                                                                   NUMBER NUMBER
                                                                   ------ ------
Design............................................................    7      6
Manufacturing.....................................................   22     19
Sales.............................................................   11      9
Administrative....................................................   13     11
                                                                    ---    ---
                                                                     53     45
                                                                    ===    ===

  Remuneration in respect of directors was as follows:

Management remuneration.......................... (Pounds)121,596 (Pounds)85,346
                                                  =============== ==============

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993
  The emoluments of the directors, excluding pension contributions, were as follows:

                                                        1994           1993
                                                   -------------- --------------
  The highest paid director....................... (Pounds)48,056 (Pounds)35,746
                                                   ============== ==============

                                                                   NUMBER NUMBER
                                                                   ------ ------
Other directors
(Pounds)0 to (Pounds)5,000........................................    6      2
(Pounds)5,001 to (Pounds)10,000...................................  --       1
(Pounds)15,001 to (Pounds)20,000..................................  --       1
(Pounds)20,001 to (Pounds)21,000..................................    1    --
(Pounds)30,001 to (Pounds)35,000..................................  --       1
(Pounds)40,001 to (Pounds)45,000..................................    1    --
                                                                    ===    ===

4 TAX ON (LOSS)/PROFIT ON ORDINARY ACTIVITIES

The tax charge is based on the profit for the period and represents:

                                                      1994             1993
                                                 ---------------  --------------
Corporation tax (credit)/charge at 49%.......... (Pounds)(50,300) (Pounds)48,250
                                                 ===============  ==============

5 TANGIBLE FIXED ASSETS

                                                                 OFFICE
                                                 PLANT &       FIXTURES &
                                TOTAL           MACHINERY       FITTINGS    MOTOR VEHICLES  DESIGN TECHNOLOGY
                          -----------------  --------------- -------------- --------------  -----------------
                              (Pounds)          (Pounds)        (Pounds)       (Pounds)         (Pounds)
Cost
At 1 January 1994.......            667,952          200,000         47,952         20,000            400,000
Additions...............            154,557              --          64,941         89,616                --
Surplus on revaluation..          5,820,000              --             --             --           5,820,000
Disposals...............             (7,000)             --             --          (7,000)               --
                          -----------------  --------------- -------------- --------------  -----------------
At 31 December 1994.....          6,635,509          200,000        112,893        102,616          6,220,000
                          -----------------  --------------- -------------- --------------  -----------------
Depreciation
At 1 January 1994.......             69,113           29,792         12,237          5,417             21,667
Provided in the period..            109,130           55,000         32,558         21,572                --
Eliminated on
 revaluation............           (21,667)              --             --             --            (21,667)
Disposals...............             (4,521)             --             --          (4,521)               --
                          -----------------  --------------- -------------- --------------  -----------------
At 31 December 1994.....            152,055           84,792         44,795         22,468                --
                          -----------------  --------------- -------------- --------------  -----------------
Net book amount at 31
 December 1994..........  (Pounds)6,483,454  (Pounds)115,208 (Pounds)68,098 (Pounds)80,148  (Pounds)6,220,000
                          =================  =============== ============== ==============  =================
Net book amount at 31
 December 1993..........    (Pounds)598,839  (Pounds)170,208 (Pounds)35,715 (Pounds)14,583    (Pounds)378,333
                          =================  =============== ============== ==============  =================

  Design and technology assets include technical drawings and patterns and castings for production. At 1 January 1994 the value attributed to drawings was (Pounds)400,000 and these were being depreciated over their estimated useful life in accordance with the company's accounting policy for fixed assets.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993
  At 31 December 1994 the technical drawings were revalued by the directors. The basis of the valuation was estimated replacement value and the surplus arising of (Pounds)5,695,000 has been transferred to the revaluation reserve. In addition, a valuation of (Pounds)525,000 was placed on patterns and castings for production and this has also been transferred to the revaluation reserve.

  The figures stated above include assets held under finance leases is follows:

                                                  OFFICE             MOTOR
                                                 EQUIPMENT         VEHICLES
                                             ----------------- -----------------
                                                 (Pounds)          (Pounds)
Net book amount at 31 December 1994.........            47,818            77,170
Net book amount at 31 December 1993.........               --                --
Depreciation provided in the year...........             3,678            12,447
                                             ================= =================

6 STOCK

                                                   1994              1993
                                             ----------------- -----------------
                                                 (Pounds)          (Pounds)
Work in progress............................           420,547           972,354
Finished goods and goods for resale.........           125,673           158,433
                                             ----------------- -----------------
                                             (Pounds)  546,220 (Pounds)1,130,787
                                             ================= =================

7 DEBTORS

                                                   1994              1993
                                             ----------------- -----------------
                                                 (Pounds)          (Pounds)
Trade debtors...............................           879,922           141,246
Amounts owed by group undertakings..........            64,715            85,518
Amounts recoverable on contracts............            97,605               --
VAT debtor..................................            21,292            20,259
Corporation tax.............................             2,050               --
Prepayment and accrued income...............            60,831           502,018
Other debtors...............................            23,015            17,238
                                             ----------------- -----------------
                                             (Pounds)1,149,430   (Pounds)766,279
                                             ================= =================

 8 CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                   1994              1993
                                             ----------------- -----------------
                                                 (Pounds)          (Pounds)
Overdrafts..................................           154,330            35,889
Payments on account.........................         1,712,235            95,911
Trade creditors.............................           516,112           266,627
Social security and other taxes.............            40,086            31,874
Current taxation............................               --             48,250
Amounts owed to group undertakings..........           815,766            91,386
Accruals and deferred income................           365,410           516,781
Deferred purchase consideration.............           306,312         1,204,466
Obligations due under finance lease.........            37,108               --
Other creditors.............................            21,180               --
                                             ----------------- -----------------
                                             (Pounds)3,968,539 (Pounds)2,291,184
                                             ================= =================

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993
 9 CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR

                                                                 1994     1993
                                                               -------- --------
                                                               (Pounds) (Pounds)
Obligations under finance lease...............................  69,510      --
                                                                ======  =======

10 SHARE CAPITAL

                                                     1994            1993
                                                --------------- ---------------
Authorised
250,000 ordinary shares of (Pounds)1 each...... (Pounds)250,000 (Pounds)250,000
                                                =============== ===============
Allotted, called up and fully paid
250,000 ordinary shares of (Pounds)1 each...... (Pounds)250,000 (Pounds)250,000
                                                =============== ===============

11 OTHER RESERVES

                                                REVALUATION    PROFIT AND LOSS
                                                  RESERVE          ACCOUNT
                                             ----------------- ----------------
                                                 (Pounds)          (Pounds)
At 1 January 1994...........................               --            55,283
Loss for the period.........................               --          (489,678)
Surplus on revaluation of assets............         5,841,667              --
                                             ----------------- ----------------
At 31 December 1994......................... (Pounds)5,841,667 (Pounds)(434,395)
                                             ================= ================

  During the year the directors revalued certain assets as disclosed in note 5.

12 RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                      1994          1994              1993
                                    --------- -----------------  ---------------
                                    (Pounds)      (Pounds)          (Pounds)
(Loss)/profit for the financial
 period...........................                     (489,678)          55,283
Issue of shares...................                          --           250,000
Surplus on revaluation:
  --Technical drawings............  5,316,667
  --Patterns and castings for
   production.....................    525,000
                                    ---------
                                                      5,841,667              --
                                              -----------------  ---------------
Net increase in shareholders'
 funds............................                    5,351,989          305,283
Shareholders' funds at 1 January
 1994.............................                      305,283              --
                                              -----------------  ---------------
Shareholders' funds at 31 December
 1994.............................            (Pounds)5,657,272  (Pounds)305,283
                                              =================  ===============

13 CAPITAL COMMITMENTS

  There were no capital commitments at 31 December 1994 or 31 December 1993.

                FERNSITE LIMITED (FORMERLY STT BADALEX LIMITED)

                 FOR THE YEARS ENDED 31 DECEMBER 1994 AND 1993

14 CONTINGENT LIABILITIES

  There were no contingent liabilities at 31 December 1994 or 31 December
1993.

15 PENSIONS

Defined contribution scheme

  The company does not operate a pension scheme but it does make defined contributions to the personal pension plans of its employees.

16 TRANSACTION WITH A DIRECTOR

  Fees of (Pounds)16,656 were paid to Dawnlink Limited, a company in which N J Robson has an interest, in respect of consultancy services provided to STT Projects Limited.

17 ULTIMATE PARENT UNDERTAKING

  The directors consider that the ultimate parent undertaking of this company is PRT Group Limited, which is registered in England and Wales and heads the largest group of undertakings for which group accounts have been drawn up.

  The smallest group of undertakings for which group accounts have been drawn up is that headed by STT Holdings Limited which is registered in England and Wales.

18 POST BALANCE SHEET EVENT

  The trade accounts and certain assets of STT Badalex Limited were sold on 10 November 1995.

MANUFACTURING TECHNOLOGIES
--------------------------------------------------------------------------------
         3-D CAD CAM DESIGN                    PLASTIC MOLDING & INJECTION
        LAMP MAKING EQUIPMENT                        QUALITY CONTROL

QUALITY AWARDS
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY SUCH SECURITIES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

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                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Price Range of Common Stock..............................................  10
Dividend Policy..........................................................  10
Use of Proceeds..........................................................  11
Capitalization...........................................................  12
Selected Financial Data..................................................  13
Selected Pro Forma Condensed Consolidated Financial Data ................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  16
Business.................................................................  21
Management...............................................................  33
Certain Transactions.....................................................  37
Principal and Selling Shareholders.......................................  38
Description of Capital Stock.............................................  39
Shares Eligible for Future Sale..........................................  40
Underwriting.............................................................  41
Legal Matters............................................................  42
Experts..................................................................  42
Relationship with Independent Accountants................................  43
Available Information....................................................  43
Index to Financial Statements............................................ F-1

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                               4,200,000 SHARES

                                    [LOGO]

                         CHICAGO MINIATURE LAMP, INC.

                                 COMMON STOCK

                                   --------

                                  PROSPECTUS

                               OCTOBER 10, 1996

                                   --------

                               SMITH BARNEY INC.

                       RAYMOND JAMES & ASSOCIATES, INC.

                              MCDONALD & COMPANY
                               SECURITIES, INC.

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